EXHIBIT 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT
by and among
FIRSTCASH HOLDINGS, INC.,
ATLANTIS MERGER SUB, INC.,
FIRSTCASH, INC.,
AFF SERVICES, INC.,
AMERICAN FIRST FINANCE INC.,
DOUGLAS R. RIPPEL REVOCABLE TRUST,
2013 DOUGLAS R. RIPPEL IRREVOCABLE TRUST
and
DOUGLAS R. RIPPEL
Dated as of October 27, 2021

TABLE OF CONTENTS

ARTICLE 1 PARENT MERGER
1.1	Parent Merger
1.2	Effects of the Parent Merger
1.3	Effect on Securities
1.4	Parent Equity Awards

ARTICLE 2 AFF CONTRIBUTION
2.1	AFF Contribution
2.2	Closing
2.3	Closing Payments and Estimated Closing Statement
2.4	Earn-out Payments
2.5	Loan Payoff
2.6	Further Action
2.7	Withholding
2.8	Post-Closing Adjustment to Cash Consideration
2.9	Reserved.
2.10	Internal Reorganization
2.11	Allocation of Consideration

ARTICLE 3 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND SELLER
3.1	Authority; Binding Nature of Agreement
3.2	Subsidiaries; Due Incorporation
3.3	Internal Reorganization; Organizational Documents
3.4	Capitalization
3.5	Non-Contravention; Consents
3.6	Financial Statements; PPP Loan
3.7	Absence of Certain Changes
3.8	Title to Assets
3.9	Real Property; Leasehold
3.10	Intellectual Property
3.11	Regulatory Matters
3.12	Material Contracts.
3.13	Liabilities
3.14	Compliance with Laws
3.15	Certain Business Practices
3.16	Tax Matters
3.17	Employee Benefit Plans and Employee Matters
3.18	Environmental Matters
3.19	Insurance
3.20	Legal Proceedings; Orders
3.21	Financial Advisor
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3.22	Related Party Transactions
3.23	Vendors
3.24	COVID-19 Matters

ARTICLE 4 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES
4.1	Authority; Binding Nature of Agreement
4.2	Non-Contravention
4.3	Title to Securities
4.4	Legal Proceedings
4.5	Financial Advisor
4.6	Investment Representations.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PARENT PARTIES
5.1	Due Incorporation; Subsidiaries
5.2	Authority; Binding Nature of Agreement
5.3	Non-Contravention; Consents
5.4	Litigation
5.5	No Vote Required
5.6	Financing
5.7	Capitalization
5.8	Parent SEC Reports
5.9	No Prior Activities of New Parent or Merger Sub

ARTICLE 6 CERTAIN COVENANTS OF THE COMPANY
6.1	Access
6.2	Conduct of the Business of the Company
6.3	No Solicitation
6.4	Affiliated Transactions
6.5	Financing

ARTICLE 7 ADDITIONAL COVENANTS OF THE PARTIES
7.1	Regulatory Filings; Notices and Consents.
7.2	Employee Benefits; Appreciation Bonus Plan
7.3	Indemnification of Officers and Directors
7.4	Disclosure; Confidentiality
7.5	Tax Matters.
7.6	Notification of Certain Events
7.7	NASDAQ Listing
7.8	Cooperation; Efforts
7.9	Section 16 Matters
7.10	Ancillary Acquisitions

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ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT PARTIES
8.1	Accuracy of Representations and Warranties.
8.2	Performance of Covenants
8.3	HSR Clearance
8.4	Consents
8.5	No Restraints
8.6	Agreements and Documents
8.7	Material Adverse Effect

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLER PARTIES
9.1	Accuracy of Representations and Warranties
9.2	Performance of Covenants
9.3	HSR Clearance
9.4	No Restraints
9.5	Closing Certificate

ARTICLE 10 TERMINATION
10.1	Termination
10.2	Effect of Termination

ARTICLE 11 SURVIVAL; INDEMNIFICATION
11.1	Survival
11.2	Indemnification by Seller and the Stockholders.
11.3	Indemnification by Parent.
11.4	Indemnification Procedures.
11.5	Recovery; Remedies Exclusive.
11.6	Determination of Loss Amount; Mitigation.
11.7	Treatment of Indemnity Payments

ARTICLE 12 MISCELLANEOUS PROVISIONS
12.1	Amendment
12.2	Expenses
12.3	Waiver
12.4	Entire Agreement; Counterparts
12.5	Applicable Law; Jurisdiction
12.6	Assignment; Successors
12.7	Third Party Beneficiaries
12.8	Notices
12.9	Severability
12.1	Conflict of Interest
12.11	Attorney-Client Privilege
12.12	No Implied Representations; Non-Reliance
12.13	Specific Performance
12.14	Seller Release
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12.15	Construction
12.16	Disclosure Schedules

Exhibits

Exhibit A	–	Certain Definitions
Exhibit B	–	Restrictive Covenant Agreements
Exhibit C	–	Earn-out Payments Exhibit
Exhibit D	–	Registration Rights
Exhibit E	–	Company LLC Agreement

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BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (as may be amended from time to time, this “Agreement”) is made and entered into as of October 27, 2021, by and among (a) FirstCash, Inc., a Delaware corporation (“Parent”), (b) FirstCash Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“New Parent”), (c) Atlantis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Merger Sub,” and together with Parent and New Parent, the “Parent Parties”), (d) AFF Services, Inc., a Delaware corporation (the “Seller”), (e) American First Finance Inc., a Kansas corporation (the “Company”), (f) Douglas R. Rippel Revocable Trust, a trust formed under the laws of the State of Kansas, and 2013 Douglas R. Rippel Irrevocable Trust, a trust formed under the laws of the State of Kansas (collectively, the “Stockholders”) and (g) Douglas R. Rippel, an individual resident of the state of Kansas (“Rippel,” and together with the Stockholders and Seller the “Seller Parties”). The Company, each Parent Party and each Seller Party are referred to individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.The Stockholders currently own 100% of the issued and outstanding shares of Company Stock and 100% of the issued and outstanding shares of capital stock of Seller (the “Seller Stock”).
B.Rippel is the grantor and current trustee for each of the Stockholders and he and the beneficiaries of the Stockholders will receive significant benefits from the Transactions.
C.Prior to the Closing and in accordance with Section 2.10, Seller, the Company and the Stockholders, pursuant to Rev. Rul. 2008-18, will effect a reorganization of the Company, pursuant to which: (i) Stockholders will contribute 100% of the Company Stock as a contribution of capital to Seller, as a result of which the Seller will own 100% of the issued and outstanding shares of Company Stock; (ii) the Stockholders will cause Seller to file IRS Form 8869 to elect to treat the Company as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code (steps (i) and (ii) referred to collectively herein as the “F Reorganization”); and (iii) at least one day following the filing of the IRS Form 8869 referenced in step (ii), the Stockholders and Seller will cause the Company to convert to a Delaware limited liability company and an entity disregarded as separate from Seller for U.S. federal income tax purposes, and adopt, and maintain through the Closing, the Company LLC Agreement (step (iii), the “Conversion” and, together with the steps contemplated by the F Reorganization, the “Internal Reorganization”).
D.New Parent wishes to acquire Parent and the Company by effecting (i) a merger in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”) whereby Merger Sub shall be merged with and into Parent, with Parent surviving such merger as a direct wholly owned Subsidiary of New Parent (the “Parent Merger”) and (ii) immediately following the consummation of the Parent Merger, a contribution whereby Seller will contribute all of the Company Stock to New Parent in exchange for the Consideration, resulting in the Company becoming a direct wholly owned Subsidiary of New Parent (the “AFF Contribution”).
E.The board of directors of Parent (the “Parent Board”) has unanimously (i) determined that the terms of this Agreement and the Transactions are fair, advisable and in the best interests of Parent and the holders of Parent Common Stock (the “Parent Stockholders”) and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions.
F.The board of directors of New Parent (the “New Parent Board”) has unanimously (i) determined the terms of this Agreement and the Transactions are fair, advisable and in the best interests of Parent and New Parent and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions.
G.Parent, acting in its capacity as the sole stockholder of New Parent, will adopt this Agreement promptly following its execution (the “New Parent Stockholder Approval”).
H.The board of directors of Merger Sub has unanimously (i) determined the terms of this Agreement and the Transactions are fair, advisable and in the best interests of New Parent and Merger Sub and (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Transactions.
I.New Parent, acting in its capacity as the sole stockholder of Merger Sub, will adopt this Agreement immediately following its execution (the “Merger Sub Stockholder Approval”).
J.The board of directors of the Company has approved this Agreement and the consummation of the Transactions.
K.Upon the terms and subject to the conditions set forth in this Agreement, New Parent desires to acquire from Seller, and the Stockholders desire to cause Seller to transfer to New Parent, 100% of the issued and outstanding shares of Company Stock, in exchange for the consideration set forth herein.
L.For U.S. federal income tax purposes, the relevant Parties intend to treat (i) the Parent Merger and AFF Contribution (including the Earn-out Payments) as integrated transactions constituting a single exchange qualifying as a transaction described in Section 351 of the Code, (ii) each of the F Reorganization and the Parent Merger as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
M.The Seller Parties have entered into a restrictive covenant agreement with Parent in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) effective as of and expressly contingent upon the Closing.
N.The Seller Parties have entered into an amendment to that certain Fortress Facility (the “Fortress Facility Amendment”).
AGREEMENT
The Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
PARENT MERGER
1.1Parent Merger.
(a)Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Section 251(g) of the DGCL, at the Effective Time, Merger Sub shall be merged with and into Parent. As a result of the Parent Merger, the separate corporate existence of Merger Sub will cease, and Parent will survive and continue to exist as a Delaware corporation and direct wholly owned Subsidiary of New Parent (the entity surviving the Parent Merger, the “Parent Surviving Corporation”). To the extent relating to the Parent Merger, this Agreement shall be a plan of merger for all purposes under the DGCL.

(b)As early as practicable on the Closing Date, the Parties shall cause the Parent Merger to be consummated by filing a certificate of merger relating to the Parent Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the “Parent Certificate of Merger”). The Parent Merger shall become effective at such time at which the Parent Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as the Company and Parent shall agree and as shall be specified in the Parent Certificate of Merger (“Effective Time”).
(c)At the Effective Time, the effect of the Parent Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Parent and Merger Sub shall vest in Parent Surviving Corporation, and all debts, liabilities and duties of Parent and Merger Sub shall become the debts, liabilities and duties of Parent Surviving Corporation.
1.2Effects of the Parent Merger.
(a)General Effects. At the Effective Time, the Parent Merger shall have the effects set forth in Sections 251(g) and 259(a) of the DGCL.
(b)Organizational Documents of New Parent. Prior to the Closing, Parent, as the sole stockholder of New Parent, and New Parent shall take all requisite action to cause the certificate of incorporation of New Parent (the “New Parent Certificate of Incorporation”) and the bylaws of New Parent (the “New Parent Bylaws”) in effect immediately following the Effective Time to be in forms substantially identical to the current certificate of incorporation and bylaws of Parent, which shall comply with the requirements of Section 251(g) of the DGCL.
(c)Organizational Documents of Parent Surviving Corporation. At the Effective Time, the certificate of incorporation of the Parent Surviving Corporation shall be substantially in the form as the current certificate of incorporation for New Parent (which shall comply with the requirements of Section 251(g) of the DGCL), until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Parent Surviving Corporation shall be amended to read in their entirety as the bylaws of Merger Sub (except that references to the name of Merger Sub shall be replaced by references to the name of the Parent Surviving Corporation), until thereafter amended in accordance with applicable Law.
(d)Directors and Officers of New Parent. Prior to the Closing, Parent, as the sole stockholder of New Parent, and New Parent shall take all action necessary to (i) elect as directors of New Parent (A) effective as of the Effective Time the persons who are the directors of Parent immediately prior to the Effective Time, which persons shall be appointed to the same class of directors as the class such directors are currently members of, and, (B) effective one Business Day following the Closing, Rippel, with Rippel being appointed to the class of directors whose term expires at the 2024 annual meeting of New Parent stockholders, each to hold office in accordance with the New Parent Certificate of Incorporation and the New Parent Bylaws, and (ii) appoint the persons who are the officers of Parent immediately prior to the Effective Time as officers holding the same offices of New Parent effective as of the Effective Time, each such person to hold office in accordance with the New Parent Certificate of Incorporation and the New Parent Bylaws. Rippel shall provide the Parent Parties with such information as is required to be disclosed under applicable Law with respect to Rippel’s appointment to the board of directors of New Parent and the completion of Parent’s current standard director and officer questionnaire at least 10 Business Days prior to the Closing Date.

(e)Directors and Officers of Parent Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Parent Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of Parent Surviving Corporation from and after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Parent Surviving Corporation.
1.3Effect on Securities. At the Effective Time, by virtue of the Parent Merger and without any action on the part of any Party or the holders of any securities of Parent or Merger Sub:
(a)Generally. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Parent Common Stock to be cancelled pursuant to Section 1.3(c)) shall be converted into one share of duly authorized, validly issued, fully paid and nonassessable New Parent Common Stock. All such shares of Parent Common Stock that were issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and each certificate or certificates which immediately prior to the Effective Time represented any such shares of Parent Common Stock or book-entry shares which immediately prior to the Effective Time represented shares of Parent Common Stock shall thereafter represent the shares of New Parent Common Stock into which they converted.
(b)Merger Sub Common Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as one share of common stock of Parent Surviving Corporation, which, except as provided in Section 1.3(c), shall constitute the only outstanding shares of common stock of Parent Surviving Corporation.
(c)Cancellation of Certain Parent Shares. Each share of Parent Common Stock held in the treasury of Parent, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
1.4Parent Equity Awards.
(a)Parent Restricted Stock Unit Awards. At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holders thereof, each award of restricted stock units granted under a Parent Equity Incentive Plan representing the right to receive shares of Parent Common Stock (a “Parent Restricted Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into an award of restricted stock units representing the right to receive shares of New Parent Common Stock (a “New Parent Restricted Stock Unit Award”) with the same terms and conditions (including with respect to vesting) applicable to the corresponding Parent Restricted Stock Unit Award under the applicable Parent Equity Incentive Plan and Parent Award Agreement as of immediately prior to the Effective Time and representing the right to receive a number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Restricted Stock Unit Award as of immediately prior to the Effective Time.
(b)Parent Performance Share Unit Awards. At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holders thereof, each award of performance share units granted under a Parent Equity Incentive Plan representing the right to receive shares of Parent Common Stock (a “Parent Performance Share Unit Award”) that is outstanding as of immediately prior to the Effective Time shall be assumed by New Parent and shall be converted into a performance share unit award representing the right to receive shares of New Parent Common Stock (a “New Parent PSU Award”) with the same terms and conditions (including with respect to vesting and performance conditions) applicable to the corresponding Parent Performance Share Unit Award as of immediately prior to the Effective Time and representing the right to receive, subject to the applicable level of performance attained, a number of whole shares of New Parent Common Stock equal to the number of shares of Parent Common Stock subject to such Parent Performance Share Unit Award as of immediately prior to the Effective Time; provided, however, that Parent may adjust the performance conditions applicable to the New Parent PSU Awards as necessary to take into account the effects, if any, of the Transactions.
(c)New Parent Actions. Parent and New Parent shall take all actions necessary to provide for the treatment of the Parent Restricted Stock Unit Awards and Parent Performance Share Unit Awards as set forth in the foregoing provisions of this Section 1.4, and New Parent shall take all actions necessary to reserve for issuance a number of shares of New Parent Common Stock in respect of New Parent Restricted Stock Unit Awards and New Parent PSU Awards assumed and converted pursuant to this Section 1.4. As of the Effective Time, New Parent shall assume the Parent Equity Incentive Plans, including (i) all of the obligations with respect to the Parent Restricted Stock Unit Awards and Parent Performance Share Unit Awards, as assumed and converted as set forth in the foregoing provisions of this Section 1.4 and (ii) with respect to any number of shares of Parent Common Stock that remain (or may again become) available for future issuance thereunder (“Remaining Parent Plan Shares”), subject to any limitations under applicable Law or any applicable securities exchange listing requirements. As soon as practicable following the Effective Time, New Parent shall file one or more appropriate registration statements with respect to the New Parent Restricted Stock Unit Awards and New Parent PSU Awards under this Section 1.4 and all shares of New Parent Common Stock that may be issued in connection with such New Parent Restricted Stock Unit Awards and New Parent PSU Awards and the Remaining Parent Plan Shares and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus contained therein) for so long as such awards remain outstanding.
ARTICLE 2
AFF CONTRIBUTION
2.1AFF Contribution. On the terms and subject to the conditions set forth in this Agreement, (a) at the Closing, Seller shall contribute, sell, assign, convey and transfer to New Parent, 100% of the Company Stock, free and clear of any Liens (other than any Liens created by New Parent or arising under applicable federal and state securities Laws), and (b) in consideration of the sale of the Company Stock, on the Closing Date, New Parent shall make the payments set forth in Section 2.3 and shall make the other payments required under this Agreement at the times, upon the terms and subject to the conditions set forth herein.
2.2Closing. The consummation of the Transactions (the “Closing”) shall take place remotely via electronic exchange of closing deliveries which shall take place no later than three Business Days, or on such other date as the Parties may mutually agree to, after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that, notwithstanding the foregoing provisions of this Section 2.2, the Parties shall not be required to effect the Closing before the earliest of (i) a date during the Marketing Period specified by Purchaser on no less than three (3) Business Days’ prior written notice to the Seller and (ii) the first (1st) Business Day after the final day of the Marketing Period. The date of the Closing will be referred to in this Agreement as the “Closing Date.”

2.3Closing Payments and Estimated Closing Statement.
(a)On the Closing Date, New Parent will make, or cause to be made, the following payments, as set forth herein, by wire transfer of immediately available funds to the accounts set forth next to each recipient’s name on the Estimated Closing Statement:
(i)to the Seller the aggregate Cash Consideration;
(ii)to the Seller that number of shares of New Parent Common Stock (rounded to the nearest whole share) issued in book-entry form in the name of the Seller equal to the product of (A) the number of shares of Parent Common Stock outstanding immediately prior to the Transactions (excluding, for the avoidance of doubt, the shares of New Parent Common Stock issued pursuant to this Agreement as the Stock Consideration), multiplied by (B) 19.9% (such shares of New Parent Common Stock issued to the Seller, the “Stock Consideration”);
(iii)to each Person identified on the Estimated Closing Statement, the amount of the Estimated Closing Date Transaction Expenses set forth opposite such Person’s name on the Estimated Closing Statement; and
(iv)to each Person identified on the Estimated Closing Statement, the amount of the Funded Indebtedness set forth opposite such Person’s name on the Estimated Closing Statement, which amounts shall be consistent with the Debt Payoff Amounts.
(b)Not later than three Business Days prior to the Closing Date, the Company shall deliver to New Parent a written schedule (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) the Closing Date Transaction Expenses (the “Estimated Closing Date Transaction Expenses”), and (iv) the resulting Cash Consideration. The items prepared for the Estimated Closing Statement under Section 2.3(b) shall be prepared in conformity with GAAP in accordance with the Company’s historical practices and methodologies used in preparing the Audited Balance Sheets (provided that to the extent that the Audited Balance Sheets were not in accordance with GAAP, GAAP shall apply) (the “Accounting Principles”). Following delivery of the Estimated Closing Statement, the Company shall provide New Parent and its Representatives with the opportunity to review and comment on the Estimated Closing Statement. Prior to the Closing, the Company shall consider in good faith any comments from New Parent with respect to the Estimated Closing Cash, the Estimated Closing Date Indebtedness or the Estimated Closing Date Transaction Expenses; provided, that, in the event of any disagreement between the Company and New Parent, the Estimated Closing Statement delivered by the Company shall be used for purposes of the Closing.
2.4Earn-out Payments. As additional consideration for the Company Stock sold by Seller hereunder at the Closing, and subject to adjustment pursuant to Section 2.8, New Parent shall pay the Earn-out Payments and the Additional Tax Gross Up Payments, if any, to the Seller, which shall be computed and paid in accordance with the terms and subject to the conditions set forth in Exhibit C.
2.5Loan Payoff. Prior to the Closing, the Company shall satisfy all notice requirements under the Fortress Facility Amendment and obtain a payoff letter for the Closing Date Indebtedness arising under the Fortress Facility (the “Funded Indebtedness”), which shall be in the form included with the Fortress Facility Amendment and include the dollar amount to fully discharge all such Funded Indebtedness as of the Closing, including any interest, premiums, penalties, costs of expenses that are required to be paid as a result of such discharge (the “Debt Payoff Amounts”) and providing for the release of all Liens over the property and assets of the Acquired Companies securing the obligations under such Funded Indebtedness.
2.6Further Action. If, at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Seller Parties, the officers, directors and managers of the Company after the Closing, and New Parent shall take such action, so long as such action is not inconsistent with this Agreement.
2.7Withholding. Each of New Parent and the Acquired Companies (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any recipient of consideration under this Agreement the amounts such Withholding Agent is required to deduct and withhold under applicable Law. If any withholding obligation may be reduced or avoided by providing information or documentation to a Withholding Agent, the Withholding Agent shall request such information or documentation from the applicable Person and use commercially reasonable efforts to reduce or avoid such withholding obligation. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Entity in accordance with applicable Law, such withheld amounts will be treated as having been paid to the applicable recipient of consideration under this Agreement.
2.8Post-Closing Adjustment to Cash Consideration.
(a)Within 60 days of the Closing, New Parent shall prepare and deliver to the Seller a written schedule (the “Closing Statement”) setting forth in reasonable detail its calculation of (i) the Closing Cash, (ii) the Closing Date Indebtedness, (iii) the Closing Date Transaction Expenses, and (iv) the resulting Cash Consideration. The Closing Statement shall be prepared in conformity with the Accounting Principles and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions. Following the Closing, New Parent shall provide the Seller and its Representatives reasonable access (including by electronic delivery of documents), during regular business hours, in such a manner as to not interfere with the normal operation of New Parent (subject to the execution of customary work paper access letters, if requested) work papers and books and records relating to the preparation of the Closing Statement solely for the purpose of assisting the Seller in its review of the Closing Statement and the calculations contained therein. The Parties agree that the purpose of preparing the Closing Statement and determining the Closing Date Indebtedness and the Closing Date Transaction Expenses and the related purchase price adjustment contemplated by this Section 2.8 is to measure the amount of Closing Cash, Closing Date Indebtedness and Closing Date Transaction Expenses and the resulting Cash Consideration.
(b)If the Seller disagrees with the calculations in the Closing Statement, the Seller shall notify New Parent of such disagreement in writing (the “Dispute Notice”) within 45 days after delivery of the Closing Statement. The Dispute Notice must set forth in reasonable detail any item on the Closing Statement which the Seller believes has not been prepared in accordance with this Agreement. Any item or amount that the Seller does not dispute in the Dispute Notice within such 45-day period shall be final, binding and conclusive for all purposes hereunder. In the event any such Dispute Notice is timely provided, New Parent and the Seller shall use commercially reasonable efforts for a period of 21 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations included in the Closing Statement that were disputed in the Dispute Notice. If, at the end of such period, the Seller and New Parent remain unable to resolve the dispute in its entirety, then the unresolved items and amounts thereof in dispute shall be submitted to a nationally or regionally recognized independent accounting firm, reasonably acceptable to New Parent and the Seller, which shall not be the independent accountants of New Parent or the Company (the “Dispute Auditor”). The Dispute Auditor shall determine, based solely on the provisions of this Section 2.8 and the related definitions in this Agreement and the written presentations by the Seller and New Parent, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Dispute Notice. The Dispute Auditor’s determination of the Closing Cash, the Closing Date Indebtedness and/or the Closing Date Transaction Expenses, as applicable, shall be made within 45 days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to the Seller and New Parent. A judgment of a court of competent jurisdiction selected pursuant to Section 12.5 hereof may be entered upon the Dispute Auditor’s determination. The Dispute Auditor shall have exclusive jurisdiction over, and resorting to the Dispute Auditor as provided in this Section 2.8(b) shall be the only recourse and remedy of the Parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.8(b), and New Parent shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by New Parent in connection with any dispute governed by this Section 2.8. The Dispute Auditor shall allocate its fees and expenses between the New Parent and the Seller according to the degree to which the positions of the respective parties are not accepted by the Dispute Auditor. In no event shall the decision of the Dispute Auditor assign a value to any item greater than the greatest value for such item claimed by either New Parent or the Seller or lesser than the smallest value for such item claimed by either New Parent or the Seller. Any determinations made by the Dispute Auditor pursuant to this Section 2.8 shall be set forth in writing and shall be final, non-appealable and binding on the Parties, absent manifest error or fraud. The Parties acknowledge and agree that all discussions among any of the Dispute Auditor, the Company and New Parent in connection with the resolution of such disputes shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.
(c)If, upon final determination in accordance with the terms of this Section 2.8 (the date of such final determination, the “Final Adjustment Amount Determination Date”), the Final Adjustment Amount (if any) is a positive number, then the Cash Consideration shall be increased by the Final Adjustment Amount. If the Final Adjustment Amount (if any) is a negative number, the Cash Consideration shall be decreased by the Final Adjustment Amount. If the Final Adjustment Amount (if any) is a positive number, then, within seven Business Days after the Final Adjustment Amount Determination Date, New Parent shall pay the Final Adjustment Amount due to the Seller. If the Final Adjustment Amount (if any) is a negative number, then the Seller Parties shall be obligated, on a joint and several basis, to pay the Final Adjustment Amount to New Parent; provided, further, that if the Seller Parties fail to make such payments within seven Business Days of when it is due, then New Parent may, at New Parent’s sole discretion, recover such amounts by cancelling a number of shares of New Parent Common Stock ultimately issued to the Seller (using the Reference Price for purposes of determining the number and value of shares of New Parent Common Stock to be cancelled (rounded up to the nearest whole number)).
(d)“Final Adjustment Amount” means the net amount (if disputed, as finally determined in accordance with Section 2.8), which may be positive or negative (as to the overall net amount and each component used in the calculation of such net amount), equal to:
(i)(A) the Closing Cash (as finally determined in accordance with this Section 2.8), minus (B) the Estimated Closing Cash set forth in the Estimated Closing Statement; plus
(ii)(A) the Estimated Closing Date Indebtedness set forth in the Estimated Closing Statement, minus (B) the Closing Date Indebtedness (as finally determined in accordance with this Section 2.8); plus
(iii)with respect to Closing Date Transaction Expenses:

(a)if Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement exceeds $37,500,000 and Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) exceeds $37,500,000, if any, then (A) the amount by which the Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement exceeds $37,500,000, minus (B) the amount by which the Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) exceeds $37,500,000;
(b)if Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement is less than $37,500,000 and Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) is less than $37,500,000, if any, then (A) the amount by which the Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) is less than $37,500,000, minus (B) the amount by which the Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement is less than $37,500,000;
(c)if Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement is less than $37,500,000 and Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) exceeds $37,500,000, if any, then (A) the amount by which the Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) exceeds $37,500,000, plus (B) the amount by which the Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement is less than $37,500,000, which result shall be expressed as a negative number; or
(d)if Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement exceeds $37,500,000 and Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) is less than $37,500,000, if any, then (A) the amount by which the Closing Date Transaction Expenses (as finally determined in accordance with this Section 2.8) is less than $37,500,000, plus (B) the amount by which the Estimated Closing Date Transaction Expenses set forth in the Estimated Closing Statement exceeds $37,500,000, which result shall be expressed as a positive number.
(e)Any payment made under this Section 2.8, to the maximum extent permitted by applicable Law, shall be treated as provided in Section 7.5.
2.9Reserved.
2.10Internal Reorganization. No later than one Business Day prior to the Closing Date, (a) the Seller Parties shall have taken all steps necessary to effect the Internal Reorganization to the reasonable satisfaction of New Parent, and (b) the Seller Parties, as appropriate, shall have executed and delivered the Company LLC Agreement. The Seller Parties hereby agree to take all action necessary to cause Seller and the Company to perform its obligations under this Section 2.10.
2.11Allocation of Consideration. New Parent and the Seller agree that the allocation of the Consideration, any amounts realized for tax purposes, including the payoff of any debt as part of the Closing, and any adjustments thereto pursuant to this Agreement shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder in accordance with the allocation methodology attached as Schedule 2.11 (the “Allocation Methodology”). Within 30 days following the Final Adjustment Amount Determination Date, New Parent shall prepare a schedule reflecting the allocation of the Consideration among the assets of the Company in accordance with the Allocation Methodology (the “Allocation Schedule”). New Parent and the Seller shall work together in good faith for a period of 21 days to review and revise the proposed allocation as necessary to be mutually acceptable to New Parent and the Seller. Following the Closing, New Parent shall amend the Allocation Schedule to reflect any adjustment to the Consideration and shall deliver such amended Allocation Schedule to the Seller within a reasonable time thereafter. New Parent and the Seller shall resolve any disputes regarding the Allocation Schedule or amendments to the Allocation Schedule by submission to the Dispute Auditor using the procedures set forth in Section 2.8(b) applied mutatis mutandis. New Parent and the Seller Parties shall file all applicable Tax Returns and information reports in a manner consistent with the Allocation Schedule as finally determined and shall not take any tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule, except to the extent required by applicable Law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY AND SELLER
The Seller Parties and the Company, jointly and severally, represent and warrant to Parent as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:
3.1Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party, and upon the consummation of the Internal Reorganization, the Company will have all necessary limited liability company power and authority to perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party. As of the Agreement Date, the Company’s board of directors has (a) determined that the Transactions are fair, advisable and in the best interests of the Company and the Stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party, and (c) recommended the adoption of this Agreement by the Stockholders and directed that this Agreement be submitted for consideration by the Stockholders for execution by the Stockholders. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement, and each of the other Transaction Documents to which the Company is or will be a party, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.2Subsidiaries; Due Incorporation.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas and has all necessary corporate power and authority to own and operate its assets and to conduct its business in the manner in which its business is currently being conducted. From and after the consummation of the Internal Reorganization, the Company will be a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.
(b)The Company is qualified to do business as a foreign corporation (or, following the consummation of the Internal Reorganization, a foreign limited liability company), and is in good standing, under the laws of all states where the nature of its business requires such qualification, except where the failure to be so qualified or in such good standing has not had and would not reasonably be expected to be material to the Company.
(c)Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own and operate its assets and to conduct its business in the manner in which its business is currently being conducted. Seller has been formed solely for purposes of effecting the Internal Reorganization and the consummation of the Transactions. Seller has not conducted any other business and has not owned and will not own any assets other than the Company Stock following the Internal Reorganization. Following the consummation of the Internal Reorganization and other than the Seller Stock owned by the Stockholders, Seller will have no other capital stock or membership units or interests, issued or outstanding. All outstanding shares of Seller Stock have been duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable federal and state securities Laws. Following the consummation of the Internal Reorganization, (i) there will be no existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Seller, or to the Company’s Knowledge, the Stockholders is a party requiring, and there are no securities of Seller outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Seller or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Seller Stock or other equity securities of Seller, (ii) there will be no obligations, contingent or otherwise, of Seller to (A) repurchase, redeem or otherwise acquire any shares of Seller Stock or (B) to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party, (iii) there will be no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Seller, (iv) there will be no bonds, debentures, notes or other Indebtedness of Seller having the right to vote or Consent (or, convertible into, or exchangeable for, securities having the right to vote or Consent) on any matters on which the Stockholders may vote, and (v) voting trusts, irrevocable proxies or other Contracts or understandings to which Seller, or, to the Company’s Knowledge, any Stockholder is a party or is bound with respect to the voting or Consent of any shares of Seller Stock.
(d)All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries listed on Schedule 3.2(d) are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Encumbrances. Except for those shares listed in Schedule 3.2(d), (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company’s Subsidiaries are a party requiring, and there are no securities of the Company’s Subsidiaries outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company’s Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of any equity securities of the Company’s Subsidiaries, and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company’s Subsidiaries. The Subsidiaries of the Company are validly existing and in good standing under the laws of their respective jurisdictions of formation as set forth in Schedule 3.2(d) and are qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would not reasonably be expected to be material to the applicable Subsidiary.
(e)The Subsidiaries listed on Schedule 3.2(d) are the only Subsidiaries of the Company, and such Subsidiaries have all requisite power and authority necessary to own and operate their respective assets and to carry on their respective businesses as presently conducted.

3.3Internal Reorganization; Organizational Documents. The Internal Reorganization will be validly completed prior to the Closing as described in Section 2.10. The Company LLC Agreement will be in effect from and after the Conversion until the Closing as described in Section 2.10 and will not have been amended. The Company and Seller have provided to Parent complete and accurate copies of the Organizational Documents of the Company and Seller, respectively, in each case, as in effect on the Agreement Date, which organizational documents are in full force and effect. Neither the Company nor any Seller is in breach of any of Seller’s or the Company’s Organizational Documents.
3.4Capitalization.
(a)As of the Agreement Date, the authorized capital stock of the Company consists of 20,000 shares of Company Stock, of which 10,000 shares are issued and outstanding. Immediately following the consummation of the Internal Reorganization, the Company shall have authority to issue 100% of limited liability company interests, of which 100% of the Company’s limited liability company interests shall be issued and outstanding and owned by Seller, as set forth in the Company LLC Agreement.
(b)Except for those rights set forth in Schedule 3.4(b), (i) there are no (and following the consummation of the Internal Reorganization, there will be no) other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any Seller is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares (or membership units, as applicable) of Company Stock or other equity securities of the Company, (ii) there are no (and following the consummation of the Internal Reorganization, there will be no) obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares (or membership units, as applicable) of Company Stock or (B) to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
(c)There are no (and following the consummation of the Internal Reorganization, there will be no) bonds, debentures, notes or other Indebtedness of the Company having the right to vote or Consent (or, convertible into, or exchangeable for, securities having the right to vote or Consent) on any matters on which the Company’s stockholders may vote. There are no (and following the consummation of the Internal Reorganization, there will be no) voting trusts, irrevocable proxies or other Contracts to which the Company, or, to the Company’s Knowledge, any Seller is a party or is bound with respect to the voting or Consent of any shares (or membership units, as applicable) of Company Stock.
(d)All of the outstanding shares of Company Stock have been duly authorized, validly issued, fully paid and nonassessable and have been issued, transferred and granted in all material respects in compliance with all applicable federal and state securities Laws. From and after the consummation of the Internal Reorganization, all of the outstanding membership units of Company Stock will be duly authorized and validly issued and will be fully paid and nonassessable and will have been issued, transferred and granted in all material respects in compliance with all applicable federal and state securities Laws.
3.5Non-Contravention; Consents. Except as set forth in Schedule 3.5 and, with respect to clauses (b) and (c) of this Section 3.5 only, except for violations and defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company and the consummation by the Company of the Transactions will not cause a: (a) violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) violation by any Acquired Company of any Law applicable to such Acquired Company; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of any Acquired Company under, or give to others any rights of termination, cancellation or acceleration of any material obligations of the Acquired Companies, or result in the creation of a Lien on any of the properties or assets of the Acquired Companies (other than a Permitted Encumbrance) pursuant to, any Material Contract. Except as set forth in Schedule 3.5 and except as may be required by the HSR Act or other Antitrust Law, no Acquired Company is required to obtain any Consent from any Governmental Entity at any time prior to the Closing as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation by the Company of the Transactions.
3.6Financial Statements; PPP Loan.
(a)Schedule 3.6(a) contains (i) the Company’s audited consolidated balance sheets as of December 31, 2019, and December 31, 2020 (collectively, the “Audited Balance Sheets”), (ii) the Company’s audited consolidated statements of income, stockholder’s equity and cash flows for each of the fiscal years ended December 31, 2019 and December 31, 2020 (together with the Audited Balance Sheets, the “Audited Financial Statements”), and (iii) the Company’s unaudited consolidated balance sheet as of September 30, 2021 (the “Unaudited Balance Sheet”), and the reviewed, unaudited consolidated statement of income, stockholder’s equity and cash flows for the nine months ended September 30, 2021 and 2020 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”) (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Acquired Companies at the dates therein indicated and the results of operations of the Acquired Companies for the periods therein specified in accordance with GAAP, except (x) as may be indicated in the footnotes to such financial statements and (y) that the unaudited financial statements do not contain footnotes and are subject to normal year-end adjustments. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conforming with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference. The lease and loan loss credit provision as reflected in the Company Financial Statements was, in the reasonable opinion of the Company’s management, (I) adequate to meet all reasonably anticipated lease and loan losses, net of recoveries related to leases and loans previously charged off as of those dates and (II) consistent with GAAP, as applied in the Company’s Audited Financial Statements, and reasonable and sound lending practices.
(b)As of the date of its application for the PPP Loan, the Company was in all material respects eligible to apply for and to receive the PPP Loan and met all material requirements of receiving the PPP Loan, based upon the laws, rules, regulations and guidance issued by the SBA and the U.S. Department of Treasury in connection with the Paycheck Protection Program then in effect, and such PPP Loan was forgiven in full on June 8, 2021. The Company complied with the terms of the PPP Loan in all material respects. Other than the PPP Loan, the Company did not apply for or receive any other loans or financial assistance from the SBA, the U.S. Department of Treasury or any other Governmental Entity.
3.7Absence of Certain Changes. Except as expressly contemplated by this Agreement, between the date of the Unaudited Balance Sheet and the Agreement Date, there has not occurred: (a) any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (b) any event or action that would have required the Consent of Parent pursuant to Section 6.2 if such event or action had occurred during the Pre-Closing Period.
3.8Title to Assets. The Acquired Companies have good and valid title to all assets owned by them as of the Agreement Date (excluding Company Intellectual Property which is covered by Section 3.10), including all assets (other than capitalized or operating leases) reflected as being owned on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). All of such assets are owned by the Acquired Companies free and clear of any Liens (other than Permitted Encumbrances).
3.9Real Property; Leasehold. The Acquired Companies do not own and have never owned any real property, and the Acquired Companies do not own or possess any interest, right, license or title in or to any real property, except for the leaseholds created under the real property leases (the “Real Property Leases”) identified in Schedule 3.9 (the “Leased Real Property”), which sets forth a correct and complete description of the Real Property Leases and the Leased Real Property including: (a) all amendments, renewals and extensions of Real Property Leases; (b) the location and full and complete address of the Leased Real Property; and (c) the complete legal name of each party to any Real Property Lease, including the landlord thereunder (“Landlord”). The Acquired Companies are in material compliance with such Real Property Leases, and have a valid and subsisting leasehold interest in all Leased Real Property, in each case, free and clear of all Liens, other than Permitted Encumbrances. The Acquired Companies have not granted any other Person the right to occupy or use any Leased Real Property, and, to the Knowledge of the Company, no Person has a right to occupy such Leased Real Property other than the Acquired Companies. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. During the Lookback Period, the Acquired Companies have not received written notice of (i) default, or intention to terminate or not renew, any Real Property Lease or (ii) any eminent domain, condemnation or similar Legal Proceeding pending or threatened, against all or any portion of any Leased Real Property, and, to the Knowledge of the Company, none of the foregoing has been threatened in writing. Neither the operations of the Acquired Companies on the Leased Real Property, nor the Leased Real Property or the buildings and structures comprising or appurtenant to the Leased Real Property, violate in any material manner any applicable building code, zoning requirement, or classification or similar Law relating to the particular property or such operations, and the Leased Real Property and its current use, occupancy, and operation by the Acquired Companies and the buildings and other improvements that are part of or appurtenant to the Leased Real Property do not (A) constitute a nonconforming (other than legal nonconforming) use or structure under, and are not in material violation of, any applicable building, zoning, subdivision, or other land use or similar Laws, or (B) encroach upon any real property of, or easement held by, any other Person in a manner that is not otherwise permitted. To the Company’s Knowledge, the buildings, structures, equipment and improvements that are part of or are an appurtenance to the Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted) in all material respects, supplied with utilities necessary and otherwise suitable in all material respects for the conduct of the business as presently conducted therein.

3.10Intellectual Property.
(a)Schedule 3.10(a) identifies: (i) each item of Registered IP in which the Acquired Companies have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. As of the Agreement Date, no Registered IP that is listed or required to be listed on Schedule 3.10(a) is involved in any interference, opposition, reissue, reexamination, revocation or equivalent Legal Proceeding, in which the scope, validity or enforceability of any such Registered IP is being contested or challenged.
(b)The Acquired Companies have good, valid, and sole title (free and clear of all Liens other than Permitted Encumbrances) to all of the Company Intellectual Property.
(c)The Acquired Companies’ conduct of their businesses as previously and currently conducted, the Company Intellectual Property and the Company Licensed Intellectual Property (i) to the Company’s Knowledge, has not infringed during the Lookback Period and does not currently infringe upon any patent and (ii) has not infringed, misappropriated, diluted or otherwise violated, during the Lookback Period, and does not currently infringe, misappropriate, dilute or otherwise violate any other rights in any other Intellectual Property of any other Person. During the Lookback Period, no Legal Proceedings have been instituted, are pending or, to the Company’s Knowledge, are threatened that challenge the rights of the Acquired Companies in or to the validity, enforceability, use or ownership of any Intellectual Property. The Acquired Companies have not received, during the Lookback Period, any written charge, complaint, written notice, or to the Company’s Knowledge, oral notice, claim or other assertion of any present, impending or threatened violation, infringement, misappropriation, dilution or other challenge of, or conflict resulting from, the use or ownership by the Acquired Companies of any Intellectual Property (including any demands or unsolicited “offers” to license Intellectual Property from another Person), and there are no written claims pending or, to the Company’s Knowledge, threatened of any such violation, infringement, misappropriation, dilution or other challenge or conflict, nor, to the Company’s Knowledge, is there any reasonable basis therefor. None of the Company Intellectual Property is subject to any pending or outstanding Governmental Order or Contract that adversely restricts in any material respect the use, transfer, registration or licensing of any such Company Intellectual Property by the Company, or otherwise adversely affects in any material respect the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.
(d)Except as otherwise provided in Schedule 3.10(d), to the Company’s Knowledge, no Person, during the Lookback Period, has infringed, misappropriated, diluted or otherwise violated and no Person is currently infringing, diluting, misappropriating or otherwise violating any Company Intellectual Property.
(e)Each Contract pursuant to which any Intellectual Property is licensed to the Acquired Companies are the “Technology Licenses” and such licensed Intellectual Property are the “Company Licensed Intellectual Property.” Schedule 3.10(e)(1) identifies each Technology License other than (i) non-exclusive licenses to commercially available third-party Software with an aggregate amount of license and maintenance and other fees of less than $95,000.00 in any one (1) year period (“Off-the-Shelf Software”), (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice, (iii) licenses for Open Source Code entered into in the ordinary course of business, (iv) non-exclusive licenses that are incidental to the sale or purchase of products or provision or receipt of services in the ordinary course of business, (v) non-exclusive licenses granted to an Acquired Company in the ordinary course of business from customers and end users of the Acquired Companies to enable the Acquired Companies to integrate with such customers’ and end users’ technology and to perform services in the ordinary course of business and (vi) licenses granted from employees or contractors with respect to their pre-existing Intellectual Property (where (i)-(v) collectively are “Third Party Software Licenses”). Except for Third Party Software Licenses and the Technology Licenses listed in Schedule 3.10(e)(1), the Acquired Companies are not obligated under any Technology License to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property. The Acquired Companies have performed all material obligations required to be performed by the Acquired Companies under the Technology Licenses, and the Acquired Companies are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Company’s Knowledge, no other party to any Technology License is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Acquired Companies have not received any written notice of breach of any Technology License during the Lookback Period.
(f)Schedule 3.10(f) lists each outbound license of Company Intellectual Property, other than (i) non-exclusive licenses entered into in the ordinary course of business, (ii) non-disclosure agreements, and (iii) non-exclusive licenses granted by any Acquired Company in the ordinary course of business to vendors to enable such vendors to perform services or to enable any Acquired Company to use such vendor’s products (“Outbound Licenses”). The Acquired Companies have performed all material obligations required to be performed by the Acquired Companies under the Outbound Licenses, and the Acquired Companies are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Company’s Knowledge, no other party to any Outbound License is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Acquired Companies have not received any written notice of breach of any Outbound License during the Lookback Period.
(g)The Acquired Companies have taken commercially reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of their Trade Secrets.
(h)Except as provided in Schedule 3.10(h), all Persons formerly and currently employed or engaged by the Acquired Companies who have participated in or contributed to the conception, authorship, creation or development of any Company Intellectual Property while employed or engaged or have been exposed to any trade secrets of any Acquired Company or another Person for which the Company is under an obligation to maintain, have executed and delivered to such Acquired Company valid and enforceable written contracts (i) obligating each such Person to maintain the confidentiality of and not disclose to any third party such Company Intellectual Property and trade secrets of or otherwise maintained by the Acquired Company, and (ii) recognizing that such Acquired Company is the owner of such Person’s rights in such Intellectual Property or providing for the assignment by such Person to any Acquired Company of Company Intellectual Property that has been authored, created or developed by such Person in connection with his or her employment by, engagement by or contract with the Acquired Company (an “IP Agreement”). To the Company’s Knowledge, no such Person is in breach of any such IP Agreement. To the Company’s Knowledge, no former or current employee, officer, director, consultant or advisor of the Acquired Companies has any right, license, claim or interest whatsoever in or with respect to any Company Intellectual Property.
(i)No Governmental Entity or academic institution has any right to, ownership of, or right to royalties for any Company Intellectual Property.
(j)The execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Acquired

Companies in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration or scope of any Company Intellectual Property. The Acquired Companies own or have the right to use, and, immediately after the execution and delivery of this Agreement and the consummation of the Transactions (alone or in combination with any other event), will continue to own or have the right to use on the same terms, all Intellectual Property necessary to conduct the business of the Acquired Companies as presently conducted, including the development, use, marketing, distribution, licensing out and offering as a service of any Company Product.
(k)No Acquired Company has used or distributed any Open Source Code in a manner that would reasonably be expected to: (i) require an Acquired Company to distribute or disclose the source code of any Company Software; (ii) require an Acquired Company to distribute or make available any Company Software without charge or at a reduced charge; or (iii) require that any Person who receives a copy of thereof has the right to decompile, disassemble or otherwise reverse engineer any Company Software; except, in each of the foregoing cases, other than with respect to Open Source Code not owned by the Acquired Companies.
(l)Except as listed in Schedule 3.10(l), no Acquired Company has disclosed, licensed or delivered to any Person, or permitted the disclosure, license or delivery to any escrow agent or other Person of, the source code for any Company Software, other than to employees, consultants and independent contractors in connection with their work for the Acquired Companies bound in writing to maintain its confidentiality. The Acquired Companies have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or otherwise make available the source code for any Company Software to any escrow agent or other Person who is not, as of the Agreement Date, an employee of the Acquired Companies or a current consultant or independent contractor bound to maintain the confidentiality there of and engaged by an Acquired Company. No event has occurred, and to the Company’s Knowledge, no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall result in the disclosure or delivery of the source code for any Company Software by an Acquired Company or any escrow agent to any other Person. Schedule 3.10(l) identifies each Contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, the source code for any Company Software.
(m)Except as provided in Schedule 3.10(m), the Acquired Companies are in compliance in all material respects with and, at all times during the Lookback Period, have been in material compliance with and have implemented commercially reasonable measures to remain in compliance with all Privacy and Security Requirements. The Acquired Companies implement, maintain, comply with, and enforce (and at all times during the Lookback Period have implemented, maintained, complied with, and enforced) a written privacy and information security program (the “Program”) that contains reasonable administrative, physical, technical, and logical policies, procedures, controls, and safeguards and that (1) complies with the Privacy and Security Requirements and all applicable Laws, and is in conformity with commercially reasonable practices, (2) ensures the security, confidentiality, integrity, and availability of Business Systems; (3) protects Business Systems against Security Incidents; (4) includes risk assessments that identify any internal and external threats to Business Systems, assess of the likelihood and potential damage of such threats, and assess the sufficiency of the Program to provide appropriate protection against such risks; and (5) provides for regular assessment and re-assessment of the Program and the protections for Business Systems. Without limiting the generality of the foregoing:
(i)The Acquired Companies implement, and at all times during the Lookback Period have implemented, measures consistent with the Privacy and Security Requirements, and which conform with commercially reasonable practices, that are designed to prevent the unintended or malicious loss, destruction or alteration of Company Data, including: (1) employing antivirus and behavioral tools designed to remove known malicious functionalities from any system or endpoint, (2) preventing the transmission of attacks in connection with any Company Data or Business Systems; (3) using up to date virus and malicious code detection and protection products on all workstations and servers used in connection with the Acquired Companies’ business; (4) monitoring Business Systems for newly identified system vulnerabilities, and fixing or patching any identified system or security problem as required by the risk rating of the vulnerability.
(ii)The Acquired Companies maintain, comply with, and enforce (and at all times since the Lookback Period have maintained and enforced) vendor management policies, procedures, and processes that ensure that all third-party vendors, suppliers and service providers, comply with the Privacy and Security Requirements.
(n)To the Knowledge of the Company, except as provided in Schedule 3.10(n), (i) there has been no Security Incident during the Lookback Period, nor is any Security Incident currently under investigation by any Acquired Company; and (ii) no vendor, supplier, or service provider engaged by any Acquired Company has experienced during the Lookback Period or is currently experiencing a Security Incident involving Personal Information of the Acquired Companies that is in the possession or under the control of such vendor, supplier or service provider.
(o)The Acquired Companies maintain and comply in all material respects with(and at all times during the Lookback Period have maintained and complied in all material respects with) business continuity and disaster recovery policies and procedures with respect to the Business Systems that (i) comply in all material respects with the Privacy and Security Requirements and all applicable Laws, and are in conformity with commercially reasonable practices and applicable standards; (ii) are designed to ensure the continuous operation of the Business Systems and is based on business impact analysis; (iii) include multiple, redundant, and geographically different data centers for the provision of the Business Systems, and (iv) are commercially reasonable in light of the nature of the Business Systems in the event of interruptions in, impediments to, or the unavailability or loss of any Business System. During the Lookback Period, the Acquired Companies have conducted a functional test of its business continuity and disaster recovery policies and procedures on an annual basis; the Acquired Companies have identified and remediated deficiencies and/or issues identified by such exercises as required by the risk rating of the deficiency or issue; and such policies and procedures have been proven effective upon such testing in all material respects. Except as provided in Schedule 3.10(o), during the Lookback Period there has been no material interruption or material unavailability of or related to the Business Systems, or material interruption, impediment, failure, breakdown, crash, malfunction, or substandard performance of the Acquired Companies’ business or operations arising from or relating to the Business Systems.
(p)The Business Systems are sufficient, for and operate and perform in all respects as required in connection with, the operation of the present business of, the Acquired Companies (including as to capacity, scalability and ability to process peak volumes in a timely manner). The Business Systems are configured and maintained to minimize the effects of externally introduced viruses, bugs and other similar destructive programs or codes, and comply with the terms relating to the performance of Business Systems of all Contracts to which the Acquired Companies are a party or bound. To the Company’s Knowledge, except as provided in Schedule 3.10(p), during the Lookback Period, the Business Systems have and have had no material vulnerabilities, errors, or defects that have not been reasonably mitigated, and, to the Company’s Knowledge, contain no code (or lack of code) that is malicious and/or designed to or, if used or exploited by others, could be used to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of the Business Systems, or to access, exfiltrate, modify, or delete information stored on the Business Systems (including “viruses”, “back doors”, or “zero days”).

(q)The Acquired Companies have provided all notices necessary to, and have all rights, consents and authorizations necessary to collect, receive, access, use, and disclose the Company Data in the Acquired Companies’ possession or under their control in connection with the operation of their business, including any Personal Information in the possession of or control of any vendor, supplier, or service provider of the Acquired Companies. The Acquired Companies own, lease, license or otherwise have the legal right to use or have operated on their behalf, all Business Systems and Company Data. For the avoidance of doubt, to the extent Business Systems include or are comprised of artificial intelligence and/or algorithms (“AI”), (i) the Acquired Companies have developed such AI in compliance with all Privacy and Security Requirements; (ii) the Acquired Companies had and have all necessary rights, title, and interest in any data or information that was used and/or is used to develop, train, improve, and operate the AI; (iii) the AI operates in all respects in compliance with applicable Law, all Privacy and Security Requirements, and all regulatory guidance applicable to the development and operation of AI; and (iv) the AI operates in all material respects in accordance with applicable performance specifications.
(r)During the Lookback Period, the Acquired Companies have not and, to their Knowledge, no other person has, received notice of any Legal Proceeding from any Governmental Entity or other person regarding any privacy or security practice, any Security Incident, or any actual, alleged, or possible violation of or failure to comply with any Privacy and Security Requirement by the Acquired Companies or any of their vendors, suppliers, service providers, and/or contractors. To the Knowledge of the Company, no facts or circumstances exist that could give rise to or be used as the basis for any such Legal Proceeding.
(s)During the Lookback Period, the Acquired Companies have not received any notice of deficiencies in the Acquired Companies’ regulatory oversight exams that may call into question the Acquired Companies’ ability to securely service clients in the financial services industry.
3.11Regulatory Matters.
(a)The Acquired Companies currently hold and maintain in good standing all material Permits required by any Governmental Entity in jurisdictions where the Acquired Companies currently offer their products (the “Company Permits”) and are in compliance in all material respects with the terms of such Permits or regulatory oversight exam reports (with any required or recommended remedial actions) required by any Governmental Entity, in each case, regarding any product offered by the Acquired Companies. All Company Permits are listed in Schedule 3.11(a). No suspension or cancellation of any Company Permit is currently pending or threatened in writing, and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the suspension, cancellation or violation of any Company Permit. None of the execution, delivery or performance of this Agreement or the other Transaction Documents, nor the consummation of the Transactions, will result in a violation of or default under or cause the revocation or cancellation of any Company Permit.
(b)During the Lookback Period, the Acquired Companies have not received any written notice from any Governmental Entity (i) contesting the provision of any product of the Acquired Companies or (ii) otherwise alleging any violation of Laws by the Acquired Companies with respect to any product of the Acquired Companies that has resulted in, or would reasonably be expected to result in, material liability to the Acquired Companies, taken as a whole.
(c)Except as listed in Schedule 3.11(c), the Acquired Companies are not currently subject to any asserted (in writing to the Acquired Company), or imposed or, to the Knowledge of the Company, threatened fine, action, penalty, liability or other Governmental Order from any Governmental Entity, whether in a supervisory, enforcement or other context and including any Matters Requiring

Attention or similar demand, or from any self-regulatory body or organization (“Self-Regulatory Organization”) including Visa USA, Inc., the Payment Card Industry (PCI) Security Standards Council, and the National Automated Clearinghouse Association (NACHA) as a result of any failure to materially comply with any applicable rules or regulations of any such Self-Regulatory Organization. Without limiting the generality of the foregoing, the Acquired Companies have implemented commercially reasonable written policies, procedures, and internal controls reasonably designed to achieve compliance with: (i) all applicable Laws relating to receiving money for transmission, including applicable U.S. state laws regulating and requiring a license to engage in the business of money transmission activities; (ii) the Bank Secrecy Act of 1970, as amended, and the USA Patriot Act of 2001 provisions for money services businesses related to registration, and transmission monitoring, recordkeeping, reporting, and the prevention of money laundering or terrorist financing; (iii) all applicable Laws pertaining to consumer protection in providing consumer financial products and services; (iv) all applicable rules and requirements of any Self-Regulatory Organization.
(i)The Acquired Companies are, and during the Lookback Period have been, in compliance in all material respects with the prohibition against engaging in any unfair, deceptive or abusive acts or practices (“UDAAP”) under applicable Law, and the prohibition against engaging in unfair or deceptive acts or practices (“UDAP”) under applicable Law; and
(ii)During the Lookback Period, the Acquired Companies have not received any written notice alleging the existence of, or been charged with, any material UDAAP or UDAP violations.
(d)There are no pending, or to the Company’s Knowledge, threatened disputes or controversies between the Acquired Companies, on the one hand, and any Governmental Entity, on the other hand, or any examinations, investigations, investigative demands or inquiries by any Governmental Entity relating to or affecting the Company or that would reasonably be expected to prevent or delay the consummation of the Transactions.
(e)To the extent there has been any supervisory or other examination or audit by any Governmental Entity or pursuant to any Material Contract with respect to the Acquired Companies, the Acquired Companies have addressed or remediated any issues identified in any written reports issued in connection with any such examination or audits and the Acquired Companies do not have any remediation or other issues or continuing obligations arising out of or relating to such examination or audit.
(f)The Acquired Companies have been in compliance in all material respects with the California Consumer Protection Act since January 1, 2020.
(g)The Acquired Companies are, and have at all times during the Lookback Period been, in compliance in all material respects with the Military Lending Act.
(h)The Acquired Companies are, and have at all times during the Lookback Period been, in compliance in all material respects with all Anti-Money Laundering Laws.  Neither the Acquired Companies nor, to the Knowledge of the Company, any of its directors, officers, or employees: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; (ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law in any material respect; or (iii) has received any written notice from a Governmental Entity alleging that the Acquired Companies or any of their agents has violated, or is otherwise subject to penalties or an enforcement action under, any applicable Anti-Money Laundering Laws.  To the extent that the Acquired Companies are subject to any

Anti-Money Laundering Laws, the Acquired Companies have adopted, implemented and maintained policies and procedures that are reasonably designed to achieve compliance with applicable Anti-Money Laundering Laws and have, during the Lookback Period, maintained all books and records required pursuant to Anti-Money Laundering Laws for such retention period as those Laws require.
3.12Material Contracts.
(a)Schedule 3.12(a) lists each Contract (other than purchase orders) in effect as of the Agreement Date to which any Acquired Company is a party or by which any of its properties or assets are otherwise bound of the following categories (the “Material Contracts”):
(i)(a) any Contract (or group of related Contracts) with a merchant or strategic partner of the Acquired Companies that generated $12,000,000 or more of originations during the twelve-month period ended September 30, 2021 and (b) any Contract (or group of related Contracts) that require future payments by the Acquired Companies in excess of $1,000,000 in any calendar year, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services (except for any offer letters or employment agreements entered into in the ordinary course of business with Company Employees), in the case of clause (b), that is not terminable without penalty on 90 days’ or shorter notice;
(ii)(A) any Contract entered into during the Lookback Period pursuant to which any Acquired Company acquired any operating business or material assets, in each case, other than any such Contracts entered into in the ordinary course of business (including pursuant to financing agreements, leases and commercial agreements with suppliers and/or with respect to the sale, distribution or licensing of products by the Acquired Companies);
(iii)(A) any monetary guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by any Acquired Company; (B) any Contract evidencing Indebtedness of any Acquired Company or providing for the creation of or granting any Lien upon any of the property or assets of any Acquired Company (excluding Permitted Encumbrances); and (C) any currency, commodity or other hedging or swap Contract;
(iv)(A) any Contract creating or purporting to create any joint venture or any sharing of profits or losses by any Acquired Company with any third party; or (B) any Contract that provides for “earn-outs” or other similar contingent payments by or to any Acquired Company for the deferred purchase price of property or services;
(v)any Contract under which any Governmental Entity has any material rights;
(vi)(A) any Contract containing covenants restricting competition which have, or would have, the effect of prohibiting any Acquired Company from engaging in any business or activity in any geographic area or other jurisdiction (but excluding, for the avoidance of doubt, nondisclosure agreements entered into (1) in the ordinary course of business consistent with pas practice or (2) in connection with this Agreement); (B) any Contract in which any Acquired Company has granted “exclusivity” or that requires any Acquired Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any Contract that includes minimum purchase obligations on the part of the Acquired Companies that exceed $100,000 in any calendar year to the extent the Contract is not terminable without penalty on 90 days’ or shorter notice; (D) any Contract containing a “most-favored-nation” or “best pricing” or other similar term or provision by which another party to such Contract or any other Person (excluding for the avoidance of doubt, the Acquired Companies) is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person;
(vii)any Contract with a Top Vendor or involving a distributor or reseller (excluding, for the avoidance of doubt, merchants) pursuant to which the Acquired Companies received payments in excess of $500,000 in the aggregate during the twelve months ended September 30, 2021;
(viii)any Contract involving commitments by the Acquired Companies to make unbudgeted capital expenditures or to purchase or sell assets involving $500,000 or more individually in any calendar year;
(ix)any Real Property Lease;
(x)any (a) management or employment or other similar type of Contract with a natural person that is an employee of the Acquired Companies and provides for annual base salary compensation in excess of $150,000 (excluding for the avoidance of doubt, offer letters provided to employees in the ordinary course of business) and (b) any service, consulting or independent contractor or other similar type of Contract with a natural person and providing for compensation in any calendar year in excess of $150,000, and (c) any Contract that provides for severance obligations in excess of $100,000 to an employee of the Acquired Companies;
(xi)any Contract (other than any organizational document of the Acquired Company) providing for the indemnification of any current or former director, officer or employee of any Acquired Company; or
(xii)any Contract which explicitly provides for payments or other benefits to a third-party that are conditioned on or directly result from, in whole or in part, a change of control of any Acquired Company.
(b)With respect to each Material Contract listed in Schedule 3.12(a): (i) such Material Contract is, to the Company’s Knowledge, with respect to each party thereto other than the applicable Acquired Company, binding and enforceable against such party in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) no Acquired Company is in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract, and to the Company’s Knowledge, no other party to such Material Contract is in material breach or material default of such Material Contract. The Company has made available to Parent or its counsel a true and complete copy of each Material Contract.
3.13Liabilities. The Acquired Companies have no material liabilities required to be reflected in the Unaudited Balance Sheet under GAAP other than: (a) those reflected on or adequately reserved against in the Unaudited Balance Sheet; (b) those incurred in the ordinary course of business since the date of the Unaudited Balance Sheet and that are not, individually or in the aggregate, material; or (c) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.
3.14Compliance with Laws. The Acquired Companies, including the business operated thereby, are, and during the Lookback Period have been, in compliance with applicable Laws, except for such non-compliance that has not resulted in, and would not reasonably be expected to result in, a material liability to the Acquired Companies, taken as a whole. During the Lookback Period, the Acquired Companies have not received any written notices of any actual or suspected material violations with respect to any applicable Laws.
3.15Certain Business Practices.
(a)Each of the Acquired Companies, and to the Company’s Knowledge, the employees, officers, directors or other representatives of the Acquired Companies: (i) have not used and are not currently using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (ii) have not made any direct or indirect unlawful payments to any foreign or domestic Government Official; (iii) have not violated and are not currently violating any Anti-Corruption Laws; (iv) have not established or maintained, and are not currently maintaining, any unlawful or unrecorded fund of monies or other properties; (v) have not made, and are not currently making, any false or fictitious entries on its accounting books and records; (vi) have not made, and are not currently making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and have not paid, and are not currently paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the Anti-Corruption Laws; and (vii) have not otherwise given or received anything of value to or from a Government Official, an intermediary for payment to any individual including Government Officials, any political party or customer for the purpose of obtaining or retaining business.
(b)Neither the Acquired Companies nor, to the Company’s Knowledge, any officer, director, employee or agent of the Acquired Companies or, to the Company’s Knowledge, any other Person acting on their behalf has, directly or indirectly, violated any applicable export control Law, trade economic sanctions Law, import Law, or antiboycott Law, in the United States or any other jurisdiction. During the Lookback Period, neither the Acquired Companies nor, to the Company’s Knowledge, their officers, directors, employees, or any Person acting on their behalf is a “Sanctioned Party,” defined as a party listed on a prohibited or restricted party list published by the United States government, including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) “Specially Designated Nationals and Blocked Persons List” or any other similar lists, including the OFAC Consolidated List, or “blocked” or subject to other sanctions pursuant to any applicable Laws or requirements of OFAC, Bureau of Industry and Security of the U.S. Department of Commerce or the Directorate of Defense Trade Controls of the U.S. State Department or any applicable non-U.S. sanctions Laws. Further, during the Lookback Period, the Acquired Companies and, to the Company’s Knowledge, their officers, directors, employees, or agents acting on their behalf, have not, directly or indirectly, conducted any unauthorized business or other dealings, in each case, on behalf of or for the benefit of the Acquired Companies, involving any Sanctioned Party.
3.16Tax Matters.
(a)Each of the Acquired Companies has filed all income and other material Tax Returns that it was required to file under applicable Laws, and such Tax Returns are correct and complete in all material respects. All income and other material Taxes regardless of whether shown on any Tax Return as due and owing by the Acquired Companies have been paid, withheld or duly reserved for in the Company Financial Statements. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of any Acquired Company.
(b)No Acquired Company has received from any Governmental Entity any written notice regarding any proposed or pending audit, examination or other Legal Proceeding in connection with any income or other material Tax or a material Tax Return of any Acquired Company that has not been resolved or paid in full.
(c)No Acquired Company has waived or agreed to extend any statute of limitations with respect to any material Taxes (or any material assessment or deficiency related to Taxes) or agreed to or been granted any extension of time for filing any Tax Return that has not been filed (other than ordinary course extensions), in each case, which such waiver or extension is outstanding (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months).
(d)No Acquired Company is subject to Tax in any jurisdiction (other than the country in which the applicable Acquired Company is organized) by virtue of being engaged in a trade or business, or being deemed to have a permanent establishment (within the meaning of an applicable income tax treaty), in such jurisdiction. During the Lookback Period, no Acquired Company has received a written claim from any Governmental Entity in a jurisdiction in which the Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.
(e)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)During the Lookback Period, no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(g)No Acquired Company has participated or is participating in any transaction which was or is a “listed transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder.
(h)The Company has delivered or made available to Parent complete and accurate copies of all U.S. federal income Tax Returns of the Acquired Companies for taxable years ending on or after December 31, 2016, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Acquired Companies.
(i)No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any Contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).
(j)No Acquired Company has been a member of an affiliated group filing a U.S. federal income Tax Return (other than a group the common parent of which is or was the Company).
(k)At all times prior to the Internal Reorganization, for U.S. federal and state and local income tax purposes, (i) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since inception, and (ii) the Company’s Subsidiaries have all been disregarded entities at all times since their respective inceptions. Neither the Company nor any current or former stockholder of the Company has taken any action, or failed to take any required action, that would have caused the Company, prior to the Internal Reorganization, to lose its status as an S corporation within the meaning of Code Section 1361 and 1362 or for any applicable state and local tax purposes. Neither the IRS nor any other Governmental Entity has ever challenged, disputed or otherwise contested in writing the Company’s status as an S corporation for tax purposes. No equity of the Company has ever been held by any Person that was ineligible to be an S corporation stockholder.
(l)The representations and warranties in this Section 3.16, in addition to any representation or warranty in whole or in part relating specifically to Taxes, including any amount in respect of Taxes in financial statements prepared in accordance with GAAP, in Section 3.6, Section 3.8, Section 3.9, Section 3.10(b), Section 3.13, Section 3.17, Section 3.24(b) and Section 3.24(c), are the sole and exclusive representations and warranties relating to Tax matters, and no Seller Party or Acquired Company makes any other representation or warranty with respect to Tax matters or any liabilities related thereto.
3.17Employee Benefit Plans and Employee Matters.
(a)Schedule 3.17(a) sets forth a list of all Employee Benefit Plans adopted, maintained, sponsored in whole or in part or contributed to by the Acquired Companies or with respect to which the Acquired Companies have any obligation or liability contingent or otherwise (collectively, the “Company Plans”).
(b)With respect to each Company Plan, the Company has delivered to Parent or its counsel a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts (or other funding arrangement), and written summaries of the material terms of all unwritten Company Plans; (ii) the most recent Annual Report (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any; (iv) if such Company Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter filed by an Acquired Company; (v) copies of non-discrimination testing data and results for the two most recently completed plan years; and (vi) copies of any voluntary correction filings during the Lookback Period with the IRS or the U.S. Department of Labor or any written description of the correction of any material failure created for the Company’s internal books and records.
(c)In all material respects, each Company Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Entity with respect to any Company Plan. The Acquired Companies have timely made all contributions and other payments required by and due under the terms of each Company Plan.
(d)There is no Contract or plan to which the Acquired Companies are bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement, the consummation of the Transactions and the Closing, either alone or in conjunction with any other event, will not (i) result in any payment (whether in cash, property or the vesting of property) of compensation or benefits becoming due to any current or former employee, consultant, independent contractors or other individual service provider of the Acquired Companies under a Company Plan, (ii) result in any acceleration of the time of payment or vesting of any benefits or increase the amount of compensation or benefits due to, or result in the forgiveness of indebtedness of any current or former employee, consultant, independent contractors or other individual service provider of any Acquired Company under any Company Plan, or (iii) trigger an obligation to fund obligations under, or prevent the modification or termination of, any Company Plan.
(e)Each Company Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in material compliance with Section 409A of the Code and the regulations thereunder.
(f)Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter, or is entitled to rely on an advisory letter or opinion letter, as applicable, from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to result in the loss of such qualified status of any such Company Plan.
(g)No Acquired Company nor any entity with which any Acquired Company was, at the relevant time, considered a single employer under Sections 414(b), (c) or (m) of the Code (an “ERISA Affiliate”) has sponsored, contributed to, or had within the past six years any obligations or incurred any liability under any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer plan (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c)) or a multiple employer welfare arrangement as defined in ERISA Section 3(40). No Acquired Company nor any ERISA Affiliate has incurred, and there are no circumstances under which any Acquired Company or ERISA Affiliate could reasonably incur, any liability under Title IV or ERISA or Section 412 of the Code.
(h)Schedule 3.17(h) contains a true, complete and correct list of the employees employed by each of the Acquired Companies, as of October 16, 2021, including their respective titles, position held, principal place of employment, current annualized salaries or hourly wage rate, as applicable, including each employee’s treatment by such Acquired Company as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act, the date and amount of each such employee’s most recent salary increase, the date of hire, the accrued paid time off for non-exempt employees, active or inactive status (including type of leave status, and expected return date, if known), visa status, incentive and bonus arrangements to which any Acquired Company is a party, any severance or termination payment (in cash or otherwise) to which any employee could be entitled under existing Contracts, and actual overtime payments per month during the preceding 12-month period for non-exempt employees. No less than 10 Business Days prior to the Closing Date, the Company shall update the information provided in Schedule 3.17(h) and deliver such update to Parent. To the Company’s Knowledge, no employee of any of any Acquired Company intends to resign, retire or discontinue such Person’s relationship with the applicable Acquired Company as a result of the Transactions or otherwise within one year after the Closing Date.
(i)The Acquired Companies: (i) are, and during the Lookback Period have been, in material compliance with all applicable Laws, and with applicable Governmental Order, in each case, respecting the employment of labor, including all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; employee leave requirements; child labor; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; background checks and other consumer reports regarding employees and applicants; employment practices; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; and workers’ compensation (collectively, “Employment Matters”); and (ii) have no material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice).
(j)During the Lookback Period, no Acquired Company has effectuated: (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company; and no Acquired Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 3.17(j), no employee of any Acquired Company has suffered an “employment loss” (as defined in the WARN Act) within the preceding 90 days.
(k)There are no, and during the Lookback Period there have been no, Legal Proceedings against or relating to any Acquired Company pending or, to the Company’s Knowledge, threatened relating to any Company Plan (other than routine claims for benefits), collective bargaining Contract, or any Employment Matters.
(l)No Acquired Company is a party to any Contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, triggers any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of any Acquired Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any agreement with any Acquired Company.
(m)The Acquired Companies have investigated all sexual harassment allegations made by or about any employee or independent contractor of any Acquired Company during the Lookback Period and of which the Company has Knowledge. No Acquired Company reasonably expects any material liabilities or Losses with respect to any such allegations. During the Lookback Period, (i) to the Company’s Knowledge, no allegations of sexual harassment have been made against any employee of any Acquired Company who is (A) an executive officer or (B) at the level of senior vice president or above, and (ii) no Acquired Company has entered into any settlement Contracts related to allegations of sexual harassment or misconduct by any employee or independent contractor of any Acquired Company.
3.18Environmental Matters. The Acquired Companies are and during the Lookback Period, have been in material compliance with all applicable Environmental Laws, except where such non-compliance has not resulted in any, and would not reasonably be expected to result in any material liability to the Acquired Companies, taken as a whole. As of the Agreement Date, no Acquired Company has received, during the Lookback Period, any written notices, demand letters or requests for information from any Governmental Entity indicating that any Acquired Company is or may be in material violation of, or be liable under, any Environmental Law, and no Acquired Company is subject to any pending or, to the Company’s Knowledge, threatened material action or investigation by any Governmental Entity under any Environmental Law. To the Company’s Knowledge, during the Lookback Period, no current owner of a Leased Real Property has received any written notice from a Governmental Entity that alleges that such current or prior owner or any Acquired Company is materially violating any Environmental Law. The Acquired Companies are currently in compliance in all material respects with, and have no material liability under, any provisions of Real Property Leases relating in any way to any Environmental Laws or to the use, management or release of Hazardous Substances under such leases. All material Environmental Permits, if any, required to be obtained by the Acquired Companies under any Environmental Law in connection with their respective operations as they are currently being conducted, including those relating to the management of Hazardous Substances, have been obtained by the Acquired Companies, are in full force and effect, and the Acquired Companies are in material compliance with the terms thereof. During the Lookback Period, no Acquired Company has disposed of or released any Hazardous Substances on, in or under any Leased Real Property that would reasonably be expected to require remediation under Environmental Laws. The Acquired Companies have delivered or otherwise made available to Parent or its counsel copies of all non-privileged material Phase I environmental site assessments, Phase II environmental site assessments and environmental compliance audits in its possession relating to the material environmental condition of the Leased Real Property or to the material compliance of any Acquired Company with Environmental Laws. Notwithstanding any other representations and warranties contained in this Article 3, the representations and warranties in this Section 3.18 are the sole and exclusive representations and warranties relating to environmental matters, and no Seller Party or Acquired Company makes any other representation or warranty with respect to environmental matters or any liabilities related thereto.
3.19Insurance. All fire and casualty, general liability, business interruption, cyber, technical errors and omissions, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Acquired Companies (the “Insurance Policies”) are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. The Acquired Companies’ Insurance Policies provide insurance coverage against such risks and losses as are reasonable for the Acquired Companies’ business and assets. As of the Agreement Date, there is no material claim pending under any of the Acquired Companies’ Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Acquired Companies are in compliance in all material respects with the terms of such policies. The Acquired Companies have no Knowledge, as of the Agreement Date, of any written threatened termination of, or material premium increase with respect to, any of such policies.
3.20Legal Proceedings; Orders. During the Lookback Period there have been no, and there are currently no, pending Legal Proceedings, and, to the Company’s Knowledge, no Person has threatened in writing to commence any Legal Proceeding: (a) that involves any Acquired Company or any of the material assets owned or used by any Acquired Company or any Person whose liability an Acquired Company has retained or assumed, either contractually or by operation of law; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions. As of the Agreement Date, there is no Governmental Order to which any Acquired Company or any of the material assets owned or used by any Acquired Company is subject.
3.21Financial Advisor. Except for Stephens Inc., no broker, finder, investment banker or other Person is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of any Acquired Company.
3.22Related Party Transactions. Except as set forth on Schedule 3.22, no Seller Party, nor any of their respective Affiliates, nor any director or officer of any Acquired Company: (a) has any interest in any material asset owned or leased by any Acquired Company; (b) has engaged in any material transaction, arrangement or understanding with any Acquired Company during the Lookback Period (other than payments made to, and other compensation provided to, officers and directors (or equivalent)

in the ordinary course of business), (c) has any beneficial or financial interest in, or serves as an officer, manager or director or in another similar capacity of, any Person with which any Acquiring Company has a business relationship (provided that ownership of 5% or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 3.22), or (d) owns any Intellectual Property used by any Acquired Company.
3.23Vendors. Except as would not reasonably be expected to be material to any Acquired Company, no material supplier or vendor to any Acquired Company (excluding, for the avoidance of doubt, employees of an Acquired Company) has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, their respective relationships with any Acquired Company. Schedule 3.23 identifies the Top Vendors of the Acquired Companies.
3.24COVID-19 Matters. Except as set forth in Schedule 3.24:
(a)No Acquired Company has issued any notices seeking (i) to excuse any Acquired Company’s material non-performance, or delay an Acquired Company’s performance in any material respect, under any existing Material Contract or Real Property Lease due to interruptions caused by the COVID-19 pandemic or (ii) to modify any existing Material Contract or Real Property Lease in any material respect due to the COVID-19 pandemic.
(b)No Acquired Company has claimed any “Employee Retention Tax Credits,” as established by Section 2301 of the CARES Act, to either offset Tax deposits or receive an advance Tax refund or otherwise claimed any Tax credits under the CARES Act or the FFCRA, including for providing any paid sick leave under the FFCRA.
(c)No Acquired Company has any deferred payroll Taxes under the CARES Act.
(d)The Acquired Companies have complied in all material respects with the paid sick leave and emergency family leave requirements of the FFCRA.
(e)The Acquired Companies have complied in all material respects with all applicable Laws or guidelines or published directives promulgated by Governmental Entities with respect to the COVID-19 pandemic, including all Occupational Safety and Health Administration (OSHA) and Centers for Disease Control and Prevention (CDC) guidelines and requirements.
(f)No Company Plans have been materially amended in response to the COVID-19 pandemic.
(g)No Acquired Company is a party to, or has received written notice of, any pending or anticipated Legal Proceeding or a dispute that is reasonably likely lead to a Legal Proceeding (whether regarding contractual, labor and employment, benefits, or other matters) arising from the COVID-19 pandemic.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER PARTIES
Each Seller Party, severally and not jointly, represents and warrants to Parent as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:
4.1Authority; Binding Nature of Agreement. Such Seller Party has all necessary power and authority to enter into and to perform its obligations under this Agreement and each other Transaction

Document to which such Seller is or will be a party, and the execution, delivery and performance by such Seller Party of this Agreement and each other Transaction Document to which such Seller Party is or will be a party has been duly authorized by such Seller Party, and no other action on the part of such Seller Party is necessary with respect thereto. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
4.2Non-Contravention. The execution and delivery by such Seller Party of this Agreement and each other Transaction Document to which such Seller Party is or will be a party and the consummation by such Seller Party of the Transactions will not (a) cause a violation by such Seller of any Law applicable to such Seller Party, (b) cause a default on the part of such Seller Party under any Contract to which such Seller Party is bound or any Organizational Documents of such Seller Party, if such Seller Party is an Entity, except for violations or defaults that would not materially impair the ability of such Seller Party to perform its obligations under this Agreement or consummate the Transactions, or (c) result in the creation of, or impose upon such Seller Party the obligation to create, any Lien upon the shares (or membership units, as applicable) of Company Stock or Seller Stock held by such Seller Party.
4.3Title to Securities.
(a)As of the Agreement Date, the Stockholders own 100% of the issued and outstanding shares of Company Stock and Seller Stock, free and clear of any Liens (other than Liens created by Parent or those arising under applicable federal and state securities Laws). From and after the consummation of the Internal Reorganization until the Closing, Seller will own 100% of the issued and outstanding shares of Company Stock, free and clear of any Liens (other than Liens created by Parent or those arising under applicable federal and state securities Laws).
(b)Such Seller Party is not a party to any option, warrant, call, put or other Contract providing for the disposition, acquisition or transfer of any shares (or membership units, as applicable) of Company Stock or Seller Stock (other than this Agreement or the documents required to effectuate the Internal Reorganization). Such Seller Party is not a party to any voting trust, proxy or other Contract with respect to the voting of any shares (or membership units, as applicable) of Company Stock or Seller Stock. Upon consummation of the Transactions, New Parent will receive from Seller good and marketable title to 100% of the issued and outstanding membership units of Company Stock, free and clear of all Liens (other than Liens created by Parent or those arising under applicable federal and state securities Laws).
4.4Legal Proceedings. There are no Legal Proceedings pending or, to such Seller Party’s knowledge, threatened against or affecting any Seller Party or any of a Seller Party’s properties or rights that seeks to restrain, prevent, enjoin or materially delay the Transactions or would reasonably be expected to impair the ability of such Seller to perform its obligations under this Agreement and any other Transaction Document to which such Seller is or will be a party.
4.5Financial Advisor. Except for Stephens Inc., no broker, finder, investment banker or other Person is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of such Seller Party.
4.6Investment Representations.

(a)The Stock Consideration will be acquired for the Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any other applicable federal and state securities Laws, and the Stock Consideration will not be disposed of in contravention of any such Laws.
(b)The Seller Parties are able to bear the economic risk of the investment in the New Parent Common Stock to be received as Stock Consideration for an indefinite period of time, and the Seller Parties understand that the shares of New Parent Common Stock to be received as Stock Consideration are subject to the transfer restrictions set forth in the Registration Rights Agreement and that no shares of New Parent Common Stock that have been issued as Stock Consideration have been registered under the Securities Act or the securities Laws of any other jurisdiction.
(c)The Seller Parties have had an opportunity to ask questions and receive answers concerning the terms and conditions regarding the issuance of the Stock Consideration and has had access to such other information concerning New Parent as the Seller Parties have requested. The Seller Parties have reviewed, or have had an opportunity to review copies of, Parent’s and New Parent’s governing documents as well as the Parent Reports (including in particular the “Risk Factors” sections of the Parent Reports).
(d)Each Seller Party (i) is an “Accredited Investor” as defined in Regulation D under the Securities Act, (ii) considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the New Parent Common Stock, and (iii) acknowledges and understands that an investment in the New Parent Common Stock involves substantial risks and each is able to bear the economic risk of an investment in the New Parent Common Stock pursuant to the terms hereof, including the complete loss of the Seller’s investment in the New Parent Common Stock.
(e)Each share of New Parent Common Stock issued to the Seller as Stock Consideration will bear an electronic notation that such shares have not been registered under the Securities Act and may only be transferred pursuant to an exemption from such registration or pursuant to a registration statement under the Securities Act.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PARENT PARTIES
Each Parent Party, jointly and severally, represents and warrants to the Seller Parties as of the Agreement Date and as of the Closing Date, except as set forth in the Disclosure Schedules, as follows:
5.1Due Incorporation; Subsidiaries. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. New Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
5.2Authority; Binding Nature of Agreement. Such Parent Party has all necessary power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and the execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of such Parent Party and its board of directors. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or any Transaction Documents or to consummate the Transactions. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of each Parent Party, enforceable against it in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
5.3Non-Contravention; Consents. The execution and delivery of this Agreement by such Parent Party and the consummation by such Parent Party of the Transactions will not (a) conflict with or cause a violation of any of the provisions of the Organizational Documents of such Parent Party, (b) conflict with or cause a violation by such Parent Party of any Law applicable to such Parent Party, or (c) result in any breach, or constitute a default under, any material Contract of such Parent Party, in each case, except for any such conflicts, violations, breaches or defaults that do not, individually or in the aggregate, materially impair the ability of such Parent Party to consummate, or prevent or materially delay, the Transactions or would reasonably be expected to do so. Except as may be required by the HSR Act or other Antitrust Law, such Parent Party is not required to obtain any Consent from any Governmental Entity or party to a material Contract of such Parent Party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Transactions.
5.4Litigation. As of the Agreement Date, there is no Legal Proceeding pending (or, to the knowledge of Parent, being threatened) against any Parent Party challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.
5.5No Vote Required. No vote or other action of the stockholders of Parent (or New Parent following the Parent Merger) is required by applicable Law, the Organizational Documents of Parent or otherwise in order for Parent to consummate the Closing and the Transactions.
5.6Financing. Parent, from and after the Closing will have, sufficient cash, available lines of credit or other sources of available funds on hand (without restrictions on drawdown that would delay payment of the Cash Consideration) to consummate the Transactions, including the payment of all amounts payable by or on behalf of Parent hereunder or otherwise as a result of the Transactions.
5.7Capitalization.
(a)As of the Agreement Date, the authorized capital stock of Parent consists of 90,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. At the close of business on October 27, 2021, (i) 40,433,427 shares of Parent Common Stock were issued and outstanding, (ii) 8,842,442 shares of Parent Common Stock were held in the treasury of Parent, (iii) no shares of Parent Preferred Stock were issued and outstanding, (iv) 406,103 shares of Parent Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the Parent Equity Incentive Plans set forth in Schedule 5.7(a), and (v) 3,205,118 shares of Parent Common Stock were available for issuance pursuant to future granted awards under the Parent Equity Incentive Plans set forth in Schedule 5.7(a). All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and have been issued, transferred and granted in all material respects in compliance with all applicable federal and state securities Laws, and all shares of Parent Common Stock to be issued as Stock Consideration, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be issued in compliance with applicable federal and state securities Laws. Except as set forth in this Section 5.7(a), there is no other outstanding capital stock of Parent.
(b)Except for awards granted pursuant to the Parent Equity Incentive Plans as set forth in Schedule 5.7(a), (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or

Contracts to which Parent or any of its Subsidiaries is a party requiring, and there are no securities of Parent or any of its Subsidiaries outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent or any of its Subsidiaries, (ii) there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Parent Common Stock or (B) to make any investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any third party, and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or any of its Subsidiaries.
(c)There are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries having the right to vote or Consent (or, convertible into, or exchangeable for, securities having the right to vote or Consent) on any matters Parent’s stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting or Consent of any shares of Parent Common Stock, Parent Preferred Stock or other equity securities of Parent or any of its Subsidiaries.
(d)All of the outstanding shares of capital stock of each of Parent’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of Parent’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of Parent’s Subsidiaries that may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance, will be validly issued, fully paid and nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of Parent’s Subsidiaries owned by Parent, directly or indirectly, are owned free and clear of all Liens other than Permitted Encumbrances and free of preemptive rights.
5.8Parent SEC Reports.
(a)Parent has timely filed or furnished all required material reports, forms, schedules, registration statements, and other documents with the SEC that it has been required to file or furnish by applicable Laws during the Lookback Period (the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the Agreement Date, as of the date of such subsequent filing), the Parent Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent Reports, and none of the Parent Reports when filed with the SEC, or if amended prior to the Agreement Date, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)The consolidated financial statements of Parent included in the Parent Reports (including the related notes, where applicable) complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the Agreement Date, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(c)Since the filing of Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Parent Material Adverse Effect.
5.9No Prior Activities of New Parent or Merger Sub. Except for obligations incurred in connection with its formation or the negotiation and consummation of this Agreement and the Transactions, none of New Parent or Merger Sub has engaged in any business or activity of any type or kind whatsoever, has not owned any assets and has not entered into any agreement or arrangement with any Person.
ARTICLE 6
CERTAIN COVENANTS OF THE COMPANY
6.1Access. During the period from the Agreement Date through the earlier of the Closing or the termination of this Agreement pursuant to Section 10.1 (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ personnel, facilities and existing books and records; provided that any such access shall be conducted at Parent’s sole cost and expense, under the supervision of appropriate personnel of the Acquired Companies and in such a manner as to not unreasonably interfere with the normal operation of the business of the Acquired Companies. Nothing herein shall require any Acquired Company to disclose any information to Parent or Parent’s Affiliates or Representatives if such disclosure would (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Agreement Date (including any confidentiality agreement to which any Acquired Company is a party); provided that the Acquired Companies shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a contravention of any applicable Law, fiduciary duty or agreement or jeopardize any attorney-client or other legal privilege including using commercially reasonable efforts to obtain the required Consent of any applicable third party or through the use of a “clean team.” Any information furnished to, or obtained by, Parent pursuant to this Section 6.1, and any investigation of the Company made by Parent or its Representatives, shall not be deemed to have been disclosed on the Disclosure Schedules as of the Agreement Date, to constitute a part of, or an amendment or supplement to the Disclosure Schedules, to cure any breach of any representation or warranty as of the Agreement Date or to otherwise limit the rights and remedies of Parent hereunder, in each case, unless so agreed to in writing by Parent. Except in the ordinary course of business unrelated to the transactions contemplated by this Agreement, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, no Parent Party or their Representatives may contact any suppliers to, or customers of, the Acquired Companies, and Parent will have no right to perform invasive or subsurface investigation of any real property in connection herewith.
6.2Conduct of the Business of the Company. During the Pre-Closing Period, except (w) as set forth in Schedule 6.2, (x) to comply with the Acquired Companies’ obligations under this Agreement (including pursuant to the Internal Reorganization) or as otherwise expressly contemplated under this Agreement, (y) as necessary to comply with applicable Laws and the Acquired Companies’ Contractual obligations, or (z) with Parent’s Consent (which shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall (and cause the Acquired Companies to) (A) carry on the Acquired Companies’ business in the ordinary course of business, (B) use commercially reasonable efforts to preserve substantially intact the Acquired Companies’ present business organization, and (C) use commercially reasonable efforts to preserve the Acquired Companies’ material relationships with suppliers, distributors, licensors, licensees and others to whom the Acquired Companies have Contractual obligations; and (ii) except as set forth in Schedule 6.2, the Company shall not (and shall cause the Acquired Companies not to):
(a)amend the Organizational Documents of the Company (except for the adoption of the Company LLC Agreement and other amendments required to effectuate the Internal Reorganization) or any other Acquired Company;
(b)split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (other than customary tax distributions) payable in cash, stock or other property whether or not in respect of the Company Stock or other equity interests;
(c)issue, sell, transfer, pledge, dispose of or encumber any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities;
(d)enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary Legal Proceeding for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Laws now or hereafter in effect;
(e)incur any indebtedness for borrowed money (other than borrowings under the Fortress Facility in the ordinary course of business), or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;
(f)make any capital expenditures, capital additions or capital improvements, in excess of $250,000 in the aggregate per month, for each full or partial calendar month in the Pre-Closing Period (other than in accordance with a budget or forecast for capital expenditures previously made available to Parent);
(g)knowingly waive any material right of any Acquired Company under any Material Contract;
(h)acquire or agree to acquire by merging with, or by purchasing a material portion of the stock or assets of, or by any other manner, any business or any Entity, or otherwise enter into any joint venture, partnership or other similar Contract;
(i)sell, encumber or otherwise dispose of, lease or exclusively license any properties or assets of any Acquired Company that are material to such Acquired Company;
(j)enter into any Material Contract, amend in any material respect any Material Contract or terminate any Material Contract, in each case, other than in the ordinary course of business;
(k)enter into any Contract relating to the distribution, sale, supply, license, marketing, co-promotion or manufacturing of products or services of the Acquired Companies or products licensed by the Acquired Companies, or the Company Intellectual Property, other than (i) confidentiality agreements entered into in the ordinary course of business, and (ii) license agreements and reseller and distribution Contracts entered into in the ordinary course of business;

(l)make or change any material election in respect of Taxes (other than as contemplated in the Internal Reorganization), change any accounting method in respect of Taxes (other than a change from cash to accrual based accounting), settle any material claim or assessment in respect of Taxes, or Consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (other than pursuant to customary extensions of the due date for filing Tax Returns obtained in the ordinary course of business of no more than seven months);
(m)(i) adopt, establish, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the Agreement Date (except for amendments determined by the Company in good faith to be required to comply with applicable Law), (ii) increase the compensation or fringe benefits of, or grant any bonus to, any current employee, director or officer of any Acquired Company other than in the ordinary course of business or pursuant to the terms of a Company Plan, (iii) grant any severance or termination pay to any current director, officer or employee of any Acquired Company except as required by applicable Law (provided that the Acquired Companies may make severance or termination payments to employees in accordance with the terms of agreements between the applicable Acquired Company and such employees in effect on the Agreement Date and made available to Parent), or (iv) hire or terminate the employment of any employee whose annual base salary is in excess of $150,000, other than termination for cause;
(n)waive, release, assign, compromise, commence, settle or agree to settle any Legal Proceeding, other than waivers, releases, compromises or settlements in the ordinary course of business that (i) involve only the payment of monetary damages not in excess of $200,000 individually or $500,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of wrongdoing by, any Acquired Company;
(o)utilize any Cash to pay any Closing Date Indebtedness or Closing Date Transaction Expenses from 11:59 p.m. Central Time on the date immediately prior to the Closing until the Closing;
(p)make any loan to, or enter into any other transaction with, any director, manager, or officer of any Acquired Company (other than, in the case of individuals, compensation for employment by an Acquired Company or routine advances for business expenses made in the ordinary course of business);
(q)materially change any cash management practices or otherwise delay payment of any accounts payable or other liability of any Acquired Company beyond its due date or the date when such liability would have been paid in the ordinary course of business;
(r)permit undisputed accounts payable to be more than 60 days old or change its practices and procedures in any material respect with respect to the collection of any accounts receivable, other than in the ordinary course of business; or
(s)agree or commit to take any of the actions described in Section 6.2(a) through Section 6.2(r).
Nothing herein shall require the Company to obtain Consent from Parent to do any of the foregoing if obtaining such Consent would reasonably be expected to violate applicable Law, including Antitrust Law. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall give to Parent, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the

Closing Date, and, prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.
6.3No Solicitation
.
(a)During the Pre-Closing Period, neither the Company nor any Seller Party shall, nor shall the Company or any Seller Party authorize or instruct any of its Representatives to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended to facilitate the making of any inquiry or proposal to any Acquired Company that constitutes any Takeover Proposal by any Person.
(b)Neither the Company nor any Seller Party shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar Contract with respect to any Takeover Proposal.
(c)In addition to the obligations set forth in Section 6.3(a) and Section 6.3(b), the Seller Parties and the Company shall promptly (and in all events within three Business Days of receipt thereof) notify Parent of the material terms of any Takeover Proposal received by the Company or any Seller Party.
6.4Affiliated Transactions. On or prior to the Closing, (a) the Company shall, and shall cause each of the other Acquired Companies to, terminate, or cause to be terminated, with no further liability or obligation thereunder, all Contracts set forth on Schedule 6.4 and (b) the Company and the Seller Parties shall take such actions as are necessary to settle any prepaid or accrued expenses or other line items on the Company Financial Statements related to personal expenses of the Seller Parties such that at Closing, the Company’s consolidated financial statements would not reflect any line items related personal expenses of the Seller Parties.
6.5Financing.
(a)The Company shall use reasonable best efforts to deliver the Required Financial Information when due. The Company shall also use reasonable best efforts to, and to cause its Representatives to, provide customary cooperation to Parent as may be reasonably requested in connection with any financing proposed to be entered into by Parent in connection with the Transactions (the “Financing”), including by using reasonable best efforts to: (i) provide to New Parent from time to time information regarding the Company reasonably available to Seller, and assist with the preparation of pro forma financial information and projections and appropriate and customary materials for rating agency presentations, lender and investor presentations, bank information memoranda and other similar documents, and other customary marketing documents in connection with the Financing; (ii) furnish at least three Business Days prior to the Closing Date all documentation and other information reasonably requested by New Parent at least 10 Business Days prior to the Closing Date to comply with applicable “know your customer” and anti-money laundering Laws, including the USA Patriot Act of 2001 and the requirements of 31 C.F.R. § 1010.230; (iii) take reasonable corporate or organizational actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Financing; (iv) assist in the execution and delivery of, and the preparation of one or more credit agreements (or joinders thereto), pledge and security documents, solvency certificates and other definitive financing documents (including disclosure schedules thereto) so long as such agreements and documents do not become effective prior to the Closing; (v) reasonably facilitate the granting of a security interest

(and perfection thereof) in collateral of the Company securing the Financing (it being understood that no such grant of a security interest in collateral will be effective until or after the Closing); and (vi) cause the Company’s auditors to deliver a customary comfort letter, if requested by Parent; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company.
(b)Notwithstanding paragraph (a) of this Section 6.5, the Company shall not (i) be required to pay any fees (including commitment or other similar fees) prior to the Closing, (ii) be required to incur any expense or other liability in connection with the Financing prior to the Closing that is not reimbursable hereunder, (iii) be required to deliver or obtain opinions of internal or external counsel, (iv) be required to provide access to or disclose information where the Company determines that such access or disclosure would jeopardize the attorney-client privilege, contravene any applicable Law or contravene any confidentiality undertaking, (v) be required to waive or amend any terms of this Agreement, (vi) take any action that would result in a contravention of, or that would reasonably be expected to result in a violation, default or breach of, any contract to which it is a party, (vii) change its fiscal period, (viii) issue any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in relation to the Financing, (ix) make any representations, warranties or certifications as to which, after the Company’s use of reasonable best efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true, (x) consent to the pre-filing of UCC 1 financing statements or any other grant of any Lien that is effective prior to the Closing or (xi) be required to prepare or delivery any financial statements in a form or subject to a standard different than those provided to Parent prior to the Agreement Date.
(c)Company hereby consents to the use of the Company’s logos in marketing materials for the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company. Parent shall promptly, upon request by Seller, reimburse Seller for any reasonable outofpocket expenses (including reasonable out-of-pocket attorneys’ fees) incurred by the Company or any of its Affiliates in connection with the cooperation of the Company contemplated by this Section 6.5(c), except that Parent shall not be responsible for (i) any ordinary course amounts payable to employees of the Company with respect to services provided prior to the Closing, (ii) any amounts incurred in connection with the Company Financial Statements, or (iii) any other amounts that would have been incurred in connection with the Transactions regardless of the Financing. Parent shall indemnify and hold harmless the Company and its Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the Company’s cooperation and assistance with respect to the arrangement of the Financing and the provision of any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i) historical information furnished in writing by or on behalf of the Company, including financial statements, or (ii) the gross negligence or willful misconduct or bad faith of the Seller Parties or the Company. Subject to the terms and conditions set forth in this Agreement, Parent acknowledges and agrees that the obtaining of the Financing, or any alternative financing, by Parent is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Section 6.5(a) and Section 6.5(b).
(d)Neither the Company nor any of its Affiliates shall have any obligations under this Section 6.5 following consummation of the Financing.

(e)The Parent Parties shall use reasonable best efforts to (i) obtain at or prior to Closing any financing that it contemplates to obtain in order to finance the payment of the Cash Consideration and any funds necessary to pay off any Funded Indebtedness at Closing and (ii) cause the amendment to the Parent Credit Facility to become effective prior to the Closing.
(f)Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.5(a) as applied to the Company’s obligations under this Section 6.5, shall be deemed to be satisfied unless the Financing has not been obtained as a direct result of the Company’s breach of its obligations under this Section 6.5.
ARTICLE 7
ADDITIONAL COVENANTS OF THE PARTIES
7.1Regulatory Filings; Notices and Consents.
(a)The Parties shall use respective reasonable best efforts and cooperate with each other Party to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions as promptly as practicable, and in any case, prior to the End Date. Such actions include providing adequate advanced notice or obtaining approvals from the Governmental Entities that regulate the Acquired Companies under their required Permits. In furtherance of the foregoing, each Party shall use its reasonable best efforts to (i) cooperate with one another in determining which filings are required to be made by each Party prior to the Closing with, and which consents, approvals, authorizations, permits or waivers are required to be obtained by each Party prior to the Closing from, Governmental Entities or other Persons in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and (ii) assist one another in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other Parties. Except as provided by Section 7.1(b), each Party shall bear its own costs, fees and expenses payable to any Governmental Authority in connection with any required notification or filing made or given to any Governmental Authority in connection with the Transactions.
(b)Each Party has made all necessary premerger filing(s) pursuant to the Antitrust Laws prior to the Agreement Date. For avoidance of doubt, any filing necessary pursuant to the HSR Act with respect to the Transactions has been filed prior to the Agreement Date. Parent has paid all filing fees required under the HSR Act; provided, that, the filing fee associated with Seller’s acquisition of the Stock Consideration will be deemed a Closing Date Transaction Expense. No Party shall commit to or agree with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Law without the prior written Consent of the other Parties, except Parent may withdraw and refile, within two Business Days of withdrawal, Parent’s initial filing made in connection with the HSR Act if in its reasonable good faith judgment in consultation with and considering in good faith the views of counsel for the Seller Parties, such step is consistent with expeditiously obtaining a required approval.
(c)The Parties shall cooperate in good faith with the applicable Governmental Entities in connection with such filings and submissions and shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. Each Party shall promptly notify the other Parties of any oral or written communication it receives from any Governmental Entity relating to the matters that are the subject of this Agreement.

(d)Each of the Parties shall have the right to review in advance, and, to the extent practicable, each Party shall consult the other Parties on any filing made with, or other material communications submitted to, any third party and/or any Governmental Entity in connection with the Transactions. Subject to applicable Laws relating to the exchange of information, each Party shall, to the extent practicable, give the other Parties reasonable advance notice of all material communications with any Governmental Entity and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any Legal Proceeding in connection with, or as a result of, the Parties’ obligations pursuant to this Section 7.1, and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Transactions unless prohibited by such Governmental Entity. Materials required to be provided pursuant to this Section 7.1(d) may be redacted (i) to remove references concerning the valuation of the Company or other bidders for the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address attorney-client or other privilege concerns, and (iv) to remove material that is unrelated to the Transactions. Each Party, as each deems advisable and necessary, shall be entitled to designate any competitively sensitive material provided to the other Parties or to any Governmental Entity under this Section 7.1 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and shall not be disclosed by such outside antitrust counsel to Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.
(e)Without limiting the generality of anything contained in this Section 7.1 and subject to any limitations under applicable Laws, Parent agrees to, and to cause its controlled Affiliates to, use reasonable best efforts to take any and all actions necessary, to eliminate each and every impediment that is asserted by any Governmental Entity so as to enable the Parties to consummate the Transactions promptly and, in any event, prior to the End Date. For avoidance of doubt, the reasonable best efforts of Parent shall not be interpreted to require Parent to (i) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any entities, operations, assets, divisions, businesses, product lines, customers or facilities, (ii) terminate, amend or assign existing relationships, contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements or enter into such new licenses or other agreements, or (iv) enter into any consent decree or other agreement to effectuate any of the foregoing, in all cases, if such action would (x) in the good faith judgment of Parent, be reasonably likely to materially impair the overall economic or business benefits that Parent expects to receive from the Transactions or (y) require Parent to take such actions with respect to any of its, or its Subsidiaries’ pre-Closing operations, assets, divisions, entities, businesses, product lines, customers, relationships, contractual rights, or facilities.
(f)Prior to the Closing, Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, Consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, or (iii) delay the consummation of the Transactions. For avoidance of doubt, this Section 7.1(f) shall not be interpreted to prohibit or apply to any acquisition, merger or consolidation that was disclosed to the Seller Parties or the Company or publicly announced prior to the execution of this Agreement.

(g)Reasonably promptly following the execution of this Agreement, the Company shall give applicable notices to third parties and thereafter shall use commercially reasonable efforts to promptly obtain any third-party Consents required in connection with the consummation of the Transactions, in each case, if reasonably requested by Parent; provided that, except as set forth in rest of this Section 7.1 with respect to Consents of, and filings with, Governmental Entities, nothing in this Agreement shall require any Acquired Company or any Seller to expend any funds or incur any liability (other than reasonable legal costs and ordinary filing fees) or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any third party Consent.
7.2Employee Benefits; Appreciation Bonus Plan.
(a)For a period of not less than one year following the Closing, Parent shall provide, or shall cause to be provided, to current employees of the Acquired Companies (collectively, the “Company Employees”) (i) base salary or wage rate no less favorable than that in effect with respect to such Company Employees immediately prior to the Closing, (ii) target cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Company Employees immediately before the Closing, and (iii) benefits plans, programs and other arrangements that are no less favorable in the aggregate than those provided to such Company Employees immediately before the Closing or to similarly situated employees of Parent and its Affiliates; provided that the foregoing shall not diminish any obligation of any Acquired Company after the Closing pursuant to any employment or similar agreement between any Acquired Company and any Company Employee in existence as of the Closing; provided further, after the expiration of the Earn-Out Periods (as defined in Exhibit C), Parent may revise the Company’s commission plans in good faith if Parent reasonably believes that such commission plans are not in the best interests of the Company.
(b)For purposes of eligibility and vesting under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the Closing (collectively, the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company before the Closing, to the same extent as such Company Employee was entitled to immediately before the Closing, to credit for such service under any similar Company Plans. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Company Plan in which such Company Employee participated immediately before the Closing ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)If Parent so requests in writing no later than ten days prior to the Closing Date, the Acquired Companies shall take all actions necessary to terminate (i) all Company Plans that have a feature intended to qualify under Section 401(k) of the Code (“Seller 401(k) Plan”) effective as of the day prior to the Closing Date and (ii) any other Company Plans as of the Closing Date as requested by Parent and set forth on Schedule 7.2(c). No later than two days prior to the Closing Date, the applicable Acquired Companies shall provide Parent with evidence that the boards of directors (or similar governing bodies) of such Acquired Companies have terminated all Company Plans so requested pursuant to resolutions of such boards of directors (or similar governing bodies). The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. If the Seller 401(k) Plan is terminated in accordance with this Section 7.2(c), then New Parent agrees to cause its or an Affiliate’s plan that has a feature intended to qualify under Section 401(k) of the Code to accept a “direct rollover” of the account balances (including any in-kind rollover of promissory notes evidencing outstanding loans) of all Company Employees from the Seller’s 401(k) Plan if (a) such rollover is elected in accordance with applicable Law by such Company Employees, and (b) such rollover and any outstanding loan is accepted by the plan administrator.
(d)Nothing contained herein, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall alter or limit Parent’s, the Company’s or their respective Affiliates’ abilities to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.
7.3Indemnification of Officers and Directors
(a)All rights to indemnification existing in favor of those Persons who are directors and/or officers of any Acquired Company as of the Agreement Date (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Closing, as provided in the Company LLC Agreement or as provided in the indemnification agreements between an Acquired Company and such D&O Indemnified Persons (as in effect as of the Agreement Date) in the forms made available by the Company to Parent prior to the Agreement Date (collectively, the “Existing Indemnification Obligations”), shall survive the Closing and shall be observed by Parent, the Acquired Companies and their respective Affiliates after the Closing to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 7.3(a) and the indemnification rights provided under this Section 7.3(a) until disposition of such claim.
(b)From the Closing until the sixth anniversary of the date on which the Closing occurs, Parent and the Company (together with their successors and assigns, the “D&O Indemnifying Parties”) shall, in accordance with the Existing Indemnification Obligations, indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person as an officer, director or employee of an Acquired Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, the D&O Indemnifying Parties shall also, in accordance with the Existing Indemnification Obligations, advance costs and expenses (including reasonable attorneys’ fees) incurred by the D&O Indemnified Persons in connection with matters for which such D&O Indemnified Persons are eligible to be indemnified pursuant to this Section 7.3(b), subject to the execution by such D&O Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses as required under appropriate circumstances.
(c)Parent shall (or shall cause the Acquired Companies to) purchase, at Parent’s sole cost and expense, a “tail” policy extending the reporting period for the existing directors’ and officers’ liability insurance coverage for a period of six years after the Closing Date for the benefit of those Persons who are covered by the Acquired Companies’ directors’ and officers’ liability insurance policies as of the Closing, with respect to matters occurring prior to the Closing. Such a “tail” policy shall provide coverage that is no less advantageous in the aggregate to the coverage provided under the Acquired Companies’ current directors’ and officers’ liability insurance policies.
(d)In the event that Parent, the Acquired Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Company, as the case may be, shall assume the obligations set forth in this Section 7.3.
(e)The provisions of this Section 7.3 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such D&O Indemnified Person may have by contract or otherwise. This Section 7.3 may not be amended, altered or repealed after the Closing without the prior written Consent of the affected D&O Indemnified Person(s).
7.4Disclosure; Confidentiality.
(a) Notwithstanding anything herein to the contrary, each Party agrees that, except as may be required to comply with the requirements of any applicable Laws and, in the case of Parent, the rules and regulations of the NASDAQ and the SEC, no press release or similar public announcement or communication shall be made concerning the execution or performance of this Agreement unless the Parties have consulted in advance with respect thereto; provided that Parent shall be permitted to issue press releases announcing the entry into this Agreement and the Closing (and file corresponding Current Reports on Form 8-K with the SEC) and Parent shall provide the Seller with a right to review and comment on such press releases.
(b)Parent and, prior to Closing, the Acquired Companies, and their respective controlled Affiliates, shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.
7.5Tax Matters.
(a)Seller shall prepare, or cause to be prepared, and timely file or cause to be timely filed all income Tax Returns of the Acquired Companies for tax years ending on or before the Closing that are due after the Closing Date and the income Tax Returns for Seller for the year that includes the Closing (the “Pre-Closing Tax Returns”). Each Pre-Closing Tax Return will be prepared in a manner consistent with Section 7.5(h) and, unless otherwise required by applicable Law or Section 7.5(h), in accordance with existing procedures and practices and accounting methods of the Acquired Companies. Each Pre-Closing Tax Return will be submitted to Parent for Parent’s review and comment, which comments shall be considered in good faith, at least 30 days prior to the due date for filing such Tax Return.
(b)Parent shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns (other than Pre-Closing Tax Returns) of the Acquired Companies or with respect to the assets or the business of the Acquired Companies due (taking into account extensions of time to file) after the Closing Date (the “Parent Prepared Returns”). To the extent that any Parent Prepared Return relates to a Pre-Closing Tax Period, such Parent Prepared Return will be prepared in a manner consistent with Section 7.5(h) and, unless otherwise required by applicable Law or Section 7.5(f), in accordance with existing procedures and practices and accounting methods (other than the use of the cash method) of the Acquired Companies. In the event that any item reflected on any Parent Prepared Return could give rise to Taxes for which the Seller (or its beneficial owners) are responsible (including pursuant to any indemnification obligation under this Agreement) or reduce the rights of Seller to Pre-Closing Tax Refunds, Parent will provide such Tax Return to Seller for review and comment, which shall be considered in good faith, at least 30 days prior to the due date for filing such Tax Return.
(c)The Seller Parties shall be responsible for any Pre-Closing Taxes payable with respect to any Tax Returns filed pursuant to Section 7.5(a) or Section 7.5(b). Parent shall be responsible for all other Taxes payable with respect to such Tax Returns. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.
(d)Parent and the Acquired Companies will not (and will not permit their respective Affiliates to) (i) file (other than in accordance with Section 7.5(b)) or amend any Tax Return of the Acquired Companies for any Pre-Closing Tax Period, (ii) make, revoke or change any Tax election or change any method of accounting that has retroactive effect to a Tax Return of an Acquired Company for a Pre-Closing Tax Period, (iii) agree to extend or waive the statute of limitations with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period, (iv) make or initiate any voluntary contact with a Governmental Entity with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period or (v) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business, except (A) with the prior written Consent of Seller (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action would not reasonably be expected to (1) give rise to Taxes for which Seller (or its beneficial owners) are responsible or (2) reduce the rights of Seller to Pre-Closing Tax Refunds.
(e)Parent and the Acquired Companies shall promptly forward or shall cause to be promptly forwarded (and in any event within 10 Business Days) to Seller all written notifications and other communications from any Governmental Entity relating to any Tax or Tax Return of the Acquired Companies with respect to any Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date.
(i)Seller shall have the right (but not the obligation) to control any audit or examination by any Governmental Entity or any other Legal Proceeding with respect to Taxes or any Tax Return for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date (including contesting, resolving and defending against any assessment for additional Taxes, notice of deficiency or other adjustment of Taxes or Tax Returns of the Acquired Companies for any Pre-Closing Tax Period and the portion of the Straddle Period ending on the Closing Date) to the extent Seller (or its beneficial owners) could have any liability as a result thereof (each a “Tax Claim”); provided, however, that Seller shall provide to Parent (at Parent’s sole cost and expense) reasonable participation rights with respect to so much of any such Tax Claim that would reasonably be expected to affect the Tax liability of Parent or the Acquired Companies. Seller shall not enter into any settlement of, or otherwise compromise, any such Tax Claim that would adversely affect the liability of Parent or the Acquired

Companies for any Taxes without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)If, after receiving written notice of a Tax Claim, Seller does not exercise its control rights pursuant to Section 7.5(e)(i) with respect to such Tax Claim, Parent shall control the conduct of such Tax Claim; provided that Parent and the Acquired Companies shall (A) keep Seller reasonably informed with respect to the status of such Tax Claim, including by giving Seller advance notice of, and opportunity to attend, any in-person or telephonic meetings with any Governmental Entity, (B) provide Seller with copies of any written correspondence or other submissions received from a Governmental Entity with respect to such Tax Claim, (C) provide copies of any written correspondence to be provided to any Governmental Entity in connection with such Tax Claim to Seller for Seller’s review and comment, with all reasonable comments of Seller to be reflected in such correspondence or submission, and (D) not enter into any settlement of, or otherwise compromise, any such Tax Claim, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed. In addition, Seller will have the right to participate in the defense of any such Tax Claim (which will include participating in meetings with Governmental Entities and reviewing and commenting on written submissions to Governmental Entities) and to employ counsel, at Seller’s expense, separate from the counsel employed by Parent.
(f)Parent, the Acquired Companies and their Affiliates, on the one hand, and the Seller Parties, on the other hand, shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns of the Acquired Companies, and any Legal Proceeding with respect to Taxes. Such cooperation shall include signing any such Tax Returns of the Acquired Companies, claims or other documents necessary to settle any Tax controversy, executing powers of attorney, the retention and (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such Tax Return or Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent, the Acquired Companies and their Affiliates agree (i) to retain all books and records with respect to tax matters pertinent to the Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Governmental Entity, and (ii) until the expiration of the applicable statute of limitations, to give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Parent or the applicable Acquired Company, as the case may be, will allow Seller to take possession of such books and records.
(g)Parent and Seller shall split equally all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (but excluding, for the avoidance of doubt, any income Taxes) incurred as a result of the Transactions, the Party obligated to file the applicable Tax Return shall file such Tax Returns, and each other Party shall cooperate in connection with any such filings.
(h)All Pre-Closing Tax Returns and Parent Prepared Returns shall be prepared, and Pre-Closing Tax Refunds shall be calculated, in accordance with the following rules:
(i)to the maximum extent permitted by applicable Law, all Closing Date Transaction Expenses the cost of which are economically borne by New Parent or its Subsidiaries (including the Company following the Closing), will be treated as properly allocable to either New Parent’s taxable period or the Company’s Post-Closing Tax Period and will be included as deductions on the Tax Returns of New Parent;

(ii)if a Closing Date Transaction Expense is economically borne by New Parent or its Subsidiaries (including the Company following the Closing) but is not deductible on the Tax Returns of New Parent, such Closing Date Transaction Expense shall be treated as amount realized by the Seller and shall be amortizable by New Parent;
(iii)to the maximum extent permitted by applicable Law, all Closing Date Transaction Expenses the cost of which are economically borne by Seller will be treated as properly allocable to the Pre-Closing Tax Period ending as of the end of the day on the day before the Closing Date, and will be included as deductions on the Pre-Closing Tax Returns of Seller or the Acquired Companies for such period;
(iv)to the extent applicable, the Company will make a timely election under Revenue Procedure 2011-29 to apply the seventy percent (70%) safe-harbor to any Closing Date Transaction Expenses that are a “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f);
(v)no election shall be made under Sections 336 or 338 of the Code, or any similar provision of applicable Law in respect of the purchase and sale of the Acquired Companies; and
(vi)Seller shall neither recognize any deductions for accrued expenses nor recognize any income for accrued income in the Pre-Closing Tax Period, including as part of the recognition of gain pursuant to Section 7.5(i)(ii).
(i)For all applicable tax purposes, the Parties (and their Affiliates) agree to, and no Party shall take (or cause to be taken) any action or filing position inconsistent with, the following tax treatment of the items specified below:
(i)the transfer of membership units by Seller to New Parent in exchange for the Stock Consideration shall be treated as a tax-free exchange under Section 351(a) of the Code; and
(ii)the receipt of the Cash Consideration, the Earn-out Payments and the Additional Tax Gross Up Payments, if any, by Seller shall be treated as the receipt of money resulting in gain under Section 351(b) of the Code; and
(iii)for purposes of Section 453(i) of the Code, “recapture income” shall be calculated as if the entire amount of the Earn-out Payments were received in the taxable period that includes the Closing Date.
(j)The Seller will be entitled to all refunds, credits or similar benefits in respect of Taxes, including any interest paid or credited by a Governmental Entity with respect thereto, of the Acquired Companies or to the assets or business of the Acquired Companies (whether received as a cash refund or a credit against Taxes otherwise payable) that are attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date (any such refund or credit, a “Pre-Closing Tax Refund”) net of any reasonable costs or expenses incurred in obtaining or securing such amounts. Parent and its Affiliates will, if Seller so requests, cause the Acquired Companies to file for and use commercially reasonable efforts to obtain any Pre-Closing Tax Refund, provided that Seller will promptly reimburse Parent and its Affiliates for any reasonable out-of-pocket expenses incurred in filing, defending or prosecuting any Pre-Closing Tax Refund at the request of Seller. Parent will permit Seller to participate in (at Seller’s sole cost and expense) the prosecution of any such refund claim. If Parent, the Acquired Companies or any of their Affiliates receives any Pre-Closing Tax Refund to which Seller is entitled pursuant to this Section 7.5(j), within 15 days of receipt Parent or the applicable Acquired

Company will promptly pay (or cause their respective Affiliates to pay) the entire amount of such Pre-Closing Tax Refund to Seller.
(k)The Company and the Seller Parties will implement (and, as of the Closing, have implemented) the Internal Reorganization in accordance with the terms of this Agreement and will not take (and, as of the Closing, have not taken) any action from the time of conversion of the Company to a single member limited liability company until the Closing that would result in the Company being treated as other than an entity disregarded as separate from Seller for federal income tax purposes.
7.6Notification of Certain Events.
(a)During the Pre-Closing Period, the Company shall promptly notify Parent of, and furnish Parent with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of the Parent Parties to consummate the Transactions set forth in Article 8 not to be satisfied. The Company’s satisfaction of its obligations in the foregoing sentence shall not relieve the Company of any of its other obligations under this Agreement and any disclosure pursuant to this Section 7.6(a) shall not be deemed to have been disclosed as of the Agreement Date, to constitute a part of, or an amendment or supplement to the Disclosure Schedules, or to cure any breach of any representation, warranty or covenant as of the Agreement Date.
(b)During the Pre-Closing Period, Parent shall promptly notify the Company of, and furnish the Company with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to the obligations of the Company and the Seller Parties to consummate the Transactions set forth in Article 9 not to be satisfied. Parent’s satisfaction of its obligations in the foregoing sentence shall not relieve Parent of any of its other obligations under this Agreement and any disclosure pursuant to this Section 7.6(b) shall not be deemed to have been disclosed as of the Agreement Date or to cure any breach of any representation, warranty or covenant as of the Agreement Date.
7.7NASDAQ Listing. Parent agrees to use its reasonable best efforts to take all action necessary in order to cause the Stock Consideration to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.
7.8Cooperation; Efforts. The Parties agree to reasonably cooperate with each other in connection with any actions reasonably required to be taken as part of their respective obligations under this Agreement and otherwise use their reasonable best efforts to consummate the Transactions as soon as practicable.
7.9Section 16 Matters. Prior to the Closing, Parent and New Parent will take all such steps as may be required to cause any acquisitions of New Parent Common Stock in the Transaction by each individual who is subject to reporting requirements under Section 16(a) of the Exchange Act with respect to New Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
7.10Ancillary Acquisitions.
(a)Parent and Rippel shall negotiate in good faith the terms of the acquisition by Parent or its Affiliates of that certain real property located at 1499 Regal Row, Dallas, Texas 75208 from R-Real Estate, LLC, the current owner of such property and an entity controlled by Rippel for an aggregate purchase price of $4,300,000 (the “Office Building Acquisition”). The Office Building Acquisition shall include all buildings and structures comprising or appurtenant to such real property and any fixtures or other personal property located thereon and owned by R-Real Estate, LLC or its Affiliates. Furthermore, the Office Building Acquisition shall be on customary, arm-lengths terms for comparable real estate acquisitions in the Dallas-Fort Worth MSA and be subject to Parent’s good faith due diligence review, which Rippel shall reasonably cooperate with. Parent and Rippel shall use commercially reasonable efforts to consummate, subject to mutual agreement on the definitive acquisition documents, the Office Building Acquisition on or as promptly as practicable following the Closing Date.
(b)Parent and Rippel shall negotiate in good faith the terms of the acquisition by Parent or its Affiliates of the call center operations from Omni Nearshore Limited, an entity controlled by Rippel for an aggregate purchase price of $1,000,000 (the “Call Center Acquisition”). The Call Center Acquisition shall, upon mutual agreement of Rippel and Parent, be structured as an asset sale and shall be on customary, arm-lengths terms for comparable asset acquisitions, including the hiring of the existing employees of Omni Nearshore Limited and the assumption of Omni Nearshore Limited’s lease for the call center, and shall be subject to Parent’s good faith due diligence review, which Rippel shall reasonably cooperate with. Parent and Rippel shall use commercially reasonable efforts to consummate, subject to mutual agreement on the definitive acquisition documents, the Call Center Acquisition on or as promptly as practicable following the Closing Date.
(c)For the avoidance of doubt, neither the consummation of the Regal Row Acquisition or Call Center Acquisition are conditions precedent to the Parties obligations to consummate the Transaction and the failure to consummate the Office Building Acquisition or Call Center Acquisition on the Closing Date shall not be deemed a failure of any condition set forth in Article 8, including by any Party to comply with the covenants set forth in this Section 7.10.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT PARTIES
The obligations of the Parent Parties to effect the Closing and otherwise consummate the Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
8.1Accuracy of Representations and Warranties.
(a)The Specified Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization) and Section 4.3 (Title to Securities)) that are qualified by materiality or Company Material Adverse Effect and the representations and warranties contained in Section 3.7(a) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Specified Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization) and Section 4.3 (Title to Securities)) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(b)The representations and warranties of the Company set forth in Section 3.4 (Capitalization) and of the Seller Parties set forth in Section 4.3 (Title to Securities) shall be true and correct in all but de minimis respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such earlier date).
(c)The other representations and warranties of the Company set forth in Article 3 and the Seller Parties set forth in Article 4 (except the representation in Section 3.7(a)) shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein) as of the Agreement Date and of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.
8.2Performance of Covenants. The Company and each of the Seller Parties shall have performed and complied with, in all material respects, all of their covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by the Company or a Seller at or before the Closing).
8.3HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
8.4Consents.
(a)The Acquired Companies shall have received all material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entity (other than in respect of the HSR Act) required to be made, obtained, or effected prior to the consummation of the Transaction.
(b)The Consents set forth on Schedule 8.4 shall have been obtained.
8.5No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by Parent shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and no Law shall be in effect that makes consummation of the Transactions by Parent illegal or otherwise prohibits the consummation of the Transactions.
8.6Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(a)written resignations of all directors or managers of the Company, effective as of the Closing;
(b)from Seller, an IRS Form W-9;
(c)the Stockholders and an authorized officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 8.1 and Section 8.2 have been satisfied;
(d)Seller shall have executed agreements and documents, reasonably acceptable to Parent, as evidence of the consummation of the Internal Reorganization, including executed copies of the Company LLC Agreement;

(e)a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”) duly executed by each Seller Party; and
(f)an amendment to the Parent Credit Facility reflecting the terms set forth that certain term sheet provided to the Seller Parties on the date hereof.
8.7Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLER PARTIES
The obligations of the Company and the Seller Parties to effect the Closing and otherwise consummate the Transactions are subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:
9.1Accuracy of Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article 5 shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same effect as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
9.2Performance of Covenants. Parent Parties shall have performed and complied with, in all material respects, all of its covenants contained in this Agreement at or before the Closing (to the extent that such covenants require performance by Parent Parties at or before the Closing).
9.3HSR Clearance. The waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
9.4No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the Agreement Date that makes consummation of the Transactions by the Company illegal.
9.5Closing Certificate. An authorized officer of Parent shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 9.1 and Section 9.2 have been satisfied.
9.6Registration Rights Agreement. Parent shall have delivered to Rippel and Seller the Registration Rights Agreement in the form attached hereto as Exhibit D duly executed by New Parent.
ARTICLE 10
TERMINATION
10.1Termination. This Agreement may be terminated prior to the Closing:
(a)by mutual written Consent of Parent and the Company;
(b)by either Parent or the Company, by written notice to the other Parties, if the Closing shall not have occurred by the End Date; provided that the right to terminate this Agreement pursuant to Section 10.1(b) shall not be available to (i) Parent, if the failure of to fulfill or breach by a Parent Party of any obligation under this Agreement has been a primary cause of, or has resulted in, the failure of the Closing to occur on or before such date; or (ii) the Company, if the failure of to fulfill or breach by a Seller Party of any obligation under this Agreement has been a primary cause of, or has resulted in, the failure of the Closing to occur on or before such date;
(c)by either Parent or the Company, by written notice to the other Parties, if (i) any injunction, judgement, action or order by a court of competent jurisdiction shall be in effect that restrains, enjoins, makes illegal or otherwise prohibits consummation of the Transaction and has become final and non-appealable or (ii) any other Applicable Law has been enacted, entered, enforced or deemed applicable to the Transactions that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to (i) Parent, if a Parent Party’s breach of or failure to fulfill any obligations under the Agreement will have been a material cause of, or resulted in, the occurrence of such order or Applicable Law; or (ii) the Company, if a Seller Party’s breach of or failure to fulfill any obligations under the Agreement will have been a material cause of, or resulted in, the occurrence of such order or Applicable Law;
(d)by Parent, by written notice to the other Parties, if any Seller Party shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured within 30 days following receipt by the Seller Parties of written notice of such material breach or failure to perform; provided, that, at the time of such termination, none of the Parent Parties shall be in material breach of this Agreement so as to cause a condition to Closing set forth in Section 9.1 or Section 9.2 to fail to be satisfied; or
(e)by the Company, by written notice to the other Parties, if any Parent Party shall have materially breached or materially failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which material breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) cannot be or has not been cured within 30 days following receipt by the Parent Parties of written notice of such material breach or failure to perform; provided, that, at the time of such termination, none of the Seller Parties shall be in material breach of this Agreement so as to cause a condition to Closing set forth in Section 8.1 or Section 8.2 to fail to be satisfied.
10.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect without liability of any Party; provided that (a) Section 7.4(b), this Section 10.2 and Article 12 shall survive the termination of this Agreement and shall remain in full force and effect and (b) no Party shall be relieved or released from any liabilities arising out of its Fraud or Willful Breach.  For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an intentional action or intentional omission by any Party if such Party actually knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.
ARTICLE 11
SURVIVAL; INDEMNIFICATION
11.1Survival. The representations and warranties in this Agreement shall survive the Closing and, except as otherwise set forth below, shall terminate and expire on the date that is 12 months following the Closing Date. Notwithstanding the foregoing, (a) the representations and warranties set forth in Section 3.1 (Authority; Binding Nature of Agreement), Section 3.2 (Subsidiaries; Due Incorporation), Section 3.4 (Capitalization), Section 3.21 (Financial Advisors), Section 4.1 (Authority;

Binding Nature of Agreement), Section 4.3 (Title to Securities), Section 4.5 (Financial Advisor), Section 5.1 (Due Incorporation; Subsidiaries), Section 5.2 (Authority; Binding Nature of Agreement) and Section 5.7(a) (Capitalization) shall survive the Closing until such date that is five years following the Closing Date, (b) the representations and warranties set forth in Section 3.16 (Tax Matters) shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations of the underlying Taxes (including any applicable extensions thereof) (the representations and warranties set forth in clauses (a) and (b) are collectively, the “Fundamental Representations”), (c) the Seller Parties indemnification obligations with respect to the items set forth on Schedule 11.2(a) shall survive the Closing until such date that is two years following the Closing Date, (d) any covenant or agreement contained in this Agreement that by its terms is to be performed subsequent to the Closing Date shall in respect of performance after Closing survive in accordance with its terms and then terminate and (e) the covenants and agreements to be performed on or prior to the Closing shall not survive the Closing; provided, however, that if a Claim Notice relating to any representation or warranty is delivered to the Indemnifying Party prior to the expiration thereof, any claim specified in such Claim Notice shall not thereafter be barred by the expiration of such survival period and such claim shall survive until fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and Parent or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.
11.2Indemnification by Seller and the Stockholders.
(a)Subject to the terms of this Article 11, following the Closing, each of the Seller Parties agrees to jointly and severally indemnify, defend, and hold harmless New Parent and its Affiliates (including, after the Closing, the Company) and their respective equityholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Parent Indemnified Parties”), from, against and for any and all Losses imposed upon, suffered by or incurred by any Parent Indemnified Party resulting from, arising out of, with respect to or in connection with: (i) any breach or inaccuracy of any representation or warranty of the Seller Parties or the Company contained in Article 3 or Article 4, (ii) any breach of any covenant or agreement of the Seller Parties or the Company that by its terms is to be performed subsequent to the Closing Date, (iii) all Pre-Closing Taxes, (iv) any Indebtedness or Closing Date Transaction Expenses that are not included in the calculation of Indebtedness or Closing Date Transaction Expenses used to determine the final Purchase Price, in each case, as finally determined pursuant to Section 2.8, and (v) the matters set forth on Schedule 11.2(a).
(b)Parent Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a)(i) or Section 11.2(a)(v) (other than with respect to Fundamental Representations or Fraud) for any (i) single course of conduct where the Loss relating to such claim (or series of claims arising from the same or substantially related facts or circumstances) is less than $100,000 (the “De Minimis Amount”), or (ii) Loss or Losses (excluding all claims for Losses less than the De Minimis Amount) unless and until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 11.2(a) exceeds $10,500,000 (the “Deductible”), at which time Parent Indemnified Parties shall only be entitled to receive indemnification from Seller and the Stockholders for the amount of such Losses in excess of the Deductible, in the case of indemnification pursuant to Section 11.2(a)(i), up to $105,000,000 (the “Maximum Aggregate Liability Amount”), or, in the case of indemnification pursuant to Section 11.2(a)(v), up to $140,000,000; provided, however, that if the Losses attributable to a single course of conduct or arising from the same or substantially related facts or circumstances exceed the De Minimis Amount, then the entirety of such Losses (and not just those in excess of the De Minimis Amount) will be counted in the calculation of the Deductible and, subject to the Deductible, be indemnifiable pursuant to this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, (A) the Deductible shall not in any way apply to or limit any indemnification obligations of the Seller Parties pursuant to Section 11.2(a)(i) with respect to the Fundamental Representations or pursuant to

Sections 11.2(a)(ii)-(iv), and (B) the De Minimis Amount and the Maximum Aggregate Liability Amount shall not in any way apply to or limit any indemnification obligations of the Seller Parties pursuant to Section 11.2(a)(i) with respect to the Fundamental Representations or Sections 11.2(a)(ii)-(iv).
(c)The aggregate indemnification obligations of the Seller Parties pursuant to Section 11.2(a) shall not, except to the extent arising out of Fraud, exceed the amount of the Purchase Price and the Earn-out Payments actually received by each Seller Party.
(d)The Seller Parties shall have no obligation to indemnify any Parent Indemnified Party with respect to any Loss to the extent, and only to the extent, that such Loss is included in the calculation of Closing Cash, Closing Date Indebtedness or Closing Date Transaction Expenses used to determine the final Purchase Price, in each case, as finally determined pursuant to Section 2.8, including any Taxes included, reserved or accrued therein.
11.3Indemnification by Parent.
(a)Subject to the terms of this Article 11, New Parent agrees to indemnify, defend, and hold harmless the Seller Parties, their respective Affiliates and each of their respective members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnified Parties”) from, against and for any and all Losses imposed upon, suffered by or incurred by any Seller Indemnified Party resulting from, arising out of or in connection with: (i) any breach or inaccuracy of any representation or warranty of any Parent Party contained in Article 5 or (ii) any breach of any covenant or agreement of a Parent Party contained in this Agreement that by its terms is to be performed subsequent to the Closing Date.
(b)The indemnification rights of the Seller Indemnified Parties pursuant to Section 11.3(a)(i) (other than with respect to Fundamental Representations or Fraud) shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds the Deductible, at which time the Seller Indemnified Parties shall only be entitled to receive indemnification for the amount of such Losses in excess of the Deductible to the Maximum Aggregate Liability Amount. Notwithstanding the foregoing and for the avoidance of doubt, such Threshold Indemnity Amount and Maximum Aggregate Liability Amount shall not in any way apply to or limit any indemnification obligations of New Parent pursuant to Section 11.3(a)(i) with respect to the Fundamental Representations, Section 11.3(a)(ii) or Section 11.3(a)(iii) or in the case of Fraud.
(c)The aggregate indemnification obligations of Parent pursuant to Section 11.3(a) shall not, except to the extent arising out of Fraud, exceed the Purchase Price plus the Earn-out Payments.
11.4Indemnification Procedures.
(a)Except with respect to Tax Claims, which for the avoidance of doubt shall be governed by the provisions of Section 7.5(e) to the extent inconsistent with this provision, any Parent Indemnified Party or Seller Indemnified Party (as applicable, the “Indemnified Party”) shall give the indemnifying party or parties (the “Indemnifying Party”) prompt written notice (a “Claim Notice”) of any matter which would reasonably be expected to result in a claim for indemnification by the Indemnifying Party under this Article 11 (each, an “Indemnification Claim”), including any claim that is commenced by a third party against an Indemnified Party which would reasonably be expected to result in an Indemnification Claim (each, a “Third Party Claim”) including, to the extent known or reasonably calculable, the Indemnified Party’s good faith estimate of the amount of its Losses subject to such Claim Notice; provided, however, that no failure or delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnified Party shall provide written notice as soon as reasonably practicable to the Indemnifying Party of all material developments and documentation relating to the related Indemnification Claim and any material changes in the Indemnified Party’s good faith estimate of the amount of its Losses; provided, however, that no failure or delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced by such delay. The Indemnified Party shall provide the Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations, to its books and records, properties and personnel relating to the Indemnification Claim. The parties acknowledge and agree that all discussions with between the Indemnified Party and the Indemnifying Party in connection with the resolution of such Indemnification Claim will be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.
(b)The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within 30 days after the date that the Claims Notice is given to the Indemnifying Party (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnification Claim described in the Claims Notice and set forth with reasonable specificity those items in the Claims Notice to which the Indemnifying Party does not agree as well as the basis upon which such disagreement is founded. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Indemnification Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the Losses alleged in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, subject to the limitations set forth in this Article 11. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, then the Seller and New Parent shall promptly meet and use their commercially reasonable efforts to settle the dispute. If the Seller and New Parent are unable to reach agreement within 30 days after the conclusion of the Response Period, then either New Parent or the Seller may resort to other legal remedies subject to the limitations set forth in this Article 11.
(c)Without limiting the other limitations and exceptions of this Agreement, the obligations and liabilities of the Parties hereunder with respect to a Third Party Claim for which an Indemnified Party is entitled to indemnification pursuant to this Article 11 shall be subject to the following terms and conditions:
(i)The Indemnifying Party shall have the right, but not the obligation, to assume entire control and direction of the defense of any such Third Party Claim, at the Indemnifying Party’s expense; provided, that the Indemnifying Party (A) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 11 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense, subject in all respects to the limitations set forth in this Article 11, and (B) retains counsel for the defense of such Third Party Claim reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the first sentence of this Section 11.4(c)(i), the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and the Indemnifying Party shall not be liable to the Indemnified Party under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim incurred by the Indemnified Party in connection with the defense of such Third Party Claim (provided, however, that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party if both the Indemnifying Party and the Indemnified Party are named parties to the Third Party Claim and representation of both parties by the same counsel would be inappropriate due to a conflict of interest between them on one or more material issues). The Indemnifying Party shall not be entitled to control and direct the defense of any such Third Party Claim (1) involving criminal liability, (2) in which any relief other than monetary damages is sought against the Indemnified Party, (3) in which the outcome of any Third Party Claim in the matter would reasonably be expected to materially adversely affect the Indemnified Party, (4) in which the Indemnified Party reasonably concludes, based upon the written advice of outside legal counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, (5) in which alleged damages exceed the applicable limits set forth in Section 11.2 or Section 11.3, (6) in which the adverse party in the Third Party Claim is a Governmental Entity or a material business partner, customer or supplier of the Indemnified Party or its Affiliates, or (7) in which any Parent Indemnified Party or any insurer is required to assume the defense of such Third Party Claim. Each Party shall provide, and shall cause its Representatives (including, in the case of New Parent, the Company) to provide, as applicable, the other party and its counsel with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with its normal business operations, to its records and personnel and shall otherwise reasonably cooperate in the investigation, defense or settlement of a Third Party Claim. The Parties acknowledge and agree that all discussions with between the Indemnified Party and the Indemnifying Party in connection with the resolution of such Third Party Claim will be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. With respect to a Third Party Claim under this Article 11, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) consent to entry of any judgment or settlement or otherwise settle such claim.
(ii)If the Indemnifying Party elects to assume control of the defense of any Third Party Claim hereunder and fails to conduct the defense in an active and diligent manner or withdraws from such defense or is otherwise not permitted to conduct the defense pursuant to Section 11.4(c), the Indemnified Party shall then (A) have the right to undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party responsible for the reasonable costs and expenses of such defense thereafter as indemnifiable Losses to the extent such matter is ultimately determined to be subject to indemnification by Indemnifying Party (and, for the avoidance of doubt, after giving effect to any limitations on Indemnifying Party’s indemnity obligations and associated Losses under this Agreement) and (B) to consent to entry of any judgment or settlement or otherwise settle such claim.
11.5Recovery; Remedies Exclusive.
(a)Any indemnification payments required to be paid by the Seller Parties may be paid, at the option of the Seller Parties, either in cash or by the cancellation of a number of shares of Parent Common Stock equal in value to the required indemnification payment based on the Cancellation Price of the Parent Common Stock. The “Cancellation Price” shall equal the volume weighted average price of Parent Common Stock on the NASDAQ, as reported by Bloomberg L.P. for the 20 consecutive trading days ending on the fifth trading day prior to the final determination of the required indemnification payment, rounded to three decimal places. In the event that the Seller Parties fail to pay any required indemnification payment after seven Business Days of such indemnification payment becoming due and payable in accordance with the terms and conditions of this Agreement, Parent may, in its sole discretion, recover such amounts by set off against any Earn-out Payments.

(b)Except in the case of Fraud, from and after the Closing the provisions of this Article 11, Section 2.8, Section 7.5 and Section 12.15 set forth the exclusive remedies of (i) the Parent Indemnified Parties with respect to claims for breach of any representation, warranty, covenant or agreement contained in this Agreement and (ii) the Seller Indemnified Parties with respect to claims for breach of any representation, warranty, covenant or agreement contained in this Agreement.
11.6Determination of Loss Amount; Mitigation.
(a)The amount of Losses which an Indemnified Party shall be entitled to recover hereunder with respect to any matter shall be reduced by (i) the amount of all Tax Benefits and (ii) amounts actually recovered under insurance policies or from other third parties or collateral sources (including through contractual rights of indemnity of any Person which are contained outside of this Agreement, collectively “Collateral Sources”) with respect to such matter, in each case, net of any reasonable and documented expenses and costs (including costs of collection or enforcement), deductibles, retro-premium adjustments and other out-of-pocket costs incurred by the Indemnified Party in connection with procuring such Tax Benefit, proceeds or recovery. An Indemnified Party shall use its commercially reasonable efforts, which efforts shall not require the institution of any Legal Proceedings, to procure, receive and collect all insurance proceeds and all reasonably available proceeds and recoveries from Collateral Sources, provided, that obtaining any recovery from such Collateral Source shall not be a condition to the ability of any Indemnified Party obtaining any recovery under Article 11; provided, further, that nothing in this Article 11 shall (x) require any Indemnified Party to continue or maintain in effect any insurance policies or (y) prevent or delay any Person from obtaining any indemnification hereunder prior to recovery of any amounts under insurance policies or from other collateral sources or any Tax Benefit or using any efforts to obtain any such recovery or Tax Benefit. Further, in any case where an Indemnified Party actually recovers under insurance policies or from Collateral Sources any amount in each case, in accordance with and subject to the limitations set forth in the first sentence of this Section 11.6, in respect of a matter for which such Indemnified Party has already been indemnified pursuant to Section 11.2(a) or Section 11.3(a), as applicable, such Indemnified Party shall promptly pay over the amount so recovered (after deducting therefrom the amount of the expenses and costs incurred by such Indemnified Party following the Closing in procuring such recovery), but, in any case, not in excess of the amount previously so paid out to or on behalf of Indemnified Parties in respect of such matter, to the Indemnifying Party. In addition, an Indemnified Party shall be responsible for taking or causing to be taken commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to Losses that may be indemnifiable under this Article 11.
(b)With respect to each representation or warranty contained in this Agreement that is subject to a Qualification, any such Qualification (other than the Specified Qualification) shall be disregarded for purposes of (i) determining whether an inaccuracy or breach of such representation or warranty has occurred and (ii) the calculation of the amount of Losses that are subject to indemnification hereunder.
11.7Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes (including Tax purposes), and the Parties agree to file, or cause to be filed, their Tax Returns consistently with such characterization.
ARTICLE 12
MISCELLANEOUS PROVISIONS
12.1Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

12.2Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated, except that (a) any such fees and expenses of the Company incurred prior to the Closing shall be borne by the Seller Parties to the extent not paid prior to the Closing or included in the Closing Date Transaction Expenses and taken into account in determining the Consideration and (b) filing fees payable under or pursuant to the HSR Act (and any other Antitrust Law or government regulation) shall be paid by Parent.
12.3Waiver.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
12.4Entire Agreement; Counterparts. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect until the Closing. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.
12.5Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Except as set forth in Section 2.8, in any action between any of the Parties arising out of or relating to this Agreement or any of the Transactions: (a) each of the Parties irrevocably and unconditionally Consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery and any state appellate court therefrom declines to accept jurisdiction over a particular matter, any United States federal court located in the State of Delaware or any Delaware state court); (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Legal Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Legal Proceeding in any other court other than one of the above-named Delaware courts or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Legal Proceeding other than before one of the above-named Delaware courts. Notwithstanding the previous sentence a party may commence any Legal Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each of the Parties to this Agreement hereby (i) consents to service of process in any Legal Proceeding among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Transaction Document or the Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.8, will constitute good and valid service of process in any such Legal Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Legal Proceeding any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
12.6Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written Consent of (a) the Company (with respect to an assignment or delegation by Parent or an assignment or delegation by the Company after the Closing) or (b) Parent (with respect to an assignment or delegation by any Seller or an assignment or delegation by the Company on or before the Closing), and any such assignment without such prior written Consent shall be null and void; provided that without the prior Consent of the Company, Parent may assign this Agreement or any of its rights or interests in this Agreement (i) to its lenders providing financing in connection with the Transactions for collateral security purposes, (ii) a Person that acquires or otherwise succeeds to all or substantially all of Parent’s business or assets and assumes all of Parent’s obligations hereunder, or (iii) any Affiliate of Parent; provided, further, that no assignment shall limit the assignor’s obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns.
12.7Third Party Beneficiaries. Except as provided in Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
12.8Notices. Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) one Business Day after being sent by courier or express delivery service; provided that, in each case, the notice or other communication is sent to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent:
FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
Attention:	Rick Wessel
Doug Orr
Email:	rick.wessel@firstcash.com
doug.orr@firstcash.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention:	Kyle Healy
Justin Howard
Email:	kyle.healy@alston.com
justin.howard@alston.com

if to the Company or Seller (prior to the Closing):
c/o American First Finance Inc.
8585 North Stemmons Freeway, Suite N-1000
Dallas, TX 75247
Attention:	Jacqueline Allen
Howard Hambleton
Email:	jallen@americanfirstfinance.com
hhambleton@americanfirstfinance.com

or the Stockholders:
Douglas R. Rippel
7570 W. 21st Street N
Building 1010, Suite C
Wichita, Kansas 67212
Email:	drippel@americanfirstfinance.com

in the case of notices to the Company or Seller (prior to the Closing) or to the Stockholders, with a copy to (which shall not constitute notice):
King & Spalding LLP
1180 Peachtree Street NE, Suite 1600
Atlanta, Georgia 30309
Attention:	Erik Belenky
Email:	ebelenky@kslaw.com

12.9Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
12.10Conflict of Interest. If the Seller Parties so desire, without the need for any Consent or waiver by the Company or Parent, King & Spalding LLP shall be permitted to represent the Seller Parties after the Closing in connection with any matter related to the Transactions, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, King & Spalding LLP shall be permitted to represent the Seller Parties, any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any Legal Proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with King & Spalding LLP, unless and to the extent King & Spalding LLP is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Seller Parties or the Seller Consents in writing at the time to such engagement. Any such representation of the Company by King & Spalding LLP after the Closing shall not affect the foregoing provisions hereof.
12.11Attorney-Client Privilege. The Parties agree that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence attaching as a result of counsel’s (whether external or internal) representation of the Seller Parties and the Company prior to the Closing in connection with the Transactions, and all information and documents covered by such privilege or protection (the “Covered Materials”), shall belong to and be controlled by the Seller Parties, and not by Parent or the Company, following the Closing, and may be waived only by the Seller, and not the Company, and shall not pass to or be claimed or used by Parent or the Company. Absent the Consent of the Seller, neither Parent nor the Company shall have a right to access the Covered Materials following the Closing and, in the event Parent or the Company accesses Covered Materials in violation of this sentence, such access will not waive or otherwise affect the rights of the Seller Parties with respect to the related privilege or protection. Notwithstanding the foregoing, if a dispute arises between Parent or an Acquired Company, on the one hand, and a third party other than (and unaffiliated with) the Seller Parties, on the other hand, after the Closing, then the Company may assert such attorney-client privilege to prevent disclosure to such Covered Materials; provided, further, that Parent and the Company may not waive such privilege without the prior written Consent of the Seller.
12.12No Implied Representations; Non-Reliance. The Parties acknowledge that, except as expressly provided in Article 3, Article 4, and Article 5, none of the Parties has made or is making any representations or warranties whatsoever, implied or otherwise, and each of the Parties hereby disclaims that it has made or is deemed to have made any representation or warranty regarding itself, the business of the Acquired Companies, the business of Parent or the Transactions, except as provided in Article 3, Article 4, and Article 5 hereof, as applicable. Parent hereby acknowledges and agrees that Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent further acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the Transactions, Parent has relied solely upon its own investigation and the express representations and warranties of the Company and Seller Parties set forth in Article 3 and Article 4 (in each case, including, and subject to, the related portions of the Disclosure Schedules) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company); and (b) neither the Company, nor any Seller Party, nor any other Person has made any representation or warranty as to a Seller Party, the Company or the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Article 3 or Article 4 (including, and subject to, the related portions of the Disclosure Schedules).
12.13Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 12.5 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity, and (b) the right of specific performance is an integral part of the Transactions and that, without that right, none of the Parties would have entered into this Agreement. The right to specific enforcement hereunder shall include the right of the Seller to cause Parent to purchase the shares of Company Stock owned by the Seller and to consummate the other Transactions, on the terms and subject to the conditions set forth in this Agreement. Each Party agrees that such Party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide or post any bond or other security in connection with any such order or injunction.
12.14Seller Release. Effective as of the Closing, each Seller Party, on behalf of itself and its controlled Affiliates and its heirs, family members, successors and assigns (collectively, with the Seller Parties, the “Seller Releasors”), in its capacity as a direct or indirect equityholder of the Company hereby irrevocably releases, acquits and forever discharges Parent and its Affiliates (including, after the Closing, the Company), and their respective officers, managers, directors, employees, counsel and agents (each, a “Parent Releasee”) from and against any and all liabilities (in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable), obligations, actions, causes of action, claims, demands, damages, Losses, judgments, debts, dues and suits of every kind, nature and description whatsoever, in law, contract or equity, that such Seller Releasor or its heirs, legal representatives, successors or assigns ever had, now has or may in the future have on or by reason of any matter, cause, thing, act event or omission whatsoever occurring up to and including the Closing Date, but only to the extent that such cause, matter or thing does not (a) otherwise constitute

Fraud or (b) relate to such Seller or any equity of such Seller, as applicable, which shall continue to exist and shall not be released hereby or transferred to Parent (directly or indirectly). Each Seller Releasor covenants and agrees not to, nor shall any Seller Releasor cause its respective Affiliates to, assert any such claim against any Parent Releasee. Notwithstanding the foregoing, nothing in this Section 12.14 or otherwise shall be deemed to release the Parent Releasees (i) from any rights and claims pursuant to this Agreement or the Transaction Documents, (ii) with respect to any officer, director or employee of any Acquired Company, from any right in respect of wages or base salary or benefits in the ordinary course of business that remain unpaid, or (iii) any right to indemnification in favor of, or limitation of liability of, a current or former director, officer, employee or manager of the Acquired Companies pursuant to the Organizational Documents of any Acquired Company.
12.15Construction.
(a)For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.
(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)As used in this Agreement, “made available” (or phrases having similar import) means that the applicable materials were (i) posted to the electronic datasite with the project name “Project Atlantis” maintained by Datasite in connection with the Transactions (A) in the case of materials required to be made available on or prior to the Agreement Date, on or before 3:00 p.m. Central Time on the date prior to the Agreement Date, or (B) in the case of materials required to be made available on or prior to the Closing Date, on or before 3:00 p.m. Central Time on the date prior to the Closing Date, or (ii) physically or electronically (via email) provided to Parent or its Representatives.
(e)Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Exhibits” and “Schedules” are intended to refer to Articles or Sections of this Agreement and Exhibits or Schedules to this Agreement. All Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Unless the context otherwise requires, the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(f)The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(g)All references herein to “dollars,” “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country.

(h)The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(i)If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. All reference herein to “days” shall be deemed to be references to “calendar days” unless the context otherwise requires.
(j)Unless the context requires otherwise, (i) any definition of or reference or citation to any Law or Contract herein shall be construed as referring or citing to such Law or Contract as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (iv) all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles, (v) the word “or” shall not be exclusive, and (vi) the phrase “to the extent” means the degree to which a subject or other item extends and shall not simply mean “if.”
12.16Disclosure Schedules. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate Schedules corresponding to the subsections of Article 3 and Article 4. The representations and warranties contained in Article 3 and Article 4 are subject to (a) the exceptions and disclosures set forth in the Schedule corresponding to the particular subsection of Article 3 and Article 4 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such Schedule by reference to another part of the Disclosure Schedules; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedules to the extent it is reasonably apparent that such exception or disclosure is intended to qualify such representation and warranty. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The Disclosure Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in this Agreement. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

PARENT:

FIRSTCASH, INC.

By:
Name:
Title:

NEW PARENT:

FIRSTCASH HOLDINGS, INC.

By:
Name:
Title:

MERGER SUB:

ATLANTIS MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

THE COMPANY:

AMERICAN FIRST FINANCE INC.

By:
Name:
Title:

THE SELLER PARTIES:

AFF SERVICES, INC.

By:
Name:
Title:

DOUGLAS R. RIPPEL REVOCABLE TRUST

By:
Name:
Title:

2013 DOUGLAS R. RIPPEL IRREVOCABLE TRUST

By:
Name:
Title:

Douglas R. Rippel

[Signature Page to Business Combination Agreement]

Exhibit A
Certain Definitions

For purposes of the Agreement (including this Exhibit A):
“Accounting Principles” has the meaning set forth in Section 2.3(b).
“Accrued Taxes” means the aggregate unpaid Tax liabilities of the Acquired Companies reduced (but not below zero) in the case of any Tax by the tax benefit of any losses, refunds receivable and credits applicable to any such Tax with respect to a relevant period, attributable to (a) any taxable period that ends on or prior to the Closing Date or (b) the portion of any taxable period which includes (but does not end on) the Closing Date up to and including the Closing Date. The calculation of Accrued Taxes shall exclude any deferred Tax liabilities.
“Acquired Companies” means the Company and its Subsidiaries.
“Additional Tax Gross Up Payments” has the meaning set forth in Exhibit C.
“AFF Contribution” has the meaning set forth in the recitals of this Agreement.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Agreement Date” means the date of this Agreement.
“AI” has the meaning set forth in Section 3.10(q).
“Allocation Methodology” has the meaning set forth in Section 2.11.
“Allocation Schedule” has the meaning set forth in Section 2.11.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect.
“Anti-Money Laundering Laws” shall mean all applicable Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing in the jurisdictions the Company conducts its business, including the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), and any Law implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Law” means any Law designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and similar foreign competition Laws.
“Audited Balance Sheets” has the meaning set forth in Section 3.6(a).
“Bank Secrecy Act” has the meaning set forth in the definition of Anti-Money Laundering Laws.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas.

“Business Systems” means all information technology assets and equipment, Software, computer hardware (whether general or special purpose), telecommunications equipment, interfaces, platforms, servers, peripherals, websites, applications, databases and computer systems that are owned, leased, licensed, or controlled by the Acquired Companies, irrespective of whether physical, virtual, or cloud based. For purposes of this Agreement, Business Systems include any of the forgoing that is operated by any vendor, supplier, service provider, or contractor of the Acquired Companies.
“Cancellation Price” has the meaning set forth in Section 11.5(a).
“CARES Act” means the (a) Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), or any similar applicable Law, and any administrative or other guidance published with respect thereto by any Governmental Entity, (b) the Payroll Tax Executive Order, (c) the Consolidated Appropriations Act, 2021, and (d) the American Rescue Plan Act of 2021, Pub. L. No. 117-2, H.R. 1319, 117th Cong. (2021).
“Cash” means, the aggregate amount of cash and cash equivalents (excluding any Restricted Cash) held by the Acquired Companies, as determined in accordance with the Accounting Principles, less (a) the aggregate amount of outstanding checks or drafts of the Acquired Companies that have not posted, plus (b) the aggregate amount of checks received by the Acquired Companies that have not been posted.
“Cash Consideration” means an amount of cash equal to (a) the Purchase Price, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Date Indebtedness, plus (d) an amount equal to the amount by which the Estimated Closing Date Transaction Expenses is less than $37,500,000, if any, minus (e) an amount equal to the amount by which the Estimated Closing Date Transaction Expenses exceed $37,500,000, if any, minus (f) the Stock Consideration Amount, plus (g) the Closing Date Tax Gross Up Payment.
“Claim Notice” has the meaning set forth in Section 11.4(a).
“Claim Response” has the meaning set forth in Section 11.4(b).
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means the amount of Cash as of 11:59 p.m. Central Time on the date immediately prior to the Closing Date.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Indebtedness” means the Indebtedness of the Acquired Companies as of immediately prior to the Closing; provided that (a) any item included in Closing Date Indebtedness shall not be included in Closing Date Transaction Expenses and (b) any item included in Closing Date Transaction Expenses shall not be included in Closing Date Indebtedness; provided, further, that Closing Date Indebtedness will not include any liabilities incurred by or at the direction of Parent or New Parent in connection with the Transactions.
“Closing Date Tax Gross Up Payment” means $10,000,000.
“Closing Date Transaction Expenses” means, to the extent unpaid as of immediately prior to the Closing: (a) all fees, costs and expenses accrued, incurred or otherwise payable by the Acquired Companies or the Seller Parties at or prior to the Closing in connection with the sales process or the preparation, execution, negotiation and performance of this Agreement, the other Transaction Documents and the Transactions, including attorneys, accountants, consultants, brokers and financial advisors (including King & Spalding LLP and Stephens, Inc. or its Affiliates); and (b) any severance (other than payments arising from actions taken by Parent following the Closing Date), transaction bonus, phantom equity, retention, change-in-control, compensation or other similar payment or benefit of any kind payable by the Acquired Companies or the Seller Parties to any current or former officer, director, employee, contractor or other service provider upon the consummation of the Transactions or the entry into, or adoption of, this Agreement, in each case, together with all employer-side payroll taxes payable in connection therewith (or in connection with any other compensatory payments made as a result of the consummation of the Transactions or the entry into, or adoption of, this Agreement); provided that Closing Date Transaction Expenses shall not include (i) any severance or other payments made to employees or other service providers who are terminated after the Closing, (ii) any fees, costs and expenses payable by Parent or any of its respective Affiliates pursuant to the terms of this Agreement (or any financing related to the Transactions), (iii) any filing fees under the HSR Act or other Antitrust Law which, in each case, will be borne by Parent or (iv) any item included in Closing Date Indebtedness.
“Closing Statement” has the meaning set forth in Section 2.8(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Sources” has the meaning set forth in Section 11.6(a).
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Data” means Personal Information any other information protected by applicable data privacy Laws, in any Acquired Company’s possession or control.
“Company Employees” has the meaning set forth in Section 7.2(a).
“Company Financial Statements” has the meaning set forth in Section 3.6(a).
“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies.
“Company Licensed Intellectual Property” has the meaning set forth in Section 3.10(e).
“Company LLC Agreement” means that certain limited liability company agreement of the Company attached hereto as Exhibit E and entered into in accordance with Section 2.10.
“Company Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, is or would reasonably be expected (a) to be materially adverse to the assets, liabilities, financial condition or existing business of the Acquired Companies (taken as a whole); provided that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect of the type described in clause (a) of this definition only: (i) any adverse effect resulting directly or indirectly from general business or economic conditions or the United States economy, debt, credit or securities market, except to the extent such general business or economic conditions have a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry; (ii) any adverse effect resulting directly or indirectly from conditions generally affecting any industry or industry sector in which the Acquired Companies operate or compete, except to the extent such adverse effect has a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry or industry sector; (iii) any adverse effect resulting from changes in regulatory, legislative or political conditions in the United States or any other country or region in the world, except to the extent such change in regulatory, legislative or political condition has a materially disproportionate effect on the Acquired

Companies as compared to any of the other companies in the Acquired Companies’ industry; (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattacks, cyberterrorism, cybercrime, ransomware, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberattacks, cyberterrorism, cybercrime, ransomware, terrorism or military actions), pandemic or epidemic (including the COVID-19 pandemic or any worsening thereof) in the United States or any other country or region in the world, except to the extent such conditions or actions has a materially disproportionate effect on the Acquired Companies as compared to any of the other companies in the Acquired Companies’ industry or geographies in which the Acquired Companies operate; (v) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions, including any disruption in (or loss of) supplier, service provider, partner or similar relationships or any loss of employees; (vi) any adverse effect resulting directly or indirectly from any change in accounting requirements or principles, GAAP or applicable Laws or the interpretation thereof; (vii) any adverse effect resulting directly or indirectly from (1) any action taken by an Acquired Company at Parent’s direction, (2) any action referred to in Section 6.2 validly taken in accordance with the provisions thereof or (3) the failure to take any action referred to in Section 6.2 that was not taken by an Acquired Company because Parent withheld its Consent; (viii) the failure of the Acquired Companies to meet internal or analyst forecasts, expectations or projections (provided that the underlying causes of such failure may (unless otherwise excluded pursuant to the exclusions described above) be considered in determining whether there is a Company Material Adverse Effect); or (ix) any adverse effect resulting directly or indirectly from any breach by Parent of any provision of this Agreement or the taking of any other action by Parent; or (b) to be materially adverse to the ability of the Seller Parties or the Company to consummate the Transactions.
“Company Permits” has the meaning set forth in Section 3.11(a).
“Company Plan” has the meaning set forth in Section 3.17(a).
“Company Product” means the products and services currently licensed, sold or distributed by an Acquired Company, including third-party products included as part of a Company Product, and expressly including any third-party products distributed along with any Acquired Companies’ products or services or licensed separately.
“Company Software” means any proprietary Software that constitutes Company Intellectual Property.
“Company Stock” means, prior to the Internal Reorganization, the Class A voting stock and Class B non-voting stock of the Company, par value $0.00 per share, and after the Internal Reorganization, the limited liability company interests of the Company.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 8, 2021, by and between Parent and the Company.
“Consent” means any consent, approval or waiver.
“Consideration” means an amount equal to (a) the Cash Consideration, plus (b) the Stock Consideration, plus (c) Earn-out Payments, if any, plus (d) the Additional Tax Gross Up Payments, if any.
“Contract” means any note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or obligation, whether written or oral, excluding for the avoidance of doubt, the Company Permits.

“Conversion” has the meaning set forth in the recitals of this Agreement.
“Covered Materials” has the meaning set forth in Section 12.11.
“COVID-19 pandemic” means the SARS-CoV-2 or COVID-19 pandemic, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“D&O Indemnified Persons” has the meaning set forth in Section 7.3(a).
“D&O Indemnifying Parties” has the meaning set forth in Section 7.3(b).
“Debt Payoff Amounts” has the meaning set forth in Section 2.5.
“Deductible” has the meaning set forth in Section 11.2(b).
“De Minimis Amount” has the meaning set forth in Section 11.2(a).
“DFW Office Lease” means that certain Commercial Lease Agreement, dated July 3, 2021, by and between the Company and R-Real Estate, LLC, as may be amended, modified or supplemented.
“DGCL” has the meaning set forth in the recitals of this Agreement.
“Disclosure Schedules” means the disclosure schedules that have been prepared by the Company and delivered to Parent on the Agreement Date. The contents of each of the Contracts and other documents referred to in the Disclosure Schedules shall be deemed to be incorporated and referred to in the Disclosure Schedules as though set forth in full therein.
“Dispute Auditor” has the meaning set forth in Section 2.8(b).
“Dispute Notice” has the meaning set forth in Section 2.8(b).
“Earn-out Payments” has the meaning set forth in Exhibit C.
“Effective Time” has the meaning set forth in Section 1.1(b).
“Employee Benefit Plan” means any pension, retirement, profit-sharing, 401(k), savings, employee stock ownership, stock option, share purchase, stock appreciation rights, restricted stock, phantom stock, stock bonus, retention, severance pay, termination pay, change in control, vacation, holiday, sick pay, supplemental unemployment, salary continuation, bonus, incentive, deferred compensation, executive compensation, medical, vision, dental, life insurance, accident, disability, fringe benefit, flexible spending account, cafeteria, or other similar plan, fund, policy, benefit, program, practice, custom, agreement, arrangement, or understanding for the benefit of any current or former officer, employee, director, retiree, or independent contractor or any spouse, dependent or beneficiary thereof whether or not such Employee Benefit Plan is or is intended to be (a) arrived at through collective bargaining or otherwise, (b) funded or unfunded, (c) covered or qualified under the Code, ERISA or other applicable Law, (d) set forth in an employment or individual consulting Contract or (e) written or oral.
“Employment Matters” has the meaning set forth in Section 3.17(i).
“End Date” means March 31, 2022.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any law or governmental regulation relating to (a) the protection, preservation or restoration of the environment (including, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, any Hazardous Substances, or (c) safety issues (including human and occupational safety and health), in each case, as amended and as in effect on the Agreement Date.
“Environmental Permit” means any permit, license, review, certification, approval, registration, Consent or other authorization issued pursuant to any Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” has the meaning set forth in Section 3.17(g).
“Estimated Closing Cash” has the meaning set forth in Section 2.3(b).
“Estimated Closing Date Indebtedness” has the meaning set forth in Section 2.3(b).
“Estimated Closing Date Transaction Expenses” has the meaning set forth in Section 2.3(b).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Indemnification Obligations” has the meaning set forth in Section 7.3(a).
“F Reorganization” has the meaning set forth in the recitals of this Agreement.
“FFCRA” means the Families First Coronavirus Response Act, Pub. L. 116-127 (or any comparable, analogous or similar provision of state, local or non-U.S. Law or conforming U.S. Law).
“FFIEC” has the meaning set forth in the definition of Privacy and Security Requirements.
“Final Adjustment Amount” has the meaning set forth in Section 2.8(d).
“Final Adjustment Amount Determination Date” has the meaning set forth in Section 2.8(c).
“Financing” has the meaning set forth in Section 6.5(a).
“Fortress Facility” means that certain Credit Agreement, dated March 3, 2021, between AFF Funding I, LLC, American First Finance Inc., Fortress Credit Co LLC, Drawbridge Special Opportunities Fund LP, Fortress Lending I holdings L.P. and Fortress Lending II Holdings L.P. and all ancillary documents related thereto or entered into in connection therewith.
“Fortress Facility Amendment” has the meaning set forth in the Recitals.
“Fraud” means actual common law fraud under Delaware law with the specific intent to deceive the other parties (excluding any constructive, negligent or reckless fraud) committed by any Party in the making of any representation or warranty in Article 3, Article 4 or Article 5 (each as qualified by the

Disclosure Schedules), as applicable, or in any certificate delivered pursuant to this Agreement by such Party.
“Fundamental Representations” has the meaning set forth in Section 11.1.
“Funded Indebtedness” has the meaning set forth in Section 2.5.
“GAAP” means generally accepted accounting principles in the United States established by the United States Financial Accounting Standards Board, consistently applied for the applicable period referenced.
“Government Official” means (a) any officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, or (d) any officer or employee of a public international organization.
“Governmental Entity” means any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, arbitrator, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.
“Governmental Order” shall mean any subpoena, order, writ, judgment, injunction, decree, stipulation, consent order, determination or award entered by or with any Governmental Entity.
“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, or a “pollutant” or “contaminant” or otherwise regulated, under any Environmental Law, and shall include any substance for which exposure is regulated by any Governmental Entity or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead, mold, mold spores and mycotoxins or polychlorinated biphenyls or other similar substances.
“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.
“Indebtedness” means the outstanding principal amount of, and all interest and other amounts whether accrued for or not in respect of, including any penalties, unpaid fees and expenses and other monetary obligations, and all amounts payable at retirement, including any prepayment, redemption, make-whole, breakage or similar premiums or penalties, of, (a) any indebtedness for borrowed money of the Acquired Companies, (b) any obligation of any Acquired Company evidenced by bonds, debentures, notes or other similar Contracts, (c) all liabilities and obligations under leases of any Acquired Company required to be capitalized in accordance with GAAP (but not including operating lease obligations and not taking into account FASB Accounting Standard Update 2016-02 Leases (Topic 842)), (d) any obligation of the Acquired Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Acquired Companies (in each case, solely to the extent actually drawn), (e) any obligations of the Acquired Companies pursuant to any surety or performance bond to the extent a claim for funding pursuant to any such surety or performance bond by the issuer thereof has been made against the Acquired Companies, (f) any liabilities for any due and unpaid severance or accrued deferred compensation obligations of the Acquired Companies together with all employer-side payroll Taxes payable in connection therewith, (g) all liabilities and obligations of the Acquired Companies for the deferred purchase price of property or services (including earn-outs and purchase price adjustments), (h) any Accrued Taxes, (i) any payroll Taxes the payment of which was deferred under Section 2302 of the CARES Act from the period prior to the Closing to a period after the Closing, and (j) any obligation of the type referred to in clauses (a) through (i) of this definition of another Person the payment of which any Acquired Company has guaranteed or for which any Acquired Company is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor.
“Indemnification Claim” has the meaning set forth in Section 11.4(a).
“Indemnified Party” has the meaning set forth in Section 11.4(a).
“Indemnifying Party” has the meaning set forth in Section 11.4(a).
“Insurance Policies” has the meaning set forth in Section 3.19.
“Intellectual Property” means any (a) utility and design patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, divisionals, provisionals, revisions, extensions and reexaminations or reissues thereof in any jurisdiction throughout the world (clause (a), collectively, “Patents”), (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos, and other indicia of origin, together with all goodwill associated therewith (clause (b), collectively, “Marks”), (c) Internet domain name registrations and social media accounts, (d) Trade Secrets and other confidential information, in each case, whether or not patented or patentable, (e) copyrights and other copyrightable works and works in progress (including content of internet websites), and rights in data and Software, (f) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (g) all registrations, issuances, and applications for registration of any of the foregoing, and (h) any renewals, extensions, continuations, continuations in part, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.
“Internal Reorganization” has the meaning set forth in the recitals of this Agreement.
“IP Agreement” has the meaning set forth in Section 3.10(h).
“IRS” means the Internal Revenue Service.
“Key Employees” has the meaning set forth in the recitals of this Agreement.
“Knowledge” means, with respect to the Company, (a) the actual knowledge of a fact or other matter of the Knowledge Individuals and (b) the knowledge the Knowledge Individuals would have after reasonable inquiry.
“Knowledge Individuals” means Rippel, Howard Hambleton, Doug Maxwell and Jacqueline Allen.
“Landlord” has the meaning set forth in Section 3.9.
“Law” means any United States federal, state, local, municipal, foreign or other law, statute, act, code, constitution, principle of common law, rule, regulation, decree, Governmental Order, ordinance, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise having the force or effect of law.
“Leased Real Property” has the meaning set forth in Section 3.9.

“Legal Proceeding” means any action, suit, claim, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, request, review, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Entity or any arbitrator or arbitration panel.
“Lien” means any and all liens, licenses, mortgages, easements, encroachments, restrictions on transfer, encumbrances, security interests, claims, charges or pledges.
“Lookback Period” means the period from October 1, 2018 to the Agreement Date.
“Loss” means any losses, liabilities, damages, assessments, levies, payments, obligations, fines, penalties, Taxes, Third Party Claims, settlements, judgments, awards, diminution in value, interests, costs or expenses (including reasonable out-of-pocket legal, accounting, expert and consultant fees and expenses, costs of investigation and litigation and defense and court costs), but excluding any exemplary or punitive damages except, in each case, to the extent incurred in connection with a Third Party Claim.
“Marketing Period” means the period from the date hereof to December 3, 2021.
“Marks” has the meaning set forth in the definition of Intellectual Property.
“Material Contracts” has the meaning set forth in Section 3.12(a).
“Maximum Aggregate Liability Amount” has the meaning set forth in Section 11.2(b).
“Merger Sub” has the meaning set forth in the preamble of this Agreement.
“Merger Sub Stockholder Approval” has the meaning set forth in the recitals of this Agreement.
“NASDAQ” means the NASDAQ Global Select Market or, if the Parent Common Stock or New Parent Common Stock is no longer listed on the NASDAQ Global Select Market, the primary stock market or exchange on which the Parent Common Stock or New Parent Common Stock is listed.
“New Parent” has the meaning set forth in the preamble of this Agreement.
“New Parent Board” has the meaning set forth in the recitals of this Agreement.
“New Parent Bylaws” has the meaning set forth in Section 1.2(b).
“New Parent Certificate of Incorporation” has the meaning set forth in Section 1.2(b).
“New Parent Common Stock” means the common stock, par value $0.01 per share, of New Parent.
“New Parent PSU Award” has the meaning set forth in Section 1.4(b).
“New Parent Restricted Stock Unit Award” has the meaning set forth in Section 1.4(a).
“New Parent Stockholder Approval” has the meaning set forth in the recitals of this Agreement.
“New Plans” has the meaning set forth in Section 7.2(b).
“OFAC” has the meaning set forth in Section 3.15(b).
“Off the Shelf Software” has the meaning set forth in Section 3.10(e).

“Open Source Code” means any Software that is licensed or distributed pursuant to any open source, community source, freeware, shareware or public license or distribution model, including any Software licensed or distributed under any of the following licenses or distribution models: GNU General Public License (GPL) or Lesser/Library GPL (LGPL), BSD License, Apache License and other licenses listed at www.opensource.org.
“ordinary course of business” means, with respect to the Acquired Companies, the ordinary course of business consistent with the Acquired Companies’ past practices, other than actions reasonably taken (or not taken) in good faith (a) in response to the COVID-19 pandemic to protect the health and safety of the Acquired Companies’ employees and other individuals having business dealings with the Company, (b) to respond to third-party supply or service disruptions caused by the COVID-19 pandemic, or (c) in response to any applicable Law from any Governmental Entity arising out of, or otherwise related to, the COVID-19 pandemic.
“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.
“Outbound Licenses” has the meaning set forth in Section 3.10(f).
“Parent” has the meaning set forth in the preamble of this Agreement.
“Parent Award Agreement” means any agreement memorializing the grant of, or terms and conditions applicable to, any Parent Restricted Stock Unit Award or Parent Performance Share Unit Award granted under a Parent Equity Incentive Plan.
“Parent Board” has the meaning set forth in the recitals of this Agreement.
“Parent Certificate of Merger” has the meaning set forth in Section 1.1(b).
“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
“Parent Credit Facility” means that certain Amended and Restated Credit Agreement, dated July 25, 2016 and as amended, between Parent, certain subsidiaries of Parent, the lenders party thereto, and Wells Fargo Bank, National Association.
“Parent Equity Incentive Plans” means those plans pursuant to which Parent has granted qualified and non-qualified common stock options and nonvested common stock awards to officers, directors and other key employees, as set forth in Schedule 5.7(a).
“Parent Indemnified Parties” has the meaning set forth in Section 11.2(a).
“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Transactions or performance by the Parent Parties of their obligations under this Agreement.
“Parent Merger” has the meaning set forth in the recitals of this Agreement.
“Parent Parties” has the meaning set forth in the preamble of this Agreement.
“Parent Performance Share Unit Award” has the meaning set forth in Section 1.4(b).

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.
“Parent Prepared Return” has the meaning set forth in Section 7.5(b).
“Parent Releasee” has the meaning set forth in Section 12.14.
“Parent Reports” has the meaning set forth in Section 5.8(a).
“Parent Restricted Stock Unit Award” has the meaning set forth in Section 1.4(a).
“Parent Stockholders” has the meaning set forth in the recitals of this Agreement.
“Parent Surviving Corporation” has the meaning set forth in Section 1.1(a).
“Party(ies)” has the meaning set forth in the preamble of this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property.
“Paycheck Protection Program” means the Paycheck Protection Program established under Section 1102 of the CARES Act, as implemented from time to time by the SBA.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, and including any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notice 202-65, and any successor or related regulation, notice, or guidance issued in accordance with Section 274 of the Consolidated Appropriations Act, 2021 signed into law on December 27, 2020).
“PCI-DSS” has the meaning set forth in the definition of Privacy and Security Requirements.
“Permits” means approvals, consents, authorizations, certificates, registrations, filings, franchises, licenses, notices and permits of or with all applicable Governmental Entities.
“Permitted Encumbrances” means: (a) liens for current Taxes not yet due or payable or that are being contested in good faith by appropriate proceedings and, with respect to amounts being contested in good faith by appropriate proceedings, for which appropriate reserves have been established in accordance with GAAP; (b) liens securing Indebtedness that is included in the Closing Date Indebtedness and that will be released upon payment of the Closing Date Indebtedness at or prior to the Closing; (c) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements not yet due or payable; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (e) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens arising or incurred in the ordinary course of business not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Acquired Company; (f) non-exclusive licenses or sublicenses granted to others in the ordinary course of the Company’s business; (g) easements, licenses, leases, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company; (h) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods that are not yet due and payable; and (i) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

“Person” means any individual, Entity or Governmental Entity.
“Personal Information” means any data, information, and/or record that, alone or in combination with other information, identifies, allows the identification, or is capable of being directly or indirectly linked to or associated with, an individual, and any information, data, or record(s) derived, inferred, or created therefrom or combined therewith, including name, street address, telephone number, email address, photograph, social security number, bank account number, pin code, driver’s license number, passport number or customer or account number, device identifiers, inferred customer attributes, inferred customer scores, transaction or payment history data, or any other data or information that subject to any Privacy or Security Requirement. For clarity, and without limiting the generality of the foregoing, Personal Information includes any data, information, or record that constitutes “personal information,” “personally identifiable information,” “personal data,” “personally identifiable financial information,” “nonpublic personal information,” “consumer report(s),” “protected health information,” “medical information,” or any other similar type of data described by, defined by, or subject to any Privacy or Security Requirement.
“Post-Closing Tax Period” means any taxable period, or portion thereof, that begins after the Closing Date.
“PPP Loan” means the loan disbursed to the Company in connection with the Paycheck Protection Program pursuant to that certain Promissory Note, dated as of April 20, 2020, made by the Company in favor of Central National Bank.
“Pre-Closing Period” has the meaning set forth in Section 6.1.
“Pre-Closing Tax Period” means any taxable period that ends on or prior to the Closing Date.
“Pre-Closing Tax Refund” has the meaning set forth in Section 7.5(j).
“Pre-Closing Tax Returns” has the meaning set forth in Section 7.5(a).
“Pre-Closing Taxes” means all liabilities for Taxes (a) of Seller for any taxable period and (b) with respect to the Acquired Companies or to the assets or the business of the Acquired Companies for (i) any Pre-Closing Tax Period and (ii) for that portion of any Straddle Period that ends on the Closing Date, excluding in each case, any Taxes to the extent (A) taken into account in the Closing Statement, as finally determined pursuant to Section 2.8 or (B) attributable to any breach of any covenant of any Parent Party under Section 7.5.
“Privacy and Security Requirements” means (a) all applicable Laws relating to the collection, access, storage, use, disclosure, retention, transfer, or any other processing of Personal Information, including the Graham Leach Bliley Act and state financial privacy Laws, the Fair Credit Reporting Act and state and credit reporting Laws, state insurance privacy Laws, and/or the California Consumer Privacy Act; (b) all applicable Laws concerning the privacy, data protection, cybersecurity and/or information security of the Acquired Companies’ products, services, operations, business activities, premises, and/or Business Systems, including Laws concerning incident and/or breach notification, such as (without limitation) 23 NYCRR Part 500, and any state data breach notification Laws; (c) Federal Financial Institutions Examination Council (FFEIC) Information Technology Examination Handbook (IT Handbook), or any applicable handbook, manufacturer’s recommendation, or guidance regarding IT or cybersecurity; (d) all contracts to which the Acquired Companies is a party or are otherwise bound that relate to Personal Information or protecting the security or privacy of information or Business Systems (including any contracts relating to incident and/or breach notification, and any card network rules applicable by virtue of contract); (e) any of the Acquired Companies’ internal and/or posted policies and notices relating to Personal Information and/or to the privacy, data protection, cybersecurity and/or information security of the Acquired Companies’ products, services, operations, business activities, premises and/or Business Systems (including publicly-posted privacy notices or privacy policies); and (f) the Payment Card Information Data Security Standards (“PCI-DSS”) and any other applicable standard of the Payment Card Industry Council; and (g) any industry standards in relation to which the Acquired Companies were audited to, assessed under, risk-assessed using, or benchmark the Company against either internally or by or on behalf of any other Person, at any time since within the past seven years, including SSAE, NIST, ISO, COBIT, or any similar industry standards.
“Program” has the meaning set forth in Section 3.10(m).
“Purchase Price” means $1,100,000,000.00.
“Qualification” means all uses of the words or phrases “materiality,” “materially,” “material,” “Material Adverse Effect,” “in all material respects” or similar materiality qualifications and deviations of the word “material” (whether used alone or in a phrase that has a similar impact or effect) (but not including “Knowledge”).
“Real Property Leases” has the meaning set forth in Section 3.9.
“Reference Price” means $86.25.
“Registration Rights Agreement” has the meaning set forth in the recitals of this Agreement.
“Registered IP” means all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Entity, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
“Remaining Parent Plan Shares” has the meaning set forth in Section 1.4(c).
“Representatives” means, with respect to any Person, such Person’s directors, officers or other employees, consultants or other agents including its financial, legal or accounting advisors.
“Required Financial Information” means (a) the Audited Financial Statements, (b) the Unaudited Financial Statements, which interim financial statements shall be reviewed by the Seller’s auditors in accordance with Statement of Auditing Standards No. 100, (c) such financial and other information relating to the Acquired Companies as is reasonably necessary for the Parent Parties to prepare pro forma financial statements for historical periods (which, for the avoidance of doubt, give effect to the consummation of the transactions contemplated by this Agreement, including for the 12-month period ended September 30, 2021) of the type and form, customarily included in offering memoranda for private placements of debt securities under Rule 144A of the Securities Act, and (d) all such other financial information and data relating to the Business as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in the foregoing clauses (a) and (b) (including customary “negative assurance” comfort) of this definition.
“Response Period” has the meaning set forth in Section 11.4(b).
“Restricted Cash” means any cash or cash equivalents, to the extent that such cash or cash equivalents, is not freely usable by New Parent or the Acquired Companies following the Closing because it is subject to restrictions or limitations on use under Applicable Law or any Contract (but expressly excluding any cash held in the AFF FUNDING Collection A/C Account at Deutsche Bank, which, for the avoidance of doubt, shall be included as Cash).

“Restrictive Covenant Agreement” has the meaning set forth in the recitals of this Agreement.
“Rippel” has the meaning set forth in the preamble of this Agreement.
“Sanctioned Party” has the meaning set forth in Section 3.15(b).
“SBA” means the U.S. Small Business Administration.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Incident” means (a) any actual or suspected event that compromises, has compromised, or could reasonably be expected to compromise, the security, confidentiality, availability, or integrity of Company Data or Business Systems; (b) any actual or suspected event that leads to, has led to, or could reasonably be expected to lead to, the accidental, unauthorized, or unlawful destruction, loss, use, misuse, theft, alteration, acquisition, exfiltration, disclosure or dissemination of, or access to, Company Data; (c) any actual or suspected event that requires, has required, or is reasonably expected to require notification to any person pursuant to any Privacy and Security Requirement, or is otherwise considered a security incident, breach, account data compromise, or similar event under any Privacy and Security Requirement; or (d) any event though which Business Systems or Company Data were affected by malicious code (such as ransomware, viruses, Trojan horses, drop dead devices, or time bombs) or through which the access to or operation of the Business Systems or Company Data was interrupted, disrupted, or otherwise impeded.
“Self-Regulatory Organization” has the meaning set forth in Section 3.11(c).
“Seller” has the meaning set forth in the recitals of this Agreement.
“Seller 401(k) Plan” has the meaning set forth in Section 7.2(c).
“Seller Indemnified Parties” has the meaning set forth in Section 11.3(a).
“Seller Parties” has the meaning set forth in the preamble of this Agreement.
“Seller Releasors” has the meaning set forth in Section 12.14.
“Seller Stock” has the meaning set forth in the recitals of this Agreement.
“Software” means all software together with any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form.
“Specified Qualification” means (i) the first instance of the word “material” in the representations and warranties set forth in Section 3.6(a), (ii) the references to “Company Adverse Effect” in clause (a) of the Section 3.7, and (iii) the use of the word “material” as used in the defined terms “Company Material Adverse Effect,” “Material Contracts” and “Parent Material Adverse Effect.”
“Specified Representations” means the representations and warranties set forth in Section 3.1 (Authority; Binding Nature of Agreement), Section 3.2 (Subsidiaries; Due Incorporation), Section 3.4 (Capitalization), Section 3.21 (Financial Advisor), Section 4.1 (Authority; Binding Nature of Agreement), Section 4.3 (Title to Securities) and Section 4.5 (Financial Advisor).
“Stock Consideration” has the meaning set forth in Section 2.3(a)(ii).

“Stock Consideration Amount” means the product of (a) the number of shares of New Parent Common Stock issued as part of the Stock Consideration, multiplied by (b) the Reference Price.
“Stockholders” has the meaning set forth in the preamble of this Agreement.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.
“Takeover Proposal” means, other than the Transactions, any (a) proposal or offer from any Person (other than Parent or its Affiliates or their respective Representatives) for (i) any acquisition by such Person of a substantial amount of assets of the Company having a fair market value (as determined by the Company’s board of directors in good faith) in excess of 20% of the fair market value of all the assets of the Company immediately prior to such acquisition or (ii) more than a 20% interest in the total voting securities of the Company, (b) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (c) merger, consolidation, or business combination of the Company with any unaffiliated third party.
“Tax” or “Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, custom duties or other taxes of any kind whatsoever, including any amounts payable under escheat or unclaimed property laws, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign).
“Tax Benefit” means any Tax refund or reduction in the amount of Taxes that otherwise would have been paid by the Indemnified Party (determine on a “with and without” basis), in each case, that occurs as a result of Losses incurred, but only to the extent such refund or reduction in Taxes is actually realized and occurs in the taxable year in which such Losses are incurred or the taxable year immediately thereafter.
“Tax Claim” has the meaning set forth in Section 7.5(e)(i).
“Tax Return” means any return, statement, report, filing or form (including estimated returns and reports, withholding returns and reports, any schedule or attachment, and information returns and reports) required to be filed with a Governmental Entity with respect to Taxes, including any amendments thereof.
“Technology License” has the meaning set forth in Section 3.10(e).
“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Top Vendor” means each of the Company’s top 12 vendors (including suppliers and licensors) as determined by the aggregate value of total purchases or payments during the twelve-month period ended September 30, 2021.
“Trade Secrets” means trade secrets and other confidential information that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to the foregoing.
“Transaction Documents” means this Agreement, the Restrictive Covenant Agreement, the Registration Rights Agreement, the amendment to the Fortress Facility, and all other agreements, instruments and certificates expressly contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“UDAAP” has the meaning set forth in Section 3.11(c)(i).
“UDAP” has the meaning set forth in Section 3.11(c)(i).
“Unaudited Balance Sheet” has the meaning set forth in Section 3.6(a).
“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Willful Breach” has the meaning set forth in Section 10.2.
“Withholding Agent” has the meaning set forth in Section 2.7.

Exhibit B
Restrictive Covenant Agreement

This Restrictive Covenant Agreement (this “Agreement”), by and between FirstCash, Inc., a Delaware corporation (“Parent”) and FirstCash Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“New Parent,” and together with Parent, the “Parent Parties”), on the one hand, and Douglas R. Rippel (“Restricted Party”), on the other hand, is made and entered into on October 27, 2021, to be effective as of the Closing of the Transactions (as defined in the Business Combination Agreement) (the “Closing Date”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, pursuant to the terms and conditions set forth in that certain Business Combination Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Parent Parties, Atlantis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent, AFF Services, Inc., a Delaware corporation, American First Finance, Inc., a Kansas corporation (the “Company”), Douglas R. Rippel Revocable Trust and 2013 Douglas R. Rippel Irrevocable Trust among other things, New Parent is acquiring 100% of the issued and outstanding shares of Company Stock (the “Transaction”);

WHEREAS, prior to the consummation of the Transaction (the “Closing”), the Company was engaged and competed in the following areas of business: (i) the provision of consumer finance products and services in connection with the purchase of products and/or services through merchants, retailers or service providers via virtual lease-to-own or similar services, retail installment or similar contracts, consumer loans and other point-of-sale retail financing products and (ii) the development of technology in connection therewith (such areas of business, together with any material businesses, activities, products or services that the Company was actively conducting, offering, providing or taking concrete steps to conduct, offer or provide, directly or indirectly, during the one (1) year period immediately preceding the Closing Date, the “Business”);

WHEREAS, following the Closing, the Parent Parties and the Company, and each of their respective direct and indirect Subsidiaries (collectively, the “Company Group,” and each a “Company Group Member”), will continue to conduct the Business;

WHEREAS, Restricted Party is a key employee and executive officer of the Company and, immediately prior to the Closing, was an owner of the Company, has been actively involved in the management of the Business, and was instrumental in developing and creating the assets, goodwill and value of the Business and, through such development and creation of the assets, goodwill and value of the Business, Restricted Party has acquired significant experience, skill, and confidential and proprietary information relating to the Business;

WHEREAS, Restricted Party is receiving significant benefit from the Transaction, including, without limitation, substantial cash proceeds from the Transaction, and therefore has a material economic interest in the consummation of the Transaction;

WHEREAS, the Parent Parties desire for Restricted Party to agree to certain restrictive covenants in order to protect the assets, goodwill and going concern value of the Business that the Parent Parties will acquire in the Transaction and, only in connection therewith, are the Parent Parties willing to enter into the Transaction;

WHEREAS, Restricted Party is willing to agree to the restrictive covenants set forth herein as part of the consideration for, and in order to induce the Parent Parties to enter into, the Business Combination Agreement and to consummate the Transaction;

WHEREAS, the Business Combination Agreement contemplates that Restricted Party will enter into this Agreement in connection with, and as a condition of, the Closing; and

WHEREAS, the parties intend that this Agreement be fully enforceable under any applicable laws.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.Restrictive Covenants.

(a)Non-Compete. In consideration of the willingness of the Parent Parties to enter into the Business Combination Agreement, Restricted Party covenants and agrees that at all times during the Restrictive Period (as defined below), Restricted Party shall not, for whatever reason, directly or indirectly, whether for Restricted Party’s own account or for the account of any other Person, other than for or on behalf of the Company Group, (i) engage or participate in business activities that are competitive with any aspect of the Business within the Territory (as defined below), including, without limitation, by assisting any other Person (as defined below) to engage in such competitive business activities within the Territory, (ii) hold a position with responsibility for, or involved with the conduct of the Business in, all or part of the Territory, with any Person engaging in any aspect of the Business, whether as employee, consultant, or otherwise, in which (A) Restricted Party will have duties, or will perform or be expected to perform services for such Person, that relate to such competitive business activities (for the avoidance of doubt, to the extent Restricted Party will only have duties with respect to, and will only perform or be expected to perform services for, aspects of such Person’s business that are not competitive with any aspect of the Business, such activity shall not be restricted be the foregoing clause (A)), or (B) Restricted Party will use or disclose or be reasonably expected to use or disclose any Confidential Information (as defined below) for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to the Business, or (iii) own any interest in or organize any Person which engages in a business or any business activities that are competitive with any aspect of the Business within the Territory; provided, however, that nothing in this Section 1(a) shall prohibit or limit Restricted Party’s ability to (x) purchase or hold, solely for investment purposes, up to five percent (5%) of the stock or any class of securities of any publicly traded entity or entity traded in the over-the-counter market which engages in business activities that are competitive with any aspect of the Business within the Territory so long as Restricted Party is not actively involved in the management, operations or business thereof, (y) serve on the board of directors of Curo Group Holdings Corp., a Delaware corporation, or own up to twenty-five percent (25%) of the stock of Curo Group Holdings Corp., or (z) own up to twenty-five percent (25%) of the equity interests of Stepstone credit, LLC.

(b)Non-Solicitation of Customers. In consideration of the willingness of the Parent Parties to enter into the Business Combination Agreement, Restricted Party covenants and agrees that at all times during the Restrictive Period, Restricted Party shall not, for whatever reason, directly or indirectly, whether for Restricted Party’s own account or for the account of any other Person, other than for or on behalf of the Company Group, (i) solicit, divert, or take away or attempt to solicit, divert or take away any Person that was a customer or client of the Company or any of its Subsidiaries at any time during the one (1) year period immediately preceding the Closing Date, for the purpose of (A) providing to such Person goods or services in competition with any aspect of the Business or (B) encouraging such

Person to divert, take-away, reduce or otherwise adversely alter such Person’s business relationship with the Company Group, as applicable, or (ii) solicit or attempt to solicit any prospective customer or client of the Company Group for the purpose of (A) providing to such prospective customer or client goods or services in competition with any aspect of the Business or (B) encouraging such Person to discontinue any discussions or negotiations with, reduce or otherwise adversely alter such Person’s relationship with, or not enter into a business relationship with, the Company Group. For this purpose, a “prospective customer or client” is any Person that the Company, any of its Subsidiaries or any of their respective representatives or agents have taken concrete steps to solicit for business during the one (1) year period immediately preceding the Closing Date. This provision shall apply only to customers and prospective customers with whom Restricted Party has had contact in the course of carrying out the activities of the Business for the Company Group or about whom Restricted Party has had access to Confidential Information through Restricted Party’s relationship with the Company Group.

(c)Non-Solicitation of Employees and Independent Contractors. In consideration of the willingness of the Parent Parties to enter into the Business Combination Agreement, Restricted Party covenants and agrees that at all times during the Restrictive Period, Restricted Party shall not, for whatever reason, directly or indirectly, whether for Restricted Party’s own account or for the account of any other Person, other than for or on behalf of the Company Group, (i) solicit or recruit, or attempt to solicit or recruit any individual who (a) is an employee of the Company Group engaging in any aspect of the Business, (b) was employed by the Company or any of its Subsidiaries at any time during the nine (9) month period immediately preceding the Closing Date, (c) is an independent contractor or consultant of the Company Group engaging in any aspect of the Business, or (d) was an independent contractor or consultant of the Company or any of its Subsidiaries at any time during the nine (9) month period immediately preceding the Closing Date, for the purpose, in each case, of (A) such Person becoming employed or retained by Restricted Party or any other Person or (B) encouraging such Person to terminate, reduce or otherwise adversely alter such Person’s employment or business relationship with the Company Group, as applicable, or (ii) employ or retain as an employee, independent contractor or consultant any Person who was employed or retained by the Company or any of its Subsidiaries at any time during the one (1) year period immediately preceding the Closing Date; provided, however, as applicable to independent contractors and consultants only, that the restrictions set forth in Sections 1(c)(i)(A) and 1(c)(ii) shall only prohibit Restricted Party from retaining such Persons to render services in competition with any aspect of the Business in the Territory. Notwithstanding the foregoing, Restricted Party shall not be prohibited from making general solicitations for employment over the internet, in print media or other mass media as long as such general solicitations are not specifically targeted at any employee, independent contractor, or consultant or group of employees, independent contractors, or consultants referenced in this Section 1(c), or from employing or retaining any such Person who responds to such general solicitations.

(d)Confidentiality. Restricted Party recognizes that, by reason of Restricted Party’s provision of services to the Company Group, Restricted Party has had and will have access to certain valuable, highly confidential, privileged and proprietary information related to the Business, including trade secrets (as defined by applicable law) and other information that is not generally known in the Company Group’s industry or to the general public and is the subject of reasonable efforts to maintain its confidentiality (collectively, “Confidential Information”). Confidential Information shall include, without limitation, information pertaining to the Company Group’s operations, all databases of customers and potential customers, customer and supplier lists, information about customer needs and purchases, pricing information and cost models, forecasts, cost structure, trade secrets, intellectual property, confidential techniques, know-how, processes, formulas, source codes, manuals, reports, contracts, personnel information, marketing information, sales data, business plans, prospects within the Territory and financial and other information regarded by the Company Group as proprietary and confidential information. Accordingly, Restricted Party covenants and agrees that Restricted Party will not, except with the express written consent of the Company Group, for so long as the information remains

Confidential Information, directly or indirectly, other than during any period which Restricted Party is employed by the Company Group or while engaged by the Company Group as a consultant in furtherance of the Company Group’s interests to the extent required in connection with Restricted Party’s employment with or provision of services to the Company Group, (i) communicate, divulge, disclose, furnish or make accessible to any Person any aspect of the Confidential Information, whether or not in competition with the business of the Company Group, and whether or not for pecuniary gain or (ii) reproduce, recreate or use or assist others to use any Confidential Information. Notwithstanding the foregoing, Restricted Party shall not be restricted from disclosing such information: (A) as has become generally available to the public other than through a breach of this Agreement by Restricted Party, any Person that Restricted Party has a reasonable basis to believe is bound by a duty of confidentiality or similar duty owed to the Company Group, or any of their respective affiliates and representatives; (B) as becomes available to Restricted Party on a non-confidential basis from a source other than the Company Group, provided that such source is not known or reasonably believed by Restricted Party to be bound by a confidentiality agreement or other obligations of secrecy with or to the Company Group; (C) as may be required to be disclosed by law, subpoena, summons, court order, or other valid and appropriate legal process; provided that in the event such disclosure is required by law, subpoena, summons, court order, or other valid and appropriate legal process, Restricted Party shall provide the Company Group with prompt notice of such requirement so that the Company Group may seek an appropriate protective order prior to any such required disclosure by Restricted Party; (D) to report possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Restricted Party shall not need the prior authorization of the Company Group to make any such reports or disclosures and shall not be required to notify the Company Group that Restricted Party has made such reports or disclosures; (E) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; (F) to disclose a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (G) as may be necessary to establish Restricted Party’s rights under this Agreement. All files, records, inventories, accounts, lists, or other documents, in whatever form maintained, relating to the trade secrets of the Company Group or Confidential Information, whether prepared by Restricted Party or otherwise coming into Restricted Party’s possession during Restricted Party’s relationship with the Company Group, shall be the exclusive property of the Company Group. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company Group’s rights or Restricted Party’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. It is further stipulated and acknowledged that unauthorized use or disclosure by Restricted Party of Confidential Information may seriously damage the Company Group in their ownership and operation of the Business. Upon the cessation of Restricted Party’s relationship with the Company Group, Restricted Party will promptly deliver to the Company Group all documents, electronic files and materials of any nature pertaining to the Company Group or the Business and will not take with him, or retain or provide to any other Person, any documents, electronic files or materials or copies, excerpts, summaries or other representations thereof containing any Confidential Information.

(e)Work Product. Restricted Party acknowledges that all ideas, formulas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports, blueprints, data, software, source code, object code, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Business or any research and development or existing or future products or services that relate to the Business, and which were or are conceived, developed or made by Restricted Party (either solely or jointly with others) while employed by the Company (or any other Company Group Member) or while engaged by the Company (or any other Company Group Member) as a consultant (collectively, “Work Product”) belong to the Company Group. Any copyrightable work falling within the definition of

Work Product shall be deemed a “work made for hire” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company Group. To the extent that any Work Product is not deemed to be a “work made for hire,” Restricted Party hereby assigns and agrees to assign to the Company Group all of Restricted Party’s right, title and interest, including without limitation, the intellectual property rights that Restricted Party may have in and to such Work Product. Restricted Party shall promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments) in the Company Group.

(f)Nondisparagement. Except with respect to statements and communications by Restricted Party in his capacity as a director of New Parent which are consistent with his role as a director and otherwise with his fiduciary duties, Restricted Party agrees that Restricted Party will not make or publish, verbally or in writing, any statements concerning the Company Group or any of their respective subsidiaries and affiliates or any of their respective employees or representatives which statements are or reasonably may be construed as being disparaging or otherwise injurious or inimical to the business reputation of the Company Group or any of their respective subsidiaries and affiliates or any of their respective employees or representatives (or any of them collectively); provided, however, that nothing in this provision or any other provision of this Agreement is intended or shall be deemed to restrict Restricted Party from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided that in the event such disclosure is required by law, Restricted Party shall provide the Company Group with prompt notice of such requirement so that the Company Group may seek an appropriate protective order prior to any such required disclosure by Restricted Party; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Restricted Party shall not need the prior authorization of the Company Group to make any such reports or disclosures and shall not be required to notify the Company Group that Restricted Party has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g)Cooperation. From and after the Closing Date, Restricted Party shall cooperate fully with the Company Group, at its sole cost and expense, in the investigation, defense or prosecution of any third party allegations, claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group that relate to events or occurrences that transpired during Restricted Party’s relationship with the Company Group. Restricted Party’s full cooperation in connection with such third party claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and the other Company Group Members at mutually convenient times. From and after the Closing Date, Restricted Party also shall cooperate fully with the Company and the other Company Group Members in connection with any investigation or review of any federal, state or local regulatory authority to the extent any such investigation or review relates to events or occurrences that transpired during Restricted Party’s relationship with the Company Group. The Company or the applicable Company Group Member shall reimburse Restricted Party for any reasonable fees and reasonable out-of-pocket expenses reasonably and necessarily incurred in connection with Restricted Party’s performance of obligations pursuant to this Section 1(g) if Restricted Party seeks and obtains prior authorization for such expenses from the Company Group and provides the Company Group with acceptable receipts.

(h)Other Employment. Restricted Party shall promptly notify the Parent Parties in writing (including via email) if Restricted Party becomes employed or self-employed during the Restrictive Period.

(i)Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(i)“Person” shall mean any natural person, firm, corporation, limited liability company, partnership or other entity.

(ii)“Restrictive Period” shall mean the period beginning on the Closing Date and ending upon the shorter of (i) the five (5) year anniversary of the Closing Date and (ii) if Douglas R. Rippel is no longer serving on the board of directors of New Parent, the three (3) year anniversary of the date that Dougal R. Rippel is no longer serving on the board of directors of New Parent; provided that the Restrictive Period shall be extended for any period of time during which Restricted Party violated or breached any of the respective covenants and agreements contained in Sections 1(a), 1(b) or 1(c).

(iii)“Territory” shall mean the geographic area in which the Company Group conducted the Business prior to the Closing Date, it being understood that Restricted Party’s duties and authority extend throughout the geographic area within which the Company Group conducted the Business. In the event that the preceding definition of Territory is deemed by a court of competent jurisdiction to be too broad to be enforced under the circumstances, then “Territory” shall mean: (A) each country, state, province, or similar political subdivision in which the Company Group or any Company Group Member engaged in material business during the one (1) year period immediately preceding the Closing Date; (B) each city, county, township, or similar political subdivision in which the Company or any Company Group Member engaged in material business during the one (1) year period immediately preceding the Closing Date; (C) each country, state, province, or similar political subdivision in which the Company Group or any Company Group Member engaged in material business with respect to which Restricted Party provided material services on behalf of the Company Group or any Company Group Member during the one (1) year period immediately preceding the Closing Date; and (D) each city, county, township, or similar political subdivision in which the Company Group or any Company Group Member engaged in material business with respect to which Restricted Party provided material services on behalf of the Company Group or any Company Group Member during the one (1) year period immediately preceding the Closing Date.

2.Remedies, Acknowledgement and Construction.

(a)Enforcement; Remedies. Restricted Party acknowledges that it would be difficult to calculate the Company Group’s damages from Restricted Party’s breach of this Agreement and that money damages would therefore be an inadequate remedy. Accordingly, upon such breach, Restricted Party acknowledges that the Company Group, or any Company Group Member, may seek and shall be entitled to temporary, preliminary, and/or permanent injunctive relief against Restricted Party, and/or other appropriate orders to restrain such breach. Nothing in this provision shall limit the Company Group from seeking any other damages or relief provided by applicable law for breach of this Agreement or any section or provision hereof. The parties agree that the Company Group may obtain specific performance, and that the Company Group shall not be required to post bond in the event it is necessary for the Company Group to obtain temporary or preliminary injunctive relief, any bond requirement hereby being expressly waived by Restricted Party. Restricted Party further understands and agrees that (i) in the event of a breach or violation, or threatened breach or violation, of any of the respective covenants and agreements set forth in this Agreement, the Company Group shall be entitled to receive all such amounts to which they would be entitled as damages under law or at equity, and (ii) in the event of a finally determined breach or violation of Section 1(a) or Section 1(b) set forth in this Agreement, the obligations of the Company Group to make any further payments or distributions to Restricted Party pursuant to any other agreement, contract or arrangement (including, without limitation, the Business Combination Agreement or any employment agreement, offer letter or similar agreement) between any Company Group Member and Restricted Party relating to or arising out of Restricted Party’s relationship with the Company Group, shall be suspended until Restricted Party shall cease violating or breaching (or threatening to breach or violate) Restricted Party’s respective covenants and agreements contained in this Agreement and the Company Group shall have received reasonable assurances from Restricted Party that he will no longer engage in the same, at which time the previously suspended payments and distributions shall be made to Restricted Party, which amounts shall be reduced by the damages and costs suffered or incurred by the Company Group related to such breach or violation. Nothing herein shall be construed as prohibiting any Company Group Member from pursuing any other legal or equitable remedies that may be available to them for any such breach or violation, including the recovery of damages from Restricted Party. If any Company Group Member files suit to enforce the covenants contained herein, and is the prevailing party in such suit, it shall be entitled to recover, in addition to all other damages or remedies provided for herein, its costs incurred in prosecuting said suit, including reasonable attorneys’ fees.

(b)Understanding of Covenants; Construction; Severability. Restricted Party hereby expressly acknowledges and agrees as follows:

(i)The recitals to this Agreement are incorporated herein by this reference and Restricted Party acknowledges and agrees with such recitals, and further agrees that the value of the consideration paid by the Parent Parties in connection with the Business Combination Agreement is substantial and that preservation of the confidential and proprietary information, goodwill, stable workforce, and customer relations of the Company is a material part of the consideration which the Parent Parties are receiving in the Business Combination Agreement.

(ii)Restricted Party is a key employee and an executive officer of the Company, has been actively involved in the management of the Business and, prior to the consummation of the Transaction, was a significant direct or indirect equityholder of one or more of the Company Group Members. Restricted Party is in possession of Confidential Information, and in continuing to provide services to the Company Group following the Closing Date will continue to have access to Confidential Information (as well as other trade secrets and confidential information of the Company Group). Restricted Party understands that one of the material inducements for the Parent Parties to enter into the Business Combination Agreement and provide Restricted Party the consideration for Restricted Party’s equity interests in the Company specified in the Business Combination Agreement is Restricted Party’s agreement to enter into an agreement containing the covenants set forth in this Agreement. The goodwill associated with the Company prior to the consummation of the Transaction is an integral, substantial and material component of the value of the Company to the Parent Parties and is reflected in the value of the cash being paid for the issued and outstanding equity of the Company. Restricted Party’s agreement to the terms set forth in this Agreement is necessary to preserve the value of the Company for the Parent Parties following the consummation of the Transaction.

(iii)Restricted Party is familiar with and has carefully considered each of the covenants set forth above in this Agreement and is fully aware of Restricted Party’s obligations hereunder and agrees that each of the covenants set forth in this Agreement are reasonable in all respects (including, without limitation, with respect to character, geographic area and subject matter scope) and are necessary to protect the legitimate business and competitive interests of the Company Group in connection with the Business, which Restricted Party agrees, pursuant to this Agreement, to assist in maintaining and developing, and that such covenants shall continue through the Restrictive Period regardless of whether Restricted Party receives any compensation from the Company Group for employment or services during the Restrictive Period.

(iv)Each of the covenants set forth in this Agreement is separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including without limitation, enforcement by injunction, and that the invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.

(v)Restricted Party agrees that the covenants set forth above in this Agreement do not confer a benefit upon the Company Group disproportionate to the detriment of Restricted Party. Restricted Party represents that Restricted Party is competent and has all necessary authority to execute this Agreement, and that Restricted Party has entered into this Agreement freely and voluntarily and not under duress.

(vi)Restricted Party acknowledges and agrees that the covenants contained in this Agreement would be enforceable under applicable law, and further agrees not to challenge the enforceability of the covenants contained in this Agreement thereunder.

(vii)In the event that any provision of this Agreement shall be deemed to be overbroad, invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration of any such covenant, or for any other reason, (A) such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision and (B) such provision shall be reformed or blue-penciled to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in this Agreement or shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

3.Absence of Conflicting Agreements and Obligations. Restricted Party represents and warrants that Restricted Party is not a party to or bound by any other agreement or understanding of any type with any Person other than a Company Group Member, whether written or oral, or by any statutory or common law duty or obligation which, in any case, (i) would in any way restrict Restricted Party’s ability to be employed by the Company Group, own an interest in any Company Group Member or compete freely with any other Person, or (ii) would reasonably prevent Restricted Party from executing, delivering or performing this Agreement without resulting in a breach under or a conflict with any other such agreement.

4.Consideration. Restricted Party agrees that Restricted Party is receiving good and valuable consideration for entering into this Agreement, which consideration includes, among other things, the receipt of consideration pursuant to the terms of the Business Combination Agreement as described in the Recitals. The Parent Parties and the other Company Group Members are relying upon the covenants contained in this Agreement and Restricted Party acknowledges such reliance and that such covenants are conditions to, and a material part of, the Parent Parties’ willingness to enter into the Business Combination Agreement and to consummate the Transaction.

5.Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Parent Parties or any other Company Group Member shall be permitted to assign all or any part of their rights or obligations hereunder to any entity (a) in which it has a direct or indirect controlling interest, (b) which has a direct or indirect controlling interest in it, (c) which is under common control with it, (d) which acquires all or any substantial portion of the Business or (e) which is a lender to any Company Group Member pursuant to a collateral assignment in connection with the incurrence of indebtedness, provided in each case that the Parent Parties continues to remain liable hereunder.

6.Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally or mailed by registered or certified mail, postage prepaid, or delivered by an overnight delivery service, to the addresses or to such other locations as the parties may hereafter designate in writing in accordance with the terms of the delivery of notices provided for herein:

(i)	If to Restricted Party, to:	Douglas R. Rippel
7570 W. 21st Street N
Building 1010, Suite C
Wichita, Kansas 67212
E-mail: drippel@americanfirstfinance.com

	with a copy (which shall	King & Spalding LLP
	not constitute notice) to:	1180 Peachtree Street NE, Suite 1600
Atlanta, Georgia 30309
Attention: Erik Belenky
Email: ebelenky@kslaw.com

(ii)	If to the Parent Parties, to:	FirstCash, Inc.
1600 West 7th Street
Fort Worth, Texas 76102
Attention: Rick Wessel
Email: rick.wessel@firstcash.com

	with a copy (which shall	Alston & Bird LLP
	not constitute notice) to:	One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Telephone: (404) 881-4421
E-mail: kyle.healy@alston.com

7.Entire Agreement; Third Party Beneficiaries. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, Restricted Party acknowledges and agrees that nothing in this Agreement shall be construed to limit the rights or obligations of the parties hereto under the Business Combination Agreement, any other Transaction Document or any other written agreement entered into by Restricted Party whether before or after the Closing Date, including any non-competition, non-solicitation, confidentiality agreement and similar provisions in any other agreement. This Agreement is solely for the benefit of the parties hereto and their respective successors, participants and assigns, and no other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement; provided, however, that, notwithstanding the foregoing, Restricted Party acknowledges and agrees that each Company Group Member that is not a party hereto is an intended third party beneficiaries of, and shall be entitled to enforce, this Agreement.

8.Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Each party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver (and then only to the extend expressly set forth in such writing).

9.Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of laws principles of such State.

11.Forum Selection. Each of the parties hereto expressly submits and consents in advance to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware for the purposes of any and all suits, actions or other proceedings arising out of or based upon this Agreement, provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”). Each of the parties hereto hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in the Chosen Courts, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the Chosen Courts, in each case, unless another jurisdiction is required to enforce the rights of the Parent Parties and the other Company Group Members under this Agreement. The parties hereto hereby consent to service of process by mail and any other manner permitted by law or this Agreement. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, may be filed, and will be binding and enforceable, in all jurisdictions.

12.Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, .pdf or other electronic transmission, and such electronic transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

13.Effectiveness; Termination. This Agreement shall be executed and delivered as of the date hereof and shall take effect as of the Closing Date. In the event of any termination of the Business Combination Agreement without the consummation of the transactions contemplated thereby, this Agreement shall automatically terminate and be of no further force or effect.

[Signatures Appear on Following Page]

In Witness Whereof, the parties have executed this Restrictive Covenant Agreement as of the date first written above.

PARENT PARTIES:

FIRSTCASH, INC.

By:
Name:
Title:

FIRSTCASH HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Restrictive Covenant Agreement]

RESTRICTED PARTY:

Name: Douglas R. Rippel

[Signature Page to Restrictive Covenant Agreement]

Exhibit C
Earn-Out Payments Exhibit

1.Definitions. Each capitalized term used and not otherwise defined in this Exhibit C has the meaning assigned to such term in the Business Combination Agreement to which this Exhibit C is attached (the “Agreement”). In addition, the following terms as used herein shall have the following meanings:

(a)“Adjusted EBITDA” means, with respect to the applicable Earn-out Period, the earnings before interest, taxes, depreciation, and amortization of the Company determined in accordance with the Earn-out Principles.

(b)“Additional Tax Gross Up Payments” means the First Additional Tax Gross Up Payment and the Second Additional Tax Gross Up Payment.

(c)“Business” means the businesses, activities, products or services that the Company (i) is actively conducting, offering or providing, in each case, as of the Closing Date or (ii) conducts, offers or provides during the Earn-out Periods, including, without limitation, the offering of lease to own solutions and/or credit products for the purchase of retail goods that New Parent may offer. For the avoidance of doubt, the Business shall not include any businesses acquired by New Parent or any of its Subsidiaries following the Closing Date.

(d)“Commercially Reasonable Manner” means (i) providing the Business with a level of administrative, maintenance and marketing support that is consistent with the support being provided to the Business by the Company as of the Closing Date (as adjusted to take into consideration any growth of the Business during the Earn-out Period) and (ii) providing, subject to Section 3(b) hereof, the Company with sufficient funding or access to funding to enable the Company to continue to make available its consumer finance products to current or new customers in the ordinary course of its business reflecting new origination volume consistent with the Company’s projections provided to Parent prior to the date of the Agreement.
(e)“Earn-out Bonus” means any bonus put in place in connection with the closing of the Transactions by the Company or Rippel in favor of a Company employee and the payment of which is tied to the Earn-out Payments (or the achievement of the underlying Earn-out targets).

(f)“Earn-out Payments” means the First Earn-Out Payment and the Second Earn-Out Payment.

(g)“Earn-out Periods” mean the First Earn-Out Period and the Second Earn-out Period.

(h)“Earn-out Principles” means the Company’s historical accounting principles, policies and methodologies used in preparing the Audited Financial Statements and, to the extent not inconsistent therewith, GAAP, and subject to the adjustments and principles set forth on Annexes 1 and 2 of this Exhibit C.

(i)“Earn-out Reference Price” means the volume weighted average price of New Parent Common Stock on the NASDAQ, as reported by Bloomberg L.P. for the 20 consecutive trading days ending on the fifth trading day prior to the Earn-out Payment Date.

(j)“First Additional Tax Gross Up Payment” means an amount equal to the Maximum Additional Tax Gross Up Amount, multiplied by a fraction (i) the numerator of which is equal to the cash portion of the First Earn-out Payment and (ii) the denominator of which is equal to the sum of the First Earn-out Cap plus the Second Earn-out Cap. Notwithstanding the foregoing, if the Seller, at any time prior to the final determination of the First Earn-out Payment, delivers a notice to New Parent that it will report any New Parent Common Stock received in respect of the First Earn-out Payment as currently taxable for U.S. federal income tax purposes, the numerator in clause (i) above shall be an amount equal to the First Earn-out Payment.

(k)“First Earn-out Cap” means Two Hundred and Fifty Million Dollars ($250,000,000).

(l)“First Earn-out Period” means the 15-month period beginning on October 1, 2021 and ending on December 31, 2022.

(m)“Maximum Additional Tax Gross Up Amount” means Three Million Six Hundred Thousand Dollars ($3,600,000).

(n)“Second Additional Tax Gross Up Payment” means an amount equal to the Maximum Additional Tax Gross Up Amount, multiplied by a fraction (i) the numerator of which is equal to the cash portion of the Second Earn-out Payment and (ii) the denominator of which is equal to the sum of the First Earn-out Cap plus the Second Earn-out Cap. Notwithstanding the foregoing, if the Seller, at any time prior to the final determination of the Second Earn-out Payment, delivers a notice to New Parent that it will report any New Parent Common Stock received in respect of the Second Earn-out Payment as currently taxable for U.S. federal income tax purposes, the numerator in clause (i) above shall be an amount equal to the Second Earn-out Payment.

(o)“Second Earn-out Cap” means Fifty Million Dollars ($50,000,000).

(p)“Second Earn-out Period” means the 6-month period beginning on January 1, 2023 and ending on June 30, 2023.

2.Earn-out Payments.

(a)On the terms and subject to the conditions of the Agreement and this Exhibit C, New Parent will pay (or cause to be paid) to Seller an amount (if any) calculated pursuant to Section 2(b) below (the “First Earn-out Payment”).

(b)The First Earn-out Payment shall be calculated as follows:

i.if Adjusted EBITDA for the First Earnout Period is less than or equal to $151,100,000, the First Earn-out Payment will be equal to $0;

ii.if Adjusted EBITDA for the First Earnout Period is greater than $151,100,000, the First Earn-out Payment will be an amount, in cash, equal to 6.25 multiplied by every one dollar ($1) that the Company’s Adjusted EBITDA for the First Earnout Period exceeds $151,100,000, with such amount capped at the First Earn-out Cap; and

iii.in no event will the First Earn-out Payment be greater than the First Earn-out Cap.

(c)On the terms and subject to the conditions of the Agreement and this Exhibit C, New Parent will pay (or cause to be paid) to Seller an amount (if any) calculated pursuant to Section 2(d) below (the “Second Earn-out Payment”).

(d)The Second Earn-out Payment shall be calculated as follows:

i.if Adjusted EBITDA for the Second Earnout Period is less than or equal to $89,500,000, the Second Earn-out Payment will be equal to $0;

ii.if Adjusted EBITDA for the Second Earnout Period is greater than $89,500,000, the Second Earn-out Payment will be an amount, in cash, equal to 1.67 multiplied by every one dollar ($1) that the Company’s Adjusted EBITDA for the Second Earnout Period exceeds $89,500,000, with such amount capped at the Second Earn-out Cap; and

iii.in no event will the Second Earn-out Payment be greater than the Second Earn-out Cap.

(e)No later than 90 days following the last day of each applicable Earn-out Period, New Parent shall prepare and deliver to Seller a written statement (each applicable statement, the “Earn-out Payment Statement”) setting forth in reasonable detail its determination and calculation of Adjusted EBITDA for the applicable Earn-out Period, and, based thereon, its calculation of the applicable Earn-out Payment (if any). Upon the request of Seller, New Parent will make available to the Seller and its Representatives all accounting records and work papers used in preparing the applicable Earn-out Payment Statement and in calculating the applicable Earn-out Payment. In the event that Seller disputes New Parent’s calculations of Adjusted EBITDA for the applicable Earn-out Period or the applicable Earn-out Payment contained in such Earn-out Payment Statement, the Seller may, within 30 days after receipt of such Earn-out Payment Statement, deliver a notice to New Parent setting forth in reasonable detail the basis for each disputed item, and specifying the amount thereof in dispute (an “Objection Notice”). Any such dispute not resolved by New Parent and Seller within 30 days after New Parent’s receipt of such Objection Notice shall be submitted to and resolved by the Dispute Auditor in accordance with the principles set forth in Section 2.8 of the Agreement, mutatis mutandis. New Parent and Seller shall bear the costs and expenses of the Dispute Auditor based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party, and Seller and New Parent shall each pay one-half of any retainer required by the Dispute Auditor at the initiation of the engagement, such amount to be reallocated and credited or reimbursed by the other party depending on the final award of the contested amount by the Dispute Auditor.

(f)Each applicable Earn-out Payment shall be deemed final for the purposes of this Agreement upon the earliest to occur of (i) the failure of Seller to deliver to New Parent a Dispute Notice stating an objection with respect to the calculations of Adjusted EBITDA for the applicable Earn-out Period or the applicable Earn-out Payment within 30 days after receipt by Seller of each Earn-out Payment Statement, (ii) the resolution of all disputes with respect to such Earn-out Payment Statement set forth in the Objection Notice pursuant to Section 2(e) by Seller and New Parent, and (iii) the resolution of all disputes with respect to such Earn-out Payment Statement set forth in the applicable Objection Notice by the Dispute Auditor pursuant to Section 2(e). The final determinations of such matters shall be non-appealable and incontestable by the Parties and each of their respective Affiliates and successors and assigns and not subject to collateral attack for any reason other than fraud or, in the event of a resolution by the Dispute Auditor, manifest error.

(g)New Parent shall make each applicable Earn-out Payment and each applicable Additional Tax Gross Up Payment, if any, within 10 Business Days of the final determination of each applicable Earn-out Payment in accordance with Section 2 hereof (each such date, the “Earn-out Payment Date”). At New Parent’s option and subject to compliance with Applicable Law, including obtaining the necessary stockholder approval under applicable NASDAQ rules, New Parent shall be permitted to pay the Earn-out Payment to Seller either (i) by wire transfer of immediately available funds to an account designated in writing by Seller, (ii) by issuing to Seller a number of shares of New Parent Common Stock having a value equal to the Earn-out Payment (based on the

Earn-out Reference Price) or (iii) a combination of cash and New Parent Common Stock (based on the Earn-out Reference Price) having a combined value equal to the total Earn-out Payment. Any Additional Tax Gross Up Payment shall be made on the applicable Earn-out Payment Date by wire transfer of immediately available funds to an account designated in writing by Seller. Notwithstanding the foregoing, any Earn-out Bonuses (including the amount of any employer-side payroll Taxes) payable as a result of an Earn-out Payment (or the achievement of the underlying Earn-out targets) shall be deducted from the Earn-out Payment payable to Seller and paid to the recipients of such Earn-out Bonuses.

(h)New Parent’s obligation to pay each of the Earn-out Payments and Additional Tax Gross Up Payments to Seller in accordance with Section 2(g) is an independent obligation of New Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to the preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment or Additional Tax Gross Up Payment to Seller shall not obligate New Parent to pay any preceding or subsequent Earn-out Payment or Additional Tax Gross Up Payment.

3.Operation of the Business during the Earn-out Period.

(a)Until the expiration of Second Earn-out Period, New Parent covenants and agrees:

i.to act in good faith and operate the Business in a Commercially Reasonable Manner; and

ii.to maintain separate books and records for the Business and operate the Business as a separate cost and revenue center of New Parent in a manner that enables it to calculate Adjusted EBITDA for each applicable Earn-out Period and deliver each Earn-out Payment Statement as required by this Exhibit C.

(b)During the Earn-out Periods, the provision of the consumer finance products of the Business shall be subject to the applicable underwriting criteria from time to time promulgated by the Company, which will be substantially consistent with the underwriting criteria used by the Company in the operation of the Business immediately prior to the Closing, subject to any changes necessary to comply with Applicable Law or any changes taken in good faith by New Parent in response to changing industry or market conditions or credit performance of the Company’s loan and lease portfolio and after consultation in good faith with Seller.

(c)Notwithstanding anything to the contrary herein, until the expiration of the Second Earn-out Period, New Parent covenants and agrees that it shall not, directly or indirectly, take any action or fail to take any action in bad faith or take any action or fail to take any action the primary intent of which is to reduce the amount of Adjusted EBITDA for the applicable Earn-out Period or the amount of either applicable Earn-Out Payment. New Parent will, and will cause its Affiliates to, act in good faith in the exercise of its power, authority and control of the Business. In furtherance of the foregoing, New Parent shall not, and New Parent shall cause the Company not to, without the prior written consent of the Seller: (i) incur any material expense inconsistent with the type of expenses incurred by the Company in the operation of the Business in a Commercially Reasonable Manner other than as may be necessary to comply with Applicable Laws or are incurred in response to changing circumstances or events that could reasonably be expected to have a material and adverse impact on the Business and after consultation in good faith with the Seller regarding such expenses; (ii) increase or decrease the book value of any of the Company’s assets except in accordance with the Earn-out Principles; (iii) dissolve, liquidate or adopt any plan of dissolution or liquidation; or (iv) sell any material assets of the Business, if such sale is not either (A) part of a larger sale of substantially all of the assets of New Parent or (B) related to a transaction in which the acquirer of the assets of the Business is not assuming all of New Parent’s obligations arising under the Agreement, including this Exhibit C.

(d)During the Earn-Out Period, New Parent shall consult in good faith with Rippel regarding the pursuit of any market opportunities to expand the Company’s products and services that Rippel reasonably believes are in the best interests of the Company and shall utilize commercially reasonable efforts to pursue such market opportunities if New Parent agrees that such opportunities are in the best interests of the Company.

(e)In the event of a consummation of a Sale of the Company prior to the end of the Second Earn-out Period, (i) New Parent shall cause the acquiring entity or successor to all or substantially all of the assets of the Company to assume the obligation to pay the Earn-out Payments and Additional Tax Gross Up Payments in the same manner and to the same extent that New Parent would be required to perform if no sale of the Company had taken place (and, upon such assumption by the acquiring entity or successor, New Parent shall automatically be released from all liability hereunder and all references to New Parent herein shall be deemed to refer to such acquiring entity or successor) or (ii) at New Parent’s option in its sole discretion, New Parent may pay to Seller one hundred percent (100%) of the Earn-out Cap in accordance with Section 2.4 of the Agreement and Section 2(g) hereof at or prior to the consummation of the Sale of the Company and, upon such payment, New Parent shall automatically, and without further action by any Person, be released from all liability to make any additional payment hereunder. For purposes of this Exhibit C, a “Sale of the Company” shall mean any one or more of the following: (a) the acquisition by any unaffiliated third party Person or related group of Persons (other than New Parent or any of its Affiliates or direct or indirect subsidiaries), by way of sale, transfer or other acquisition, of all or substantially all of the assets or properties of the Company; or (b) the acquisition by any unaffiliated third party Person or related group of Persons (other than New Parent or any of its Affiliates or direct or indirect subsidiaries) of a majority of the equity securities of the Company (whether by merger, consolidation or otherwise).

4.Tax Reporting; No Security.
(a)New Parent and Seller agree that for federal, state and local income Tax purposes, the Earn-out Payments and Additional Tax Gross Up Payments shall be treated as additional consideration for the sale of the Company Stock except to the extent required by applicable Law to be characterized as interest payment. The Earn-out Payments shall not be considered royalty payments. New Parent shall cause such payments to be reported in good faith in accordance with this Section 4 of this Exhibit C.

(b)The right to receive the Earn-out Payments does not constitute a “security” for U.S. securities law purposes, is not represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or any other kind of ownership interest in any Person.

(c)The right to receive the Additional Tax Gross Up Payments does not constitute a “security” for U.S. securities law purposes, is not represented by any form of certificate or other instrument, is not transferable, and does not constitute an equity or any other kind of ownership interest in any Person.

Annex 1 to Exhibit C
Adjusted EBITDA
Earn-out Principles:

1.Adjusted EBITDA shall exclude or include (as applicable) the impact of the following items (without duplication or double counting):

a.Exclude the impacts of Accounting Standards Codification (“ASC”) Topic 315 – Financial Instruments – Credit Losses (“CECL”), ASC 842 – Leases and any other accounting pronouncements, policies and/or matters not specifically adopted by the Company in preparing the Company Financial Statements;

b.Exclude the non-cash impact arising from purchase accounting or other similar adjustments for the transactions contemplated by the Agreement;

c.Exclude any Closing Date Transaction Expenses to the extent included in the Final Adjustment Amount;

d.Exclude any income related to the release of over-accruals of liabilities and/or expenses in periods prior to the First Earn-out Period;

e.Exclude the impact of any acquisitions or dispositions of any business or line of business by New Parent after the Closing (whether by merger, asset acquisition, stock purchase or otherwise), recapitalizations or any other reorganization after the Closing, including any and all expense incurred in the pursuit of such transactions;

f.Except as set forth in 1(g) below, exclude New Parent’s general corporate overhead expenses not directly and exclusively related to the Business;

g.To the extent any expenses of the Company are reduced or eliminated following the Closing as a result of such expenses being incurred directly by the New Parent or such expenses no longer being necessary as a direct result of the merger, include as an expense in Adjusted EBITDA an amount equal to (i) for expenses eliminated, 50% of the respective projected expense included in the Company’s financial forecast of such Earn-out Period provided to Parent on September 28, 2021 (or if such projected expenses are not reasonably ascertainable from such forecast an amount equal to the Company’s historic costs for such eliminated expenses (as measured during the 12-month period prior to September 30, 2021 and extrapolated over the applicable Earn-out Period)) or (ii) for expenses reduced, 50% of the difference between the respective projected expense included in the Company’s financial forecast of the Earn-out Period provided to Parent on September 28, 2021 (or if such projected expenses are not reasonably ascertainable from such forecast an amount equal to the Company’s most recent historic costs for such reduced expenses (as measured during the 12-month period prior to September 30, 2021 and extrapolated over the applicable Earn-out Period)) and the actual expense incurred by the Company. For the avoidance of doubt, such eliminated or reduced costs are expected to include (but are not limited to) costs of business insurance, HR and other Finance systems or technology services and licenses, office rent and accounting and auditing fees. To the extent there are headcount reductions with respect to any corporate employees of the Company as a result of consolidating job functions with New Parent or as a result of the job function no longer being necessary as a direct result of the merger, an amount equal to 50% of the historical fully burdened employment cost of such corporate employee shall be deducted from Adjusted EBITDA. For the avoidance of doubt, any such service or function shall be considered separately when determining any potential adjustments to Adjusted EBITDA;

h.Exclude an amount of labor and any other expenses related to the development of the Business’s intellectual property utilizing overseas development resources, including in India (“Development Costs”), to the extent capitalized in accordance with the Earn-out Principles (and permitted to be so capitalized under GAAP) and consistent with the Company’s past practices; provided, that in no event shall the Company be permitted to capitalize and exclude Development Costs (i) during the First Earn-out Period in excess of $2,600,000 or (ii) during the Second Earn-out Period in excess of $1,250,000;

i.Include an amount of rent expense, without duplication, related to the leased office space for the headquarters in Dallas, Texas during the Earn-out Periods equal to the rent expense associated with 8585 Ricchi Towers, Dallas, Texas 75247 (the “Old Building”) through termination of the lease in October 2022, and the rent expense associated with 1499 Regal Row, Dallas, Texas 75208 (the “New Building”) beginning in November 2022, without giving effect to any rent abatement and based on the monthly rent in the Company’s current lease for the New Building. For the avoidance of doubt, any duplication of rent expense during the Earn-out Periods related to relocation of office space from the Old Building to the New Building shall be an excluded expense in Adjusted EBITDA;

j.Following the acquisition of those certain Jamaican call center operations of Omni Nearshore Limited by New Parent or its Affiliates (including the Company), the Company will be charged for services provided by such call center operations based on actual expenses incurred by Omni Nearshore Limited’s successor (as applicable), and such charges will be an included expense in Adjusted EBITDA. For the avoidance of doubt, any cost savings as a result of the Company moving domestic job functions to the Jamaican call center (e.g. the difference in cost to employ a domestic worker compared to the historically billed cost of an Omni Nearshore worker) would be included in and benefit Adjusted EBITDA; and

k.Exclude any increased profit share expense owing to Franchise Group, Inc. or Wichita Furniture, if any, resulting from reduced interest expense, amortization and related fees and costs from the termination of the Fortress Facility, with such increased profit share expenses calculated in a manner that is generally consistent with the sample calculation on Annex 2.

2.The Company’s lease and loan credit loss provision (collectively, “Bad Debt Expense”) during the Earn-out Periods shall be calculated in accordance with the Earn-out Principles; provided, however that the determination of the appropriate Bad Debt Expense at the end of each respective Earn-out Period shall be based on, among other factors, the losses actually experienced by the Company during such Earn-out Period and the period from the end of the Earn-out Period until the delivery of the applicable Earn-out Payment Statement, in New Parent’s discretion and after consultation in good faith with Seller, shall be subject to review by a third party accounting or valuation firm mutually selected by New Parent and Seller.

Notwithstanding anything to the contrary herein, if the Company’s lease or loan origination volumes generated in the ordinary course of its business during the Earn-out Periods materially exceed or are materially less than those set forth in the forecasts and projections made available to Parent by the Company on or prior to the date of the Agreement, and such origination volumes are reasonably expected to negatively or positively, as applicable, impact Adjusted EBITDA in the Earn-out Periods because the Company would reasonably be expected to incur higher or lower, as applicable, than anticipated Bad Debt Expense at origination as required under the Earn-out Principles, New Parent and Seller shall cooperate in good faith to (a) analyze the extent to which Adjusted EBITDA was negatively or positively impacted by such Bad Debt Expense and (b) consider in good faith whether a modification of Adjusted EBITDA to exclude the negative or positive impact of such Bad Debt Expense is appropriate.

3.Notwithstanding anything to the contrary herein, in the event the Company incurs any extraordinary, non-recurring or one-time expenses or charges or realizes any extraordinary, non-recurring or one-time losses or gains during the Earn-out Periods not specifically addressed herein, in each case, that are both non-recurring and non-operating in nature, New Parent and Seller shall cooperate in good faith to (a) analyze the extent to which Adjusted EBITDA was impacted by such non-recurring, non-operating items and (b) consider in good faith whether a modification of Adjusted EBITDA to exclude the impact of such non-recurring, non-operating items would be equitable. Any adjustments to Adjusted EBITDA resulting from such extraordinary, non-recurring or one-time items shall be mutually agreed by New Parent and Seller in good faith.

Exhibit D
Form of Registrations Rights Agreement

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is entered into by and among FirstCash Holdings, Inc., a Delaware corporation (“New Parent”), Doug Rippel, an individual resident of the state of Kansas (“Rippel”), AFF Services, Inc., a Delaware corporation (“Seller”), and the entities set forth on the signature pages hereto (each, a “Seller Party,” and together with Rippel and Seller, the “Seller Parties”). Certain terms used in this Agreement are defined in Section 1.01.

W I T N E S S E T H:
WHEREAS, pursuant to that certain Business Combination Agreement, dated [●], 2021 (the “Transaction Agreement”), by and among FirstCash, Inc., a Delaware corporation, New Parent, the Seller Parties, Atlantis Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Merger Sub”), and American First Finance, Inc., a Kansas corporation, (a) New Parent acquired Parent by effecting a merger in accordance with Section 251(g) of the Delaware General Corporation Law whereby Merger Sub merged with and into Parent, with Parent surviving such merger as a direct wholly owned subsidiary of New Parent, and (b) on the date hereof the Seller contributed, sold, assigned, conveyed and transferred to New Parent 100% of the Company Stock (as defined in the Transaction Agreement);

WHEREAS, in connection with the Transactions, Seller acquired newly issued shares of New Parent common stock, $0.01 par value per share (the “New Parent Common Stock”); and

WHEREAS, New Parent wishes to grant certain registration rights with respect to the New Parent Common Stock held by Seller or any other Holder, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller Parties and New Parent, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement. The following terms shall have the meanings set forth in this Section 1.01:

“Affiliated Transferee” means any Affiliate of the Seller Parties who holds Registrable Securities.

“Blackout Period” means, in the event of a Disclosure Determination, a period of up to 45 days; provided, that a Blackout Period may not occur (i) more than twice in any 12-month period, and (ii) less than 30 days following the conclusion of a prior Blackout Period; and provided further, that the Blackout Periods in any 12-month period may not exceed 90 days in the aggregate.

“Disclosure Determination” means the public disclosure of material non-public information which, in the good faith judgement of the Board of Directors of New Parent or a committee of the Board of Directors of New Parent (after consultation with New Parent’s outside legal counsel), (i) would be required to be made in a registration statement or prospectus supplement filed, or to be filed, with the SEC by New Parent so that such registration statement or prospectus supplement does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) would not be required to be made at such time but for the filing of such registration statement or prospectus supplement, and (iii) New Parent has a bona fide business purpose for not disclosing publicly.

“Holder” means (i) Seller and (ii) any direct or indirect Affiliated Transferee of Seller who shall become a party to this Agreement in accordance with Section 2.09 and has agreed in writing to be bound by the terms of this Agreement.

“register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration, ordering of the effectiveness or automatic effectiveness of such registration statement.

“Registrable Securities” means the shares of New Parent Common Stock issued to Holder in connection with the Transactions, including any shares of New Parent Common Stock issued to Holder in connection with the Earn-out Payment and securities issued or issuable directly or indirectly with respect to, in exchange for, upon the conversion of or in replacement of such shares of New Parent Common Stock, whether by way of a dividend or distribution or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, exchange or other reorganization; provided, however, that securities that, pursuant to Section 3.01, no longer have registration rights hereunder shall not be considered Registrable Securities.

“Requesting Holder” shall mean any Holder requesting to have its Registrable Securities included in any Demand Registration, Shelf Registration or Piggy-Back Registration.

“Underwritten Offering” means an underwritten offering of New Parent Common Stock for cash (whether a Requested Underwritten Offering or in connection with a public offering of New Parent Common Stock by the Company, stockholders or both), excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or S-8 or an offering on any registration statement form that does not permit secondary sales.

Section 1.02    Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the section or agreement indicated.

Term Page

Advice
Agreement
Demand Registration
Demand Request
First Registrable Date
Form S-3
Merger Sub
New Parent
New Parent Common Stock
Parent
Piggy-Back Notice
Piggy-Back Transaction
Registration Expenses
Requested Underwritten Offering
Required Filing Date
Rippel
Seller
Seller Affiliates
Seller Parties
Seller Party
Shelf Offering
Shelf Registration
Standstill Period
Suspension Notice
Take-Down Notice
Transaction Agreement
Underwritten Offering Notice

Section 1.03    Rules of Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or Law defined or referred to herein or in any agreement, instrument or Law that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, and in the case of any Law, the rules and regulations promulgated thereunder. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. As used herein, “to the extent” means “to the degree of” and not “if”. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Demand Registration.

2.1.1 Request for Registration.

(a)    Commencing on the six-month anniversary of the Closing Date (the “First Registrable Date”), any Holder or Holders of Registrable Securities shall have the right to require New Parent to file from time to time a registration statement on Form S-1 or any successor thereto, Form S-3 or any successor thereto (“Form S-3”), or any other appropriate form under the Securities Act or Exchange Act for the registration of the resale of the Registrable Securities (a “Demand Registration”), by delivering to New Parent written notice stating that such right is being exercised, naming, if applicable, the Holders whose Registrable Securities are to be included in such registration, specifying the number of each such Holder’s Registrable Securities to be included in such registration and, subject to Section 2.1.3 hereof, describing the intended method of distribution thereof (a “Demand Request”); provided, that, a Holder may make a Demand Request prior to, but within forty-five (45) days of, the First Registrable Date and in such event New Parent shall not be obligated to file the registration statement in respect of such Demand Registration prior to the First Registrable Date.

(b)    Subject to Section 2.1.3, New Parent shall file the registration statement in respect of a Demand Registration as soon as practicable and, in any event, within forty-five (45) days after receiving a Demand Request (the “Required Filing Date”) and shall use reasonable best efforts to cause the same to be declared effective by the SEC as promptly as practicable after such filing; provided, however, that New Parent shall not be obligated to effect a Demand Registration pursuant to Section 2.1.1(a) within one hundred and eighty (180) days after the effective date of a previous Demand Registration, other than a Shelf Registration pursuant to this Article II. Notwithstanding the foregoing, in the event that New Parent issues any shares of New Parent Common Stock in connection with the Earn-out Payment and such shares are Registrable Securities and Holder or the Holders issue a Demand Request in connection with such Registrable Securities, the Required Filing Date shall be thirty (30) days after such issuance and the limitation on the number of Demand Registrations in any 180 day period shall not apply to such Demand Registration.

2.1.2 Shelf Registration.

(a)    With respect to any Demand Registration, the Requesting Holders may require New Parent to effect a registration of the Registrable Securities under a registration statement pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”). To the extent New Parent is a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) at the time any Demand Request is submitted, New Parent shall file an automatic shelf registration statement (as defined in Rule 405 of the Securities Act) on Form S-3 in accordance with the requirements of the Securities Act, which covers those Registrable Securities requested to be registered and which shall be deemed for all purposes a Shelf Registration. For the avoidance of doubt, the filing of a prospectus supplement to a prospectus included as part of an effective Shelf Registration naming the Holder as a selling stockholder and registering the Registrable Securities specified in the applicable Demand Request shall be deemed to satisfy New Parent’s obligations with respect to the filing (and effectiveness in the case of an automatic shelf registration statement) of a registration statement pursuant to this Agreement. Any Shelf Registration shall provide for the resale of the New Parent Common Stock from time to time in the United States by and pursuant to any method or combination of methods legally available to the Holder (including a direct sale to purchasers, a sale to or through brokers, dealers or agents, a sale over the internet, block trades, derivative transactions with third parties and other hedging transactions). New Parent shall comply with the applicable provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration in accordance with the intended methods of disposition by the Holder thereof.

(b)    At any time that a Shelf Registration is effective (subject to any contractual lock-up agreements then in effect), if a Holder delivers a notice to New Parent (a “Take-Down Notice”) stating that it intends to effect an offering from any such registration statement (a “Shelf Offering”) of all or part of its Registrable Securities included by it on such registration statement, whether such offering is underwritten or non-underwritten, and stating the number of its Registrable Securities to be included in the Shelf Offering, then the Company shall amend or supplement such Registration Statement and take such other reasonable actions, as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering.

2.1.3 Deferral of Filing. New Parent may defer the filing (but not the preparation) of a registration statement or prospectus supplement required by Section 2.01 in the event of a Blackout Period until the expiration of a Blackout Period. In order to defer the filing of a registration statement pursuant to this Section 2.1.3, New Parent shall promptly (but in any event within ten (10) days), upon determining to seek such deferral, deliver to each Requesting Holder a certificate signed by an executive officer of New Parent stating that New Parent is deferring such filing pursuant to this Section 2.1.3 and a general statement of the reason for such deferral and an approximation of the anticipated delay. During any deferral pursuant to this Section 2.1.3, New Parent will use good faith efforts to limit the duration of any such deferral.

Section 2.02    SEC Form S-3. If available, New Parent shall cause Demand Registrations to be registered on Form S-3, and if New Parent is not then eligible under the Securities Act to use Form S-3, Demand Registrations shall be registered on the form for which New Parent then qualifies. New Parent shall use its commercially reasonable efforts to remain eligible to use Form S-3 (including, if applicable, an automatic shelf registration statement) and shall use its commercially reasonable efforts to remain a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) (and not to become an ineligible issuer (as defined in Rule 405 of the Securities Act)) during the period during which any automatic shelf registration statement is effective.

Section 2.03    Piggy-Back Registration. If New Parent proposes to register any New Parent Common Stock under the Securities Act for its own account or for the account of other Persons who are not Holders (other than a registration (a) on Form S-4 or S-8, (b) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (c) in which the only New Parent Common Stock being registered in New Parent Common Stock issuable upon conversion of debt securities that are also being registered) then New Parent will give written notice thereof to the Holders (a “Piggy-Back Notice”) as soon as practicable (but in no event less than three calendar days before the anticipated filing date or commencement date, as applicable) (a “Piggy-Back Transaction”). The Piggy-Back Notice will state the intended method of disposition of the securities in the Piggy-Back Transaction, and such notice will offer the Holders the opportunity to sell in such Piggy-Back Transaction such number of shares of Registrable Securities as each such Holder may request. Any Holder may elect to include its Registrable Securities in such Piggy-Back Transaction by delivering written notice of such election (such notice including the number of shares of Registrable Securities the Holder desires to include) within three calendar days of receipt of the Piggy-Back Notice. New Parent will use commercially reasonable efforts, subject to the last sentence of this Section 2.03, to cause the managing underwriter, if any, of such Piggy-Back Transaction to permit the Registrable Securities requested to be included therein to be included on the same terms and conditions as apply to any other securityholders. Such Holders proposing to distribute their Registrable Securities through a Piggy-Back Transaction will enter into an underwriting agreement in customary form with the underwriters selected for such transaction by New Parent. Notwithstanding anything contained herein, if the managing underwriters of a Piggy-Back Transaction advise New Parent and the Holders of the Registrable Securities included in such offering in writing that based on prevailing market precedent and public investor expectations the number of securities requested to be included in the Piggy-Back Transaction exceeds the number of securities that can be sold therein without materially and adversely affecting the marketability of the offering, then the amount of securities to be offered will be reduced to a number that, in the written opinion of such managing underwriters can be sold without having such a material and adverse effect, and the securities to be included in such Piggy-Back Transaction will be allocated, (a) first, to New Parent, (b) second, to the Holders that have requested to participate in such Piggy-Back Transaction on a pro rata basis based on the number of Registrable Securities held by each Holder, and (c) third, if there remains availability for additional New Parent Common Stock to be included in such Piggy-Back Transaction, to the holders of any other securities eligible for inclusion in such Piggy-Back Transaction (it being understood there are no such eligible securities as of the date of this Agreement). The rights in this Section 2.03 shall expire on [___]1.

Section 2.04    Requested Underwritten Offering. Any Holder then able to effectuate a Demand Registration pursuant to the terms of Section 2.1.1 or any Holder who has previously effectuated a Demand Registration pursuant to Section 2.1.1 or any Holder then able to effectuate a Shelf Offering, in each case, shall have the option and right, exercisable by delivering written notice to New Parent of its intention to distribute Registrable Securities by means of an Underwritten Offering (an “Underwritten Offering Notice”), to require New Parent, pursuant to the terms of and subject to the limitations of this Agreement, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to a new Demand Registration or pursuant to an effective Registration Statement covering such Registrable Securities (a “Requested Underwritten Offering”); provided, that if the Requested Underwritten Offering (i) is pursuant to a new Demand Registration, then the Registrable Securities requested to be included in such Requested Underwritten Offering shall be reasonably expected to result in aggregate gross proceeds in excess of $75.0 million as of the date of such Underwritten Offering Notice, and (ii) is pursuant to a Shelf Offering, then the Registrable Securities requested to be included in such Requested Underwritten Offering shall be reasonably expected to result in aggregate gross proceeds in excess of $75.0 million as of the date of such Underwritten Offering Notice. The Underwritten Offering Notice must set forth the number of Registrable Securities that the Holder intends to include in such Requested Underwritten Offering. The managing underwriter of a Requested Underwritten Offering shall be designated and selected by the Holders initiating the Requested Underwritten Offering, subject to New Parent’s approval which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, New Parent is not obligated to effect more than three (3) Requested Underwritten Offerings pursuant to this Agreement nor shall New Parent be obligated to effect a Requested Underwritten Offering that would launch within 90 days after the closing of a previous Underwritten Offering. Notwithstanding anything contained herein, in the case of a Requested Underwritten Offering or Demand Registration or Shelf Offering that is otherwise an Underwritten Offering, if the managing underwriters advise New Parent and the Holders of the Registrable Securities included in such Underwritten Offering in writing that based on prevailing market precedent and public investor expectations the number of securities requested to be included in such offering exceeds the number of securities that can be sold therein without materially and adversely affecting the marketability of the offering, then the amount of securities to be offered will be reduced to a number that, in the written opinion of such managing underwriters can be sold without having such a material and adverse effect, and the securities to be included in such Underwritten Offering will be allocated, (a) first, to the Holders that
1 NTD: To insert the date that is 7.5 years after the closing date.

have requested to participate in such Underwritten Offering on a pro rata basis based on the number of Registrable Securities held by each Holder, (b) second, to New Parent, and (c) third, if there remains availability for additional New Parent Common Stock to be included in such Underwritten Offering, to the holders of any other securities eligible for inclusion in such Underwritten Offering (it being understood there are no such eligible securities as of the date of this Agreement). In the case of an Underwritten Offering initiated in response to a Demand Registration or Shelf Offering (including a Requested Underwritten Offering), the price, underwriting discount and other financial terms shall be determined by the Holders included in the Demand Registration or Shelf Offering. The rights in this Section 2.04 shall expire on [___]2.

Section 2.05    Registration Procedures. Whenever any Holder has requested that any Registrable Securities be registered pursuant to this Agreement, New Parent will use its reasonable best efforts to effect the registration thereof as promptly as is practicable, and pursuant thereto New Parent will as expeditiously as possible:

(a)    prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided, however, that as far in advance as reasonably practicable before filing such registration statement or any amendment thereto, New Parent will furnish to the selling Holders copies of reasonably complete drafts of all such documents prepared to be filed (including exhibits), and any such Holder shall have the opportunity reasonably to comment upon, or object to, the information contained therein and New Parent will make corrections reasonably requested by such Holder with respect to such information prior to New Parent filing any such registration statement or amendment; provided, further; that New Parent shall not file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, that refers to a Holder by name, or otherwise identifies the Holder as the holder of any securities of New Parent, without the consent of the Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by applicable Law;

(b)    except in the case of a Shelf Registration, prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred eighty (180) days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)    in the case of a Shelf Registration, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective (including the filing of a new registration statement upon the expiration of a prior one) and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto until the date on which all the Registrable Securities subject thereto have been sold pursuant to such registration statement;

(d)    furnish to each seller of Registrable Securities of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any prospectus supplement, any documents incorporated by reference therein, any free writing prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller (it being understood that, subject to Section 2.08 and the
2 NTD: To insert the date that is 7.5 years after the closing date.

requirements of the Securities Act and applicable state securities laws, New Parent consents to the use of the prospectus and any amendment or supplement thereto by each seller in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(e)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions each selling Holder reasonably requests; use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the Registrable Securities owned by such seller in such jurisdictions (provided, however, that New Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (B) consent to general service of process in any such jurisdiction);

(f)    promptly notify each selling Holder in writing (A) when a prospectus, any prospectus supplement, any free writing prospectus or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, and (C) of the happening of any event that makes any statement made in a registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein) or related prospectus or free writing prospectus untrue or that requires the making of any changes in or amendments to such registration statement, prospectus, free writing prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act, and make generally available to New Parent’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act no later than thirty (30) days after the end of the twelve (12)-month period beginning with the first day of New Parent’s first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said twelve (12)-month period, and which requirement will be deemed to be satisfied if Parent timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(h)    cooperate with the selling Holders to facilitate the timely preparation and delivery of certificates or shares in book-entry form (which shall not bear any restrictive legends unless required under applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the selling Holders may request and keep available and make available to New Parent’s transfer agent prior to the effectiveness of such registration statement a supply of any such certificates;

(i)    cause the Registrable Securities included in any registration statement to be listed on each securities exchange, if any, on which similar securities issued by New Parent are then listed and to be registered under the Exchange Act;

(j)    provide a transfer agent and registrar for all Registrable Securities registered hereunder;

(k)    during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(l)    notify each selling Holder of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(m)    advise each selling Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued;

(n)    in connection with an Underwritten Offering, will cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in a reasonable number of presentations, meetings and road shows;

(o)    pay any registration fee for any Registrable Securities sold pursuant to an automatic shelf registration statement upon the filing of a final prospectus supplement with respect to such sale in the manner contemplated by Rule 456(b) under the Securities Act;

(p)    cooperate, in good faith, subject to normal and customary confidentiality agreements and obligations, with any attorney, accountant or other professional retained by any Holder in connection with the resale of Registrable Securities or exercise of registration rights pursuant hereto; and

(q)    in connection with any Underwritten Offering, New Parent will take the following actions as may be reasonably requested by such Holder or the underwriters or agents thereof: (A) entering into customary underwriting agreements as reasonably requested by any Holder or the underwriters or agents, if any; (B) making such representations and warranties to the underwriters or agents, if any, in form, substance and scope as are customarily made by New Parent in underwritten offerings of its applicable securities; (C) obtaining for delivery to the underwriters, if any, opinions and negative assurance letters from counsel for New Parent, in customary form, scope and substance; (D) obtaining for the underwriters “cold comfort” letters and updates thereof from New Parent’s independent registered public accounting firm that has certified the financial statements included in the applicable registration statement, with such letters to be in customary form, scope and substance covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; and (E) permit the managing underwriter of such Underwritten Offering to conduct such due diligence as is reasonably and customary in transactions of such type.

Section 2.06    Suspension of Dispositions. New Parent shall be entitled, by providing written notice to the Holders whose Registrable Securities are registered under a registration statement pursuant hereto (a “Suspension Notice”), to require such Holders to suspend the use of the related prospectus for sale of Registrable Securities thereunder during any Blackout Period. Each Holder agrees by acquisition of any Registrable Securities that, upon receipt of any Suspension Notice, such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by New Parent that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by New Parent, such

Holder will deliver to New Parent all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. During any suspension of trading pursuant to this Section 2.06, New Parent will (a) use good faith efforts to limit the duration of any suspension period, (b) use reasonable best efforts to prepare and file with the SEC such amendments and/or supplements to the applicable registration statement as may be reasonably necessary to update such registration statement and to comply with the provisions of the Securities Act with respect to the resale of all Registrable Securities covered by the prospectus related thereto, (c) not register any securities for sale by New Parent (other than in connection with a registration statement on Form S-4 or S-8) or for resale by any other securityholders, and (d) suspend the usage of all other then-effective registrations statements and related prospectuses (other than in connection with a registration statement on Form S-4 or S-8 registering securities for sale by New Parent). In the event New Parent shall give any such Suspension Notice, the time period regarding the effectiveness of registration statements set forth in Sections 2.05(b) and 2.05(c) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. New Parent shall use its reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

Section 2.07    Registration Expenses. All out-of-pocket fees and expenses incident to any registration hereunder, including, without limitation, New Parent’s performance of or compliance with this Article II, all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), messenger and delivery expenses, the fees and expenses incurred in connection with any listing of the Registrable Securities, reasonable fees and expenses of counsel for New Parent and its independent certified public accountants and the fees and expenses of other Persons retained by New Parent (collectively, the “Registration Expenses”), will be borne by New Parent (unless paid by a security holder that is not a Holder for whose account the registration is being effected) whether or not any registration statement becomes effective; provided, however, that the Registration Expenses incurred by New Parent in connection with (i) the second Requested Underwritten Offering conducted pursuant to Section 2.04 shall be borne equally by New Parent and the Holders (on a pro rata basis among themselves based on the number of Registrable Securities being sold in the Requested Underwritten Offering) participating in such Requested Underwritten Offering and (ii) the third Requested Underwritten Offering conducted pursuant to Section 2.04 shall be borne by the Holders (on a pro rata basis among themselves based on the number of Registrable Securities being sold in the Requested Underwritten Offering) participating in such Requested Underwritten Offering. Any brokerage fees, commissions, discounts or other expenses incurred in connection with the sale of any Registrable Securities shall be borne by the applicable Holder.

Section 2.08    Indemnification.

2.8.1 New Parent agrees to indemnify and reimburse, to the fullest extent permitted by Law, each seller of Registrable Securities, and each of its employees, advisors, agents, representatives, partners, officers, and directors and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such seller and any agent or investment advisor thereof (collectively, the “Seller Affiliates”) (a) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys’ fees and disbursements except as limited by Section 2.8.3) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus, preliminary prospectus, free writing prospectus or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, (c) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, based upon, arising out of, or relating to or resulting from any violation by New Parent of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to New Parent and relating to any action or inaction in connection with the related offering of Registrable Securities and (d) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of, related to or resulting from any such untrue statement or omission or alleged untrue statement or omission, or such violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to New Parent, to the extent that any such expense or cost is not paid under subparagraph (a), (b) or (c) above; except insofar as any such statements are made in reliance upon and in strict conformity with information furnished in writing to New Parent by such seller or any Seller Affiliate for use therein. The reimbursements required by this Section 2.8.1 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred; provided that reimbursements shall not be required to be paid more frequently than once per calendar quarter.

2.8.2 In connection with any registration statement in which a seller of Registrable Securities is participating, each such seller will furnish to New Parent in writing such information and affidavits as New Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the fullest extent permitted by law, each such seller will indemnify New Parent and each of its employees, advisors, agents, representatives, partners, officers and directors and each Person who controls New Parent (within the meaning of the Securities Act or the Exchange Act) and any agent or investment advisor thereof against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements except as limited by Section 2.8.3) resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information or affidavit so furnished in writing to New Parent by such seller or any of its Seller Affiliates specifically for inclusion in the registration statement; provided, however, that the obligation to indemnify will be several, not joint and several, among such sellers of Registrable Securities, and the liability of each such seller of Registrable Securities will be in proportion to, and will be limited to, the net amount received by such seller from the sale of Registrable Securities pursuant to such registration statement; provided, further, however, that such seller of Registrable Securities shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to New Parent information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to New Parent.

2.8.3 Any Person entitled to indemnification hereunder will (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is materially prejudiced by such failure) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party has agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (A) such settlement or compromise contains a full and unconditional release of the indemnified party or (B) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

2.8.4 Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Section 2.8.1 or Section 2.8.2 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions that resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.8.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.8.4. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 2.8.3, defending any such action or claim. Notwithstanding the provisions of this Section 2.8.4, no Holder shall be required to contribute an amount greater than the dollar amount by which the net proceeds received by such Holder with respect to the sale of any Registrable Securities exceeds the amount of damages that such Holder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any registration statement (including any document incorporated by reference therein or deemed incorporated by reference therein), prospectus or preliminary prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations in this Section 2.8.4 to contribute shall be several in proportion to the amount of Registrable Securities registered by them and not joint.

If indemnification is available under this Section 2.08, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Section 2.8.1 and Section 2.8.2 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 2.8.4 subject, in the case of the Holders, to the limited dollar amounts set forth in Section 2.8.2.

2.8.5 The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

Section 2.09    Transfer of Registration Rights. The rights of each Holder under this Agreement may be assigned to any Affiliated Transferee who acquires Registrable Securities and who agrees in writing to be subject to and bound by all the terms and conditions of this Agreement.

Section 2.10    Rule 144. New Parent will file the reports required to be filed by it under the Securities Act and the Exchange Act (or, if New Parent is not required to file such reports, will, upon the request of the Holders, make publicly available other information) and will take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell New Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of any Holder, New Parent will deliver to such parties a written statement as to whether it has complied with such requirements and will, at its expense, forthwith upon the request of any such Holder, deliver to such Holder a certificate, signed by New Parent’s principal financial officer, stating (i) New Parent’s name, address and telephone number (including area code), (ii) New Parent’s Internal Revenue Service identification number, (iii) New Parent’s SEC file number, (iv) the number of shares of each class of capital stock outstanding as shown by the most recent report or statement published by New Parent, and (v) whether New Parent has filed the reports required to be filed under the Exchange Act for a period of at least ninety (90) days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder.

Section 2.11    Preservation of Rights. New Parent hereby represents and warrants that, as of the date hereof, no registration rights in respect of any securities of New Parent (including any securities convertible into securities of New Parent) have been granted to any other Person and are currently in effect, or would come into effect due to the passage of time or the occurrence of any event, other than pursuant to this Agreement.

Section 2.12    Cooperation. During the period beginning on the date hereto and continuing through and including such date that is three (3) years following the date thereof, prior to undertaking a sale or series of related sales of shares of Seller’s New Parent Common Stock valued at $50,000,000 or more, Seller agrees to notify the chief executive officer and the chief financial officer of New Parent prior to the consummation of any such sale or series of related sales.

ARTICLE III

TERMINATION

Section 3.01    Termination. The registration rights hereunder shall cease to apply to any particular Registrable Security when: (a) a registration statement with respect to the sale of such Registrable Security shall have become effective under the Securities Act and such Registrable Security shall have been disposed of in accordance with such registration statement; (b) such Registrable Security shall have been sold pursuant to Rule 144 under the Securities Act (or any successor provision); (c) such Registrable Security shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by New Parent and subsequent public distribution of them would be exempt from registration under the Securities Act or any similar state law then in force; (d) such Registrable Security shall have ceased to be outstanding; or (e) such Registrable Security is eligible for sale pursuant to Rule 144 under the Securities Act (or any successor provision) without restriction (including with respect to manner of sale and volume limitations). New Parent shall promptly upon the request of any Holder confirm to such Holder the number of Registrable Securities then outstanding.

ARTICLE IV

STANDSTILL AND VOTING

Section 4.01    Standstill Agreement.

4.1.1 Each Seller Party agrees that, except as provided in this Agreement or any other Transaction Document, during the Standstill Period (as defined below), neither such Seller Party nor any of such Seller Party’s Affiliates will, unless specifically invited in writing by New Parent, directly or indirectly, alone or in concert with any other Person: (i) except for any securities of New Parent granted to Rippel in his capacity as a director or employee of New Parent and its Subsidiaries, acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of New Parent; (ii) make or otherwise become a “participant” in any “solicitation” of “proxies” to vote (as such terms are used in the Exchange Act), or seek to advise or influence any Person with respect to the voting of any voting securities of New Parent; (iii) form, join or any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of New Parent; (iv) publicly offer, seek, or propose to acquire, outside the ordinary course of business, any of the assets of New Parent, (v) otherwise propose or participate in a proposal to New Parent or any of its Affiliates or any other Person with respect to any merger, business combination, consolidation, sale, restructuring, reorganization, recapitalization, extraordinary dividend, or other transaction involving New Parent; (vi) otherwise seek to control, change or influence the management or Board of Directors of New Parent or nominate any Person as a director who is not nominated by the then incumbent directors, or propose any matter to be voted upon by the stockholders of New Parent or any of its Affiliates; or (vii) announce an intention to take, or enter into any arrangement or understanding with others to take, any of the actions restricted or prohibited under clauses (i) through (vi) of this Section 4.01, or take any action that would result in New Parent having to make a public announcement regarding any of the matters referred to in clauses (i) through (vi) of this Section 4.01. Seller may make any request or proposal (but only privately to New Parent or the Board of Directors of New Parent and not publicly) to amend, waive or terminate any provision of this Section 4.01. “Standstill Period” means the two (2) year period beginning on the Closing Date.

4.1.2 Notwithstanding the foregoing:

(a)    nothing in Section 4.01 shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary duties of Rippel as a director of New Parent or to take any action or make any statement at any meeting of the Board of Directors of New Parent or any committee thereof, or otherwise to act, in each case, in his capacity as a director of New Parent;

(b)    the restrictions contained in this Section 4.01 shall cease immediately if (x) New Parent enters into a definitive agreement to engage in, or makes a public announcement of an intention to engage in, a business combination, recapitalization or other transaction that would result in an acquisition, directly or indirectly, by any other Person or group of a majority of the voting securities or assets of New

Parent or (y) any tender offer or exchange offer has been commenced for at least a majority of New Parent’s voting securities; provided that, in the event that such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated, each Holder will thereafter be subject to the restrictions contained in this Section 4.01 until the end of the Standstill Period, except with respect to any transaction that has been proposed by any Holder prior to the time such business combination, recapitalization or other transaction or tender or exchange offer is withdrawn, terminated or otherwise not consummated; and

(c)    no Holder shall be prohibited from making any confidential, non-public proposal to New Parent, provided that such proposal is communicated solely to the Board of Directors, or a committee thereof, of New Parent, is not reasonably intended to require New Parent to make public disclosure with respect to such proposal and is otherwise held confidential.

Section 4.02    Voting Restrictions.

4.2.1 Subject to Section 4.01, each Holder:

(a)    shall vote in accordance with the Board of Directors’ recommendation with respect to (i) elections of director nominees to the Board of Directors, (ii) the ratification of the appointment of New Parent’s independent registered public accounting firm, (iii) any “say-on-pay” proposal of New Parent, (iv) any stockholder proposal, or (v) any proposal related to an incentive compensation plan or material amendment thereof, in each case that is submitted to New Parent’s stockholders for approval, each Holder shall vote; and

(b)    may vote as they may determine in their sole discretion, with respect to any matters submitted to New Parent’s stockholders for approval other than those listed in Section 4.2.1(a).

4.2.2 In furtherance of Section 4.2.1 each Holder shall be present in person or represented by execution and submission to New Parent of the proxy card or voting instruction form solicited by New Parent or the Board of Directors at all meetings of stockholders to the extent necessary so that all voting securities of New Parent as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

4.2.3 A Holder shall be subject to the voting restrictions in Section 4.02 until the second anniversary of the Closing Date.

ARTICLE V

MISCELLANEOUS

Section 5.02    Notices. Any notice or other communication required or permitted to be delivered to any party shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (c) one Business Day after being sent by courier or express delivery service; provided that, in each case, the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties):

(a)	if to New Parent to:

1600 West 7th Street
Fort Worth, Texas 76102
	Attention:	Rick Wessel
Doug Orr
	Email:	rick.wessel@firstcash.com
doug.orr@firstcash.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
	Attention:	Kyle Healy
Justin Howard
	Email:	kyle.healy@alston.com
justin.howard@alston.com

(b)	if to any Seller, to:
Douglas R. Rippel
7570 W. 21st Street N
Building 1010, Suite C
Wichita, Kansas 67212
	Email:	drippel@americanfirstfinance.com

with a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street NE, Suite 1600
Atlanta, Georgia 30309
	Attention:	Erik Belenky
	Email:	ebelenky@kslaw.com

If to any other Holder, to the address indicated for such Holder in New Parent’s stock transfer records with copies, so long as Seller owns any Registrable Securities, to Seller as provided above.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
Section 5.02    Governing Law; Waiver of Jury Trial; Jurisdiction; Specific Performance.

5.2.1 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

5.2.2 The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.2.1 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity. Each party agrees that such party will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.2.2 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.03    Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 5.04    Entire Agreement; Counterparts. This Agreement and, as applicable, the other Transaction Documents, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

Section 5.05    Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but, except as provided in Section 2.09 hereto, neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 5.06    Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 5.07    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 5.08    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

Section 5.09    Waiver.

5.9.1 No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

5.9.2 No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

NEW PARENT:

FIRSTCASH HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

THE SELLER PARTIES:

AFF SERVICES, INC.

By:
Name:
Title:

DOUGLAS R. RIPPEL REVOCABLE TRUST

By:
Name:
Title:

2013 DOUGLAS R. RIPPEL IRREVOCABLE TRUST

By:
Name:
Title:

Douglas R. Rippel

[Signature Page to Registration Rights Agreement]

Exhibit E
Company LLC Agreement

AMERICAN FIRST FINANCE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED OCTOBER __, 2021

TABLE OF CONTENTS
Page

Article I FORMATION; PURPOSE; GENERAL

1.1 Definitions
1.2 Formation
1.3 Name
1.4 Registered Agent and Registered Office
1.5 Term
1.6 Purposes of the Company
1.7 Limited Liability Company Agreement

Article II CAPITALIZATION

2.1 Capital Contributions
2.2 No Interest on Contributions

Article III DISTRIBUTIONS OF DISTRIBUTABLE CASH

3.1 Distributable Cash
3.2 Distribution upon Dissolution

Article IV MANAGEMENT OF THE COMPANY

4.1 Management of Company
4.2 Powers of Manager
4.3 Limitations on Authority of Manager
4.4 Authority of Manager to Third Parties
4.5 Duties of Manager; Limitation of Liability
4.6 Compensation of Manager. 4

Article V OFFICERS

5.1 General Provisions
5.2 Chief Executive Officer
5.3 Chief Legal Officer
5.4 Chief Financial Officer
5.5 Other Officers
5.6 Assistant Legal Officers and Financial Officers
5.7 Duties of Officers; Limitation of Liability

Article VI POWERS, RIGHTS AND LIABILITIES OF THE MEMBER

6.1 Management
6.2 Limitation of Liability

Article VII ACCOUNTING, BOOKS AND RECORDS

7.1 Accounting Methods
7.2 Books and Records

Article VIII REPRESENTATIONS OF MEMBER

8.1 Representations of Member

Article IX DISSOLUTION OF COMPANY

9.1 Events of Dissolution

Article X DISTRIBUTIONS UPON DISSOLUTION

10.1 Liquidation

Article XI U.S. Federal Income Tax Reporting

11.1 U.S. Federal Income Tax Reporting

Article XII DEFINITIONS

12.1 Definitions

Article XIII MISCELLANEOUS

13.1 Applicable Law
13.2 Notices
13.3 Entire Agreement
13.4 Creditors Not Benefited
13.5 Severability
13.6 Successors
13.7 Counterparts
13.8 Section Headings
13.9 Time
13.10 Pronouns

AMERICAN FIRST FINANCE, LLC
LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into the __ day of October __, 2021, by and between [SELLER], as the member (the “Member”), and [SELLER] as (the “Manager”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to form a limited liability company for the specific purposes hereinafter provided;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

FORMATION; PURPOSE; GENERAL
1.1Definitions. Article XII of this Agreement sets forth the definition of capitalized terms not otherwise located in the text of this Agreement.

1.2Formation. The Company was formed as a limited liability company on October __, 2021 by the filing of the Certificate of Conversion and Certificate of Formation pursuant to the Act. The parties hereby agree to conduct the Company as a limited liability company pursuant to the Act. This Agreement shall be effective as of the date that the Secretary of State of Delaware approves the Certificate of Conversion and the Certificate of Formation.

1.3Name. The name of the Company shall be, and the business of the Company shall be conducted under, the name: AMERICAN FIRST FINANCE, LLC.

1.4Registered Agent and Registered Office. The registered office of the Company in Delaware shall be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The initial registered agent for service of process at the registered office of the Company in Delaware shall be The Corporation Trust Company. The Member or Manager may change the registered office and registered agent of the Company from time to time.

1.5Term. The Company shall commence on the date that the Secretary of State of Delaware approves the Certificate of Conversion and the Certificate of Formation and shall continue until dissolved as hereinafter provided.

1.6Purposes of the Company.
(a)The purpose of the Company shall be to engage in any business permitted to be conducted by limited liability companies pursuant to the Act.

(b)The Company may engage in other activities and businesses incidental to the purpose of the Company as may be necessary or desirable, in the opinion of the Manager, to promote and carry out the principal purposes of the Company, as set forth above; provided, however, that, without the written consent of the Member: (i) the purpose of the Company shall not be changed, and (ii) the Company shall not engage in any substantial business endeavor other than those consistent with the purpose of the Company, or incidental thereto.

1.7Limited Liability Company Agreement. The Member intends that this Agreement constitute the limited liability company agreement of the Company pursuant to Section 18-101(9) of the Act.

ARTICLE II
CAPITALIZATION
2.1Capital Contributions. The Member shall make Capital Contributions to the Company at such time that the Member determines such Capital Contributions are required by the Company.

2.2No Interest on Contributions. The Member shall have no right or entitlement to receive interest on its Capital Contributions.

ARTICLE III
DISTRIBUTIONS OF DISTRIBUTABLE CASH
3.1Distributable Cash. The Manager may cause the Company to distribute an amount of Distributable Cash to the Member from time to time as reasonably determined by the Manager.

3.2Distribution upon Dissolution. Notwithstanding anything to the contrary contained in this Agreement, in the event of dissolution of the Company pursuant to Article IX hereof, the Company shall make all distributions of Distributable Cash in connection therewith pursuant to Article X hereof.

ARTICLE IV
MANAGEMENT OF THE COMPANY
4.1Management of Company.

(a)The responsibility for the operations and management of the Company shall be vested in the Manager. Except as delegated to officers of the Company in Article V and limited by Section 4.3, the Manager shall be the sole agent of the Company and shall have such rights and powers of a manager as shall be permitted under the Act. The Manager shall be charged with the full responsibility of managing and promoting the Company’s business, and shall devote time and efforts to the business and affairs of the Company as shall be reasonably necessary for the proper conduct and operation of the business of the Company.

(b)The Company shall initially have one Manager, which shall be the Member. The number of Managers of the Company may be changed from time to time by the Member. Managers shall be elected by the Member. A Manager need not be a Member of the Company.

(c)A Manager may resign at any time by giving written notice to the Member. The resignation of the Manager shall take effect upon receipt by the Member of such notice or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d)A Manager may be removed at any time, with or without cause, upon receipt of notice from the Member.

(e)Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by the Member.

4.2Powers of Manager. All references herein to any action to be taken by the Company shall mean action taken in the name of the Company and on its behalf by any Manager. With respect to the Company assets, affairs and operations, the Manager shall have rights, powers, and authority to carry out all actions on behalf of the Company.

4.3Limitations on Authority of Manager. Notwithstanding anything to the contrary set forth in this Agreement (other than the provisions of Section 4.4), without the written consent or ratification of the specific act by the Member, the Manager shall have no authority to:

(a)do any act in contravention of the provisions of this Agreement, as amended from time to time;

(b)admit any Person as a Member of the Company;

(c)request that the Member make additional Capital Contributions to the Company; or

(d)sell, exchange, or otherwise dispose of any asset of the Company outside the ordinary course of the Company’s business.

4.4Authority of Manager to Third Parties. Any Person doing business with or otherwise dealing in any transaction whatsoever with the Company shall be entitled to rely fully on the power and authority of the Manager to bind the Company in that business or transaction and shall not be required to determine the Manager’s authority to make any undertaking on behalf of the Company or to determine the application or distribution of revenues or proceeds paid to the Company pursuant to authorization by the Member. Nothing heretofore in this Section 4.4 shall relieve the Manager from obtaining the requisite approval of the Member before undertaking any action described in Section 4.3, and, while agreement of the Manager will bind the Company in any transaction with a third party with respect to such action, if the Manager acts without the requisite approval of the Member, it will be responsible to the Company for any liability or loss resulting from an unauthorized action on behalf of the Company.

4.5Duties of Manager; Limitation of Liability. The Manager shall act in good faith and in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as set forth in Section 4.3, the Manager shall not have any liability to the Company or any Member for any loss suffered by the Company or the Member that arises out of any act or omission by the Manager, if it performs its duty in compliance with the standard set forth in the immediately preceding sentence, except loss or damage resulting from intentional misconduct, knowing violation of law, gross negligence, or a transaction for which the Manager received a personal benefit in violation or breach of the provisions of this Agreement. To the fullest extent permitted under Section 18-108 of the Act, the Company shall indemnify, defend and hold the Manager harmless from, against, and in respect of any liabilities, damages, losses, costs, or expenses incurred by the Manager as a result of any act or omission believed by it in good faith to be within the scope of authority conferred upon them by this Agreement, provided such act or omission was not the result of intentional misconduct, knowing violation of law, gross negligence, or a transaction for which such Member received a personal benefit in violation or breach of the provisions of this Agreement.

4.6Compensation of Manager.
(a)Except as provided in Section 4.6(b), the Manager shall not any receive any salaries or other compensation unless the Member approves such compensation.

(b)The Company shall reimburse the Manager for out-of-pocket costs and expenses reasonably paid or incurred by it in the management of the Company for services provided to the Company by third parties, including, but not limited to, (i) services provided by accountants, attorneys, and bookkeepers and (ii) travel and travel-related costs and expenses paid or incurred by the Manager.

ARTICLE V
OFFICERS
5.1General Provisions. The Company may have a Chief Executive Officer, a Chief Financial Officer, and a Chief Legal Officer appointed by the Manager, and the Company may have such other officers as may be appointed by the Manager or appointed as provided in this Article V. Each officer shall serve at the pleasure of the Manager (and if appointed by another officer, at the pleasure of the appointing officer). The same individual may hold any two or more offices. Officers may be, but need not be, the Manager or the Member.

5.2Chief Executive Officer. The Chief Executive Officer shall have general and active management of the operation of the Company subject to the authority of the Manager. The Chief Executive Officer shall be responsible for the administration of the Company, including general supervision of the policies of the Company and general and active management of the financial affairs of the Company, and may execute, deliver or file bonds, mortgages, contracts, leases, assignments, guarantees or other documents or agreements in the name and on behalf of the Company.

5.3Chief Legal Officer. The Chief Legal Officer shall keep minutes of all meetings of the Member and the Manager, shall have charge of the minute books and Interest register, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the Chief Executive Officer or the Manager.

5.4Chief Financial Officer. The Chief Financial Officer shall be responsible for the management of the financial affairs of the Company, and shall perform such other duties and have such other powers as may from time to time be delegated to him or her by the Chief Executive Officer or the Manager.

5.5Other Officers. The Company may have one or more additional officers, appointed by the Manager or the Chief Executive Officer, who shall perform such duties and have such powers as may be delegated by the Manager or the Chief Executive Officer.

5.6Assistant Legal Officers and Financial Officers. The Chief Executive Officer or the Manager may appoint assistants to the Chief Legal Officer and Chief Financial Officer and such other officers as he or they may designate from time to time, and delegate to such officers such duties and such powers as the Chief Executive Officer or the Manager might deem advisable.

5.7Duties of Officers; Limitation of Liability. The officers shall act in good faith and in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. No officer shall have any liability to the Company or the Member for any loss suffered by the Company or the Member that arises out of any act or omission by the officer, if he or she performs his or her duty in compliance with the standard set forth in the immediately preceding sentence, except loss or damage resulting from intentional misconduct, knowing violation of law, gross negligence, or a transaction for which the officer received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligation to the Company. To the fullest extent permitted under Section 18-108 of the Act, the Company shall indemnify, defend, and hold each officer harmless from, against, and in respect of any liabilities, damages, losses, costs, or expenses incurred by the officer as a result of any act or omission believed by him or her in good faith to be within the scope of authority conferred upon him or her by this Agreement, provided such act or omission was not the result of intentional misconduct, knowing violation of law, gross negligence, or a transaction for which such officer received a personal benefit in violation or breach of the provisions of this Agreement or his or her obligation to the Company.

ARTICLE VI
POWERS, RIGHTS AND LIABILITIES OF THE MEMBER
6.1Management. Except as expressly set forth herein, the Member shall take no part in, or interfere in any manner with, the conduct or control of the Company business in its capacity as a Member, and the Member shall not have any right or authority to act or sign for, or to obligate the Company, but the Member shall have all other rights of a member required pursuant to the Act.

6.2Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, the Member shall not be liable for any liabilities, indebtedness, duties, or obligations of the Company.

ARTICLE VII
ACCOUNTING, BOOKS AND RECORDS
7.1Accounting Methods. The Manager shall determine whether the accounting for the Company shall be on a cash or accrual basis, and it shall be empowered to make any changes of accounting method that it shall deem advisable at any time and from time to time.

7.2Books and Records. The Company shall keep or cause to be kept, at Company expense, full, complete, and accurate books of account and other records showing the assets, liabilities, costs, expenditures, receipts, and such other matters as the Manager shall deem appropriate. Such books of account shall be the property of the Company, shall be kept in accordance with sound accounting principles and procedures consistently applied, and shall be open to the reasonable inspection and examination of the Member or their duly authorized representatives. The books of account shall be maintained at the principal office of the Company.

ARTICLE VIII
REPRESENTATIONS OF MEMBER
8.1Representations of Member. The Member hereby warrants and represents to, and agrees with, the Manager and the Company, as follows:

(a)The Member acknowledges that the Interests are not being registered under the Securities Act of 1933, as amended, on the basis of the statutory exemption found in sections 3(b) and 4(2) thereof, and regulations promulgated thereunder, relating to transactions not involving a public offering. The Member also understands that the Interests are not being registered under applicable U.S. state securities laws, but are being issued and sold in reliance on exemptions from registration set forth therein. The Member further acknowledges that the Company’s reliance on such statutory exemptions is based in part on the representations made by such Member in this Agreement.

(b)The Member is acquiring its Interest with the intent of holding the same for investment for its own account and without the intent of, or a view to, participating directly or indirectly in any distribution or resale of such Interest, and the Member does not intend to divide the Member’s participation with others, or to resell, assign or otherwise dispose of all or any part of its Interest. In making such representation, the Member acknowledges that a purchase now with an intent to resell by reason of any foreseeable specific contingency, some predetermined event or an anticipated change in market value, or in the condition of the Company or in connection with a contemplated liquidation or settlement of any loan obtained by such Member for the acquisition of such Interest and for which such Interest may be pledged as security, would represent a purchase with an intent inconsistent with the foregoing representation.

(c)This Agreement is and will remain its valid and binding agreement, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other similar laws generally affecting the enforcement of creditors’ rights).

ARTICLE IX
DISSOLUTION OF COMPANY
9.1Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(a)the sale or other disposition of all or substantially all of the Company assets other than cash; and

(b)the election to dissolve the Company by the Member.

ARTICLE X
DISTRIBUTIONS UPON DISSOLUTION
10.1Liquidation.

(a)Upon the dissolution of the Company, the Company immediately shall commence to wind-up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, the discharge of its liabilities and the distribution or liquidation of its remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. A full accounting of the assets and liabilities of the Company shall be taken and a written statement thereof shall be furnished to each Member within a reasonable period after dissolution. The Member shall conduct the liquidation of the Company, including, without limitation, the preparation of the accounting and statement, provided that the Member may select a liquidating trustee to conduct the liquidation of the Company.

(b)In the event of a dissolution on account of a sale or other disposition of all or substantially all of the Company’s assets other than cash and payment of a portion of the proceeds from the sale or disposition is deferred, through the Company receiving a purchase money note or otherwise, the Company shall not be finally liquidated until the deferred portion of the purchase price is collected in full (or deemed worthless by the Company), and the Company shall not be required to distribute the indebtedness representing the deferred portion of the purchase price to the Member. In the event that following a sale of all or substantially all of the Company’s assets, the Company reacquires title to all or a portion of the assets, by foreclosure, sale under power of sale, deed in lieu thereof or otherwise, the Company shall be reformed and reinstated on the terms contained in this Agreement, notwithstanding the prior dissolution under Article X hereof.

(c)The Company shall apply its property and assets and the proceeds from the liquidation thereof in the following order of priority:

(i)payment of the debts and liabilities of the Company incurred in accordance with the terms of this Agreement, including, without limitation, any debts to any Member, and payment of the expenses of liquidation;

(ii)establishment of reserves as the Member may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; provided, any unspent balance of the reserves shall be distributed in the manner hereinafter provided when deemed reasonably prudent by the Member or liquidating trustee; and

(iii)distribution of the remaining assets of the Company to the Member.

ARTICLE XI
U.S. FEDERAL INCOME TAX REPORTING
11.1U.S. Federal Income Tax Reporting. For all periods when there is only one member of the Company, the Company shall be treated for U.S. federal income tax purposes as an entity disregarded as separate from the Member.

ARTICLE XII
DEFINITIONS
12.1Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Act” shall mean the Delaware Limited Liability Company Act, as found in 6 Del. C. § 18-101 et seq., as amended or succeeded.

(b)“Capital Contribution” shall mean the amount of cash and property other than cash contributed by the Member to the Company pursuant to Article II of this Agreement.

(c)“Company” shall mean American First Finance, LLC, the limited liability company created pursuant to the Act by the filing of the Certificate of Conversion and Certificate of Formation.

(d)“Certificate of Conversion” shall mean the certificate of conversion filed with the Secretary of State of Delaware on October __, 2021.

(e)“Certificate of Formation” shall mean the certificate of formation filed with the Secretary of State of Delaware on October __, 2021.

(f)“Distributable Cash” shall mean all cash held by the Company on any given date less an amount that the Manager determines to increase a reasonable reserve for (i) working capital needs, or (ii) the payment of other liabilities, costs and expenses incident to the purposes of the Company which are anticipated to be incurred, or to become due and payable, or both, in the future and for which cash sufficient to pay the costs and expenses at the time they become due and payable may not be generated by the Company.

(g)“Interest” shall mean a Member’s ownership interest in the Company, including any and all benefits to which the Member is entitled pursuant to this Agreement, together with all obligations of such Member to comply with the terms and conditions of this Agreement, as set forth on Schedule A attached hereto and incorporated herein.

(h)“Manager” shall mean the Member, together with any additional or successor Manager chosen pursuant to this Agreement.

(i)“Member” shall mean [Seller], together with all Persons to whom the Interest of a Member is transferred and who is admitted to the Company pursuant to the terms of this Agreement; and reference to a “Member” shall mean any one of the Member.

(j)“Person” shall mean an individual, partnership, joint venture, association, corporation, trust or any other legal entity.

ARTICLE XIII
MISCELLANEOUS
13.1Applicable Law. This Agreement shall be governed by, construed under, and enforced and interpreted in accordance with, the laws of the State of Delaware.

13.2Notices. Any notices required by this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered in person, (b) if mailed postage prepaid, by certified or registered mail with return receipt requested, (c) if transmitted by telex or facsimile, or (d) if sent by Federal Express or other nationally recognized overnight courier service or overnight express US Mail, postage prepaid, to the Member at the address set forth beneath the Member’s execution of this Agreement, or to such other address of which the Member subsequently notifies the Company in writing, or to the Company at the address of its principal office or to such other address of which the Company notifies the Member in writing. Notices personally delivered or transmitted by telex or facsimile shall be deemed to have been given on the date so delivered or transmitted. Notices mailed shall be deemed to have been given on the date three (3) business days after the date posted, and notices sent in accordance with (d) above shall be deemed to have been given on the next business day after delivery to the courier service or US Mail (in time for next day delivery).

13.3Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreement between them respecting the subject matter hereof. There are no representations, arrangements, understandings or agreements, oral or written, between the parties hereto relating to the subject matter of this Agreement, except those fully expressed herein. No change or modification of this Agreement or waiver of any provision hereof shall be valid or binding on the parties hereto, unless such change, modification or waiver shall be in writing and signed by or on behalf of the parties hereto, and no waiver on one occasion shall be deemed to be a waiver of the same or any other provision hereof in the future.

13.4Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or of any Member, and no creditor of the Company shall be entitled to require the Company or the Member to solicit or accept any Capital Contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

13.5Severability. If any provision of this Agreement is held illegal or unenforceable, the Member hereby covenants and agrees that such provision is absolutely and completely severable from all other provisions of this Agreement and such other provisions shall constitute the agreement of the Member with respect to the subject matter hereof.

13.6Successors. Subject to the provisions hereof imposing limitations and conditions upon the transfer, sale or other disposition of the Interests of the Member in the Company, all the provisions hereof shall inure to the benefit of and be binding upon the heirs, successors, legal representatives and assigns of the parties hereto.

13.7Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and both of such counterparts shall together constitute one and the same agreement.

13.8Section Headings. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to define, interpret, describe or limit the scope, extent or intent of this Agreement or any provision hereof.

13.9Time. Time is of the essence of this Agreement.

13.10Pronouns. All pronouns used in this Agreement in reference to any Member shall include the neuter, masculine and feminine genders and the singular and the plural, as the context requires.

[signatures on next page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

MANAGER:

[SELLER]

By:
Name:
Title:

MEMBER:

[SELLER]

By:
Name:
Title:

Address for Notices:

[Seller]
Attn: [·]
3527 N Ridge Road
Wichita, KS 67205

Schedule A

Interests in the Company

Name of Member	Percentage of Interest

[Seller]	100%